PROSPECTUS                     Rule 424(b)(3)
                              GENERAL DEVICES, INC.

      This Prospectus relates to the resale by selling stockholders listed elsewhere in this Prospectus of 78,508,623 shares of the Common Stock (par value $0.0001 per share) of General Devices, Inc. ("GDI" or the "Company"). The selling stockholders may sell their shares from time to time at the prevailing market price or in negotiated transactions. Of these shares offered:

      o 17,936,123 shares are presently issued and outstanding (a total of 20,942,857 shares being issued and outstanding);

      o 3,802,619 shares are issuable upon exercise of warrants issued to certain former investors in the Company's subsidiary, Aduromed Corporation;

      o 10,477,774 shares are issuable upon exercise of options granted to employees of the Company's subsidiary Aduromed Corporation;

      o 44,087,721 shares are issuable consisting of: (i) 6,263,702 shares to be issued upon conversion of the Company's outstanding Series A Preferred Stock, (ii) 15,780,160 shares to be issued upon conversion of the Series B Preferred Stock, and (iii) 22,043,859 shares to be issued upon exercise of Series A and Series B warrants;

      o 2,204,386 shares are issuable upon exercise of the Company's Placement Agent's Warrants.

      This Prospectus also relates to the resale by selling holders listed elsewhere in this Prospectus of the following additional securities of the
Company:

      o 6,263,700.97 Series A Preferred Warrants of the Company exercisable for the purchase of 6,263,699 shares of its Common Stock; and

      o 15,780,160 Series B Preferred Warrants exercisable for the purchase of 15,780,160 shares of its Common Stock.

      This Prospectus also relates to the exercise of the Series A Preferred Warrants and the Series B Preferred Warrants to purchase shares of the Company's Common Stock.

      For  information  as to the terms of the  Company's  Series A and Series B
Preferred  Stock  and  its  Series  A  and  Series  B  Preferred   Warrants  see
"DESCRIPTION OF SECURITIES" on page 28 below.

      AN INVESTMENT IN ANY OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES INCLUDES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8. IN DECIDING TO INVEST IN ANY OF THESE SECURITIES OR TO EXERCISE ANY OF THE COMPANY'S OPTIONS OR WARRANTS TO PURCHASE SHARES OF COMMON STOCK TO WHICH THIS REGISTRATION STATEMENT RELATES, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THIS INFORMATION.

      The Company will not receive any proceeds from the sale of the shares by the selling security holders. However, it will receive proceeds in the amount of $12,802,709.13 assuming the exercise of all of the warrants and options held by the selling holders, subject to certain of the warrants being exercised under a "cashless exercise" right.

      The Company's Common Stock is traded on the over-the-counter electronic bulletin board. Its trading symbol is GDVC.OB. The last trade price as reported was $0.99 on October 31, 2006.

      GDI's "promoters" or their "affiliates" and their transferees, within the meaning of the Securities Act of 1933 ("Act"), both before and after the merger of GDI with Aduromed Corporation on January 23, 2006, are, and the other selling security holders listed in this Prospectus and any participating broker-dealers may be, deemed to be "underwriters" within the meaning of the Act. Any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Act. Regardless of technical compliance with Rule 144 under the Act, because GDI was a "shell" prior to the merger, Rule 144 will be unavailable to its promoters and affiliates. The selling security holders have informed the Company that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their securities.

      Brokers or dealers effecting transaction in the securities should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of our exemption from registration.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. ONLY RESIDENTS OF STATES IN WHICH WE HAVE QUALIFIED THE WARRANTS AND THE UNDERLYING SHARES OF COMMON STOCK MAY EXERCISE THEIR WARRANTS OR PURCHASE OUR COMMON STOCK OR WARRANTS UNDER THIS PROSPECTUS. WHEN YOU EXERCISE THE WARRANTS, YOU WILL HAVE TO PROVIDE US INFORMATION AS TO YOUR STATE OF RESIDENCE. WE MAY SEEK QUALIFICATION FROM TIME-TO TIME IN OTHER STATES. YOU MAY CALL THE COMPANY AT 203-798-1080, TO DETERMINE WHETHER OR NOT YOUR STATE OR RESIDENCE HAS BEEN INCLUDED.

                                December 8, 2006

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Prospectus Summary                                                           1
Risk Factors                                                                 8
Information in Prospectus                                                    13
Forward Looking Statements                                                   13
Use of Proceeds                                                              13
Plan of Distribution                                                         14
Legal Proceedings                                                            16
Directors, Executive Officers, Promoters and Control Persons                 16
Security Ownership of Certain Beneficial Owners and Management               18
Selling Holders                                                              22
Description of Securities                                                    29
Legal Matters                                                                32
Experts                                                                      33
Securities and Exchange Commission Position on Indemnification for
  Securities Act Liabilities                                                 34
Organization Within Last Five Years                                          34
Description of Business                                                      34
Managements Discussion and Analysis                                          48
Market for Common Equity and Related Stockholder Matters                     53
Summary of Compensation Table                                                54
Changes in and Disagreements With Accountants on Accounting and
  Financial Disclosure                                                       56
Financial Statements                                                         F-1

                               PROSPECTUS SUMMARY

      This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that a person should consider before investing in the Company's securities. A potential investor should carefully read the entire Prospectus, including "Risk Factors" and the Consolidated Financial Statements, before making an investment decision.

      Officers of the Company are included as Selling Holders hereunder whose shares of Common Stock are being sold pursuant to this Prospectus. (See " Selling Holders ", below.)

                                   The Company

Background

      GDI is engaged in the business of providing solutions for managing the on-site disposal of medical waste to owners and operators of hospitals that incorporate the design, installation and servicing of systems to treat infectious, regulated medical waste ("RMW"). These are "turnkey" systems, meaning that they have been designed and installed complete and ready to operate by the customer. The business is carried on through GDI's wholly-owned subsidiary, Aduromed Corporation ("Aduromed") (hereinafter called the "Aduromed Business.")

      The principal business offices of both GDI and Aduromed are located at 3 Trowbridge Drive, Bethel, Connecticut 06801, and their telephone number at that address is (203) 798-1080. (See "Description of Properties" below.)

History

      The Company was organized as a New Jersey corporation in 1953. It had been engaged in the business of providing contract technical services and executive recruiting. In 1990 it sold most of that business to third parties and downsized its operations. In 1993 it became inactive, and in 1996 filed a Petition for Reorganization under Chapter 11 of the Federal Bankruptcy Code. A final decree confirming the Company's reorganization plan was confirmed in 1997. In 1999 three investors acquired a controlling interest in GDI with the objective of maximizing shareholder value through its acquisition of an operating business. In September, 2000 the Company was reorganized as a Delaware corporation.

      On October 18, 2005 the three investors sold their controlling interest in GDI to Halter Capital Corporation ("HCC"), a Texas corporation, in exchange for a cash payment of $198,199.47.

      On January 23, 2006, GDI acquired Aduromed in a "reverse merger" transaction (the "Merger") whereby a special purpose subsidiary of GDI was merged into Aduromed and the outstanding equity of Aduromed was converted into equity in GDI. Aduromed thereupon became the wholly-owned subsidiary of GDI, and GDI became a holding company.

      During the past three years, until the consummation of the Merger, GDI had no material assets.

      Aduromed was formed in 1997 as a Connecticut limited liability company by Mr. Damien R. Tanaka and two investors/members under the name "Automated Process LLC." In September, 2002, (i) the two investors/members withdrew as members,
(ii) Aduromed was reorganized as a Delaware corporation, changing its name to "Aduromed Corporation", and (iii) several third parties invested funds in Aduromed to become minority shareholders, warrant holders and creditors.

Aduromed's Business.

      The principal product of Aduromed is its on-site system ("MedClean System" or "System") to convert non-anatomical regulated medical waste (RMW) into municipal solid waste (MSW). The disposal of both RMW and MSW is generally regulated on the state and local levels. RMW is solid non-hazardous waste generated in connection with the diagnosis, treatment or immunization of human beings or animals, in research pertaining thereto, or in the production of testing of biologicals, and includes bandages and other materials containing potentially infectious bodily fluids, culture dishes and other glassware, discarded surgical gloves and surgical instruments, "sharps' (e.g. needles), cultures, stocks, swabs and lancets.

      The System is comprised of integrated equipment installed at the generator's medical facility (i.e. an "on-site" or "in-situ" installation), and is comprised of (i) an autoclave vessel to sterilize the material, (ii) a shredding device to convert the material into unrecognizable confetti-like material and (iii) its Auto-Touch proprietary control panel. Ancillary equipment include Quiet Carts with disposable plastic liners used for intramural collection of the RMW at points of generation within the medical facility, the containerization of the waste during the autoclave sterilization process and the mechanical dumping of the waste into the shredding device. The System is automated to minimize personnel contact with the material and to assure regulatory compliance in the conversion process. (See " The Company, Products and Services " below.)

      Aduromed's consumable supplies, sold periodically to customers, include the liners for the Quiet Carts, cutting blades for the shredder and supplies such as deodorizers and paper print rolls for use with the autoclaves and control panels. (See " The Company, Products and Services " below.)

      The sales price for design and installation of a MedClean system averages approximately $450,000.

      In 1997 Aduromed had completed commercial design for its MedClean System and in 1997 had sold its first commercial unit. Since then, while improvements have been made to component parts, the design and operation of the Systems have remained substantially unchanged, and units have been sold in every year resulting in total aggregate revenues (sales and servicing through 2005) of $9,201,002.

      A representative list of its customers over the past eight years may be found in the DESCRIPTION OF BUSINESS below.

      From 1997 through 2005, the major constraints to expansion of Aduromed's business had been an undeveloped market for, and acceptance of, the MedClean System, coupled with its lack of sufficient financial and human resources adequately to exploit the market. From that perspective Aduromed's business is still in the early stages of development. (See "RISK FACTORS" below.)

      Aduromed entered into an agreement in 2004 with Aramark Management Services Partnership which provides that Aduromed will sell its products and services on a preferred basis to health care facilities managed by Aramark. Aramark's client hospitals will order Aduromed's products and services through Aramark which will be responsible to Aduromed for payment. The term of the agreement is ten years (See " Aramark Agreement " below). It is estimated that approximately 400 of approximately 1,300 hospitals managed by Aramark could be purchasers of MedClean Systems in the next six years. The business generated from the Aramark Agreement is projected to represent up from 40% to 60% of Aduromed's sales. (See "Risk Factors," and "Dependence on a Few Major Customers," below).

      Aduromed entered into an agreement with Weima America, Inc. ("Weima") in 2004, to act as the exclusive distributor for Weima's shredder machines for use in all medical market applications. (See "Weima Agreement" below). This is the shredder used by Aduromed in its MedClean systems. The Weima Agreement may be terminated by either party on thirty (30) days notice.

      In October, 2005 and in January, 2006, Aduromed and GDI received a total of $7 million financing from an investor group to develop Aduromed's business. (See "Investor Group" below)

      No sales of the Systems have been made to persons outside the U.S. and Puerto Rico. Purchase inquiries from outside the U.S. are directed and handled by the home office in Bethel, Connecticut.

Recent Developments - GDI

 Recapitalization of GDI

      On or about October 31, 2005 GDI filed a Certificate of Amendment to its Certificate of Incorporation providing for an increase in the number of its authorized shares of capital stock from 12,000,000 to 140,000,000 of which 100,000,000 are shares of Common Stock and 40,000,000 are shares of Preferred Stock, each with a par value of $0.0001 per share.

      On or about October 31, 2005 the Company effected a 1:5 reverse split of its Common Stock such that one new share of Common Stock was issued for every five (5) shares held by each shareholder of record on October 28, 2005, with fractional shareholdings being "rounded up" to a full share.

      On January 23, 2006, Certificates of Designations were filed with the Delaware Secretary of State creating 6,263,702 shares of a new Series A Preferred Stock and 15,780,160 shares of a new Series B Preferred Stock.

 Merger of GDI and Aduromed

      On January 23, 2006, the Merger was effected. Pursuant to the terms of the Merger, Aduromed became the wholly-owned subsidiary of GDI; each holder of a share of Aduromed's then outstanding 10,585,600 shares of common stock (par value $0.01 per share) became entitled to 1.795 shares of GDI's Common Stock; and each holder Aduromed's then outstanding 3,489,527 shares of series A preferred stock (par value $0.01 per share) became entitled to 1.795 shares of GDI's Series A Preferred Stock. Total share capital issued by GDI pursuant to the Merger to the former shareholders of Aduromed was 19,001,152 shares of GDI Common Stock, plus 6,263,702 shares of GDI Series A Preferred Stock. In addition, warrants previously issued by Aduromed to a certain Investors Group (defined below) entitling it to purchase a total of 3,489,527 shares of Aduromed common stock at $0.68 per share were converted at the same conversion ratio into GDI warrants ("Series A Preferred Warrants") to purchase 6,263,700.97 shares of its Common Stock at an exercise price of $0.37883 per share.

      Upon the effective date of the Merger, all warrants issued by Aduromed that were then outstanding (the "Aduromed Warrants") were converted into warrants of GDI to purchase its shares of Common Stock at a conversion rate of
1.795 shares of GDI's Common Stock for each share covered by the Aduromed Warrants with the exercise prices per share reduced by a corresponding factor of
1.795. Similarly, all options granted by Aduromed were converted into options to purchase Common Stock of GDI at a conversion rate of 1.795 shares of GDI's Common Stock for each share subject to the option and with the exercise price per share reduced by a corresponding factor of 1.795.

 Investment by the Investors Group

      At the time of the Merger, GDI, Aduromed, an investors group ( "Investors Group ") and persons holding a majority of the Common Stock of the Company entered into an Amended and Restated Stockholders Agreement by the terms of which the parties agreed as to the governance of the Company, including a provision that, of the seven members on the Board of Directors of GDI, the parties will cause five to be nominees of Damien R. Tanaka, and two to be nominees of the Preferred Holders. (See "Stockholders Agreement ", below). The Investors Group consisted of Sherleigh Associates, Inc., Defined Benefit Plan and investment funds managed by Pequot Capital Management, Inc. - namely: Pequot Scout Fund, L.P., Pequot Mariner Master Fund, L.P., Pequot Navigator Offshore Fund, Inc., Pequot Diversified Master Fund Ltd. and Pequot Series PCC Limited Cell 33. The Investors Group invested an aggregate total of $7 million in the Company of which $1,989,030 was invested in October, 2005 and $5,010,970 was invested in January, 2006.

      In October 2005, prior to the Merger, the Investors Group made an initial $1,989,030 investment in Aduromed for the purchase of the 3,489,527 shares of Aduromed's series A preferred stock plus warrants to purchase an equal number of

Aduromed's common stock. Pursuant to the Merger these securities were then converted, respectively, into 6,263,702 shares of GDI's Series A Preferred Stock and into GDI's Series A Preferred Warrants to purchase 6,263,700.97 shares of GDI's Common Stock at $0.37883 per share.

      On January 24, 2006, following the Merger, the same Investors Group made its second investment of $5,010,970 in GDI for the purchase of 15,780,160 shares of GDI's Series B Preferred Stock, plus GDI's Series B Preferred Warrants to purchase 15,780,160 shares of GDI's Common Stock at $0.037883 per share.

      The shares of Series A and Series B Preferred Stock are convertible into shares of Common Stock on a one-for-one basis. The exercise prices of the Series A and the Series B Preferred Warrants were set at a premium of approximately 20% over the cash paid by the Investors Group per share for the Series A and Series B Preferred Stock.

      The Investors Group would own a total of approximately 44,097,724 shares of GDI's Common Stock if it converted all its holdings of Series A and Series B Preferred Stock into Common Stock and exercised all its rights under the Preferred Warrants to purchase shares of Common Stock.

      The Placement Agent in connection with these two investments by the Investors Group was Kuhns Brothers Securities Corporation. In consideration for its services and financial advisory services of the Placement Agent's parent, Kuhn's Brother, Inc., the Company paid a total of $490,000 plus Placement Agent Warrants covering 2,204,386 shares of GDI's Common Stock exercisable at approximately $0.38 per share terminating January 24, 2011 (see " Placement Agent Warrants ", below).

 Post Merger Issuance of GDI's Series B Preferred Stock and Warrants

      Under the terms of the Merger, GDI agreed to assume the obligations of Aduromed under a certain securities purchase agreement, dated as of September 30, 2005, between the Preferred Holders and Aduromed; and, pursuant thereto, on January 24, 2006, GDI issued 15,780,160 shares of its Series B Preferred Stock and 15,780,160 Series B Preferred Warrants, to purchase 15,780,160 shares of the Common Stock at $0.37883 per share, to the Investors Group in consideration for the Investors Group's investment of $5,010,970.04 in GDI. (The Series A
Preferred Warrants and the Series B Preferred Warrants are sometimes collectively referred to as the "Preferred Warrants")

      The investment proceeds are being utilized for continued expansion of Aduromed's regulated medical waste disposal business, for repayment of $768,351 of debt and for our general working capital purposes.

Recent Developments - Aduromed

 Recapitalization of Aduromed

      On September 23, 2005, Aduromed filed an Amended and Restated Certificate of Incorporation with the Delaware Secretary of State by which it authorized 50,000,000 shares of common stock (par value $0.01 per share) and 20,000,000 shares of preferred stock (par value $0.01 per share); and on October 3, 2005, it filed a Certificate of Designations of Series A Preferred Stock with the Delaware Secretary of State.

 Placement by Aduromed of its Series A Preferred

      On October 5, 2005, at a time prior to the Merger, Aduromed issued 3,489,527 shares of its series A preferred stock and warrants covering 3,489,527 shares of its common stock to the Preferred Holders in consideration for their investment in Aduromed of $1,989,030.39. Upon the Merger, these shares were converted into 6,263,702 shares of GDI Series A Preferred Stock at the rate of
1.795 shares of GDI Series A Preferred for each share of Aduromed series A preferred. Similarly, Aduromed's series A warrants were converted into 6,264,700.97 GDI Series A Warrants. The Placement Agent in connection with the investment in Aduromed's series A preferred stock and warrants by the Investors Group was Kuhns Brothers Securities Corporation (See " Investment by Investors Group ", above).

      These investment proceeds have been utilized for the expansion of Aduromed's regulated medical waste disposal business and for our general working capital purposes.

The Offering

Total Number of Shares of           78,508,623  shares,  of which (i) 17,936,123
Common Stock (Par Value             shares  are  issued  and  outstanding;  (ii)
$0.0001 Per Share)                  22,043,862  shares are  subject to  issuance
Offered by selling                  upon conversion of outstanding voting Series
stockholders                        A  and  Series  B  Preferred  shares;  (iii)
                                    5,597,619  shares are  subject  to  issuance
                                    upon  exercise of  warrants  held by certain
                                    former investors in Aduromed; (v) 10,447,774
                                    are  subject to  issuance  upon  exercise of
                                    options held by  employees of Aduromed;  (v)
                                    22,043,859  shares are  subject to  issuance
                                    upon  exercise  of  Series  A and  Series  B
                                    Warrants;  and  (vi)  2,204,386  shares  are
                                    subject  to   issuance   upon   exercise  of
                                    Placement Agent's Warrants.


Total Number of Warrants,           22,043,    860.97    warrants    of    which
Each to purchase one share          6,263,700.97   are  Series  A  Warrants   to
of common stock, Offered by         purchase  6,263,699  shares of Common Stock;
Selling Security Holders            and  15,780,160  are  Series B  Warrants  to

                                    purchase 15,780,160 shares of Common Stock.

Use of Proceeds                     We will receive no proceeds from the sale of
                                    shares of Common  Stock or Warrants  offered
                                    hereunder.   However,   we   would   receive
                                    $11,803,714.03  if all of the  warrants  and
                                    options for  underlying  shares  included in
                                    this  Prospectus  were to be  exercised.  We
                                    will  use   these   proceeds   for   general
                                    corporate purposes.


OTC Electronic Bulletin             "GDVC.OB"
Board Symbol

Summary Financial and Operating Information

      The following selected financial information is derived from the Aduromed Corporation Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Aduromed Corporation Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

 Summary of Operations - Aduromed Corporation

For the Years Ended December 31,


                                                         2005           2004
                                                     -----------    -----------
Total Revenue                                        $ 1,989,285    $ 2,285,198
Loss from operations                                 $(1,859,927)   $  (244,699)
Net loss                                             $(2,394,270)   $  (279,520)
Loss from operations per common share                $     (0.24)   $     (0.03)
Net loss per common share (basic and diluted)        $     (0.24)   $     (0.03)
Weighted average common shares outstanding            10,031,900      9,151,000


 Statement of Financial Position

As of December 31, 2005


                                                                        2005
                                                                    -----------
Cash and cash equivalents                                           $   407,058
Total assets                                                        $   879,413
Working Capital                                                     $   123,500
Long term debt                                                      $   350,825
Stockholders' deficit                                               $  (116,805)


Summary of Interim Financial and Operating Information

      The following selected  financial  information is derived from the General
Devices,  Inc.  Unaudited  Financial  Statements  appearing  elsewhere  in  this
Prospectus  and should be read in  conjunction  with the General  Devices,  Inc.
Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. This interim summary gives effect to the Company's reverse merger with Aduromed Corporation ("Aduromed") on January 23, 2006 (the "Merger"). As a result, Aduromed became a wholly owned subsidiary of GDI. The transaction is accounted for as a recapitalization of Aduromed, commonly referred to as a reverse merger with Aduromed being the accounting acquirer. Consequently, the financial statements prior to January 23, 2006 are essentially the financial statements of Aduromed with the adopted capital structure of GDI.

 Summary of Operations - General Devices, Inc.


                                               For the Nine Months Ended September 30,
                                               ---------------------------------------
                                                     2006                   2005
                                               ----------------       ----------------
Total Revenue                                  $      3,228,389       $      1,403,302
Loss from continuing operations                $     (2,676,357)      $       (802,100)
Net loss                                       $     (2,655,968)      $       (859,538)
Loss from continuing operations per share      $          (0.13)      $          (0.04)
Net loss per common share(basic and diluted)   $          (0.14)      $          (0.05)
Weighted average common shares outstanding           20,880,702             19,001,152


 Statement of Financial Position

                            As of September 30, 2006


Cash and cash equivalents                                             $      2,080,397
Total assets                                                          $      3,612,234
Working Capital                                                       $        868,555
Long term debt                                                        $        252,587
Stockholders' equity                                                  $      1,126,111

                                  RISK FACTORS

      The shares of our Common Stock and Preferred Warrants being offered for resale by the selling holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested therein. Before purchasing any of these securities, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Business Risks

We have a history of losses

      To date, we have been unable to generate revenue sufficient to be profitable. Aduromed had a net loss of $2,394,270, or $(0.24) per share, for the fiscal year ended December 31, 2005, compared to a net loss of $279,520, or $(0.03) per share, for the fiscal year ended December 31, 2004. We do not expect to be profitable before the first quarter of 2007. Further, the Company might not achieve the level of revenues needed to be profitable in the future or, if profitability is achieved, that it will be sustained.

The Company lacks an operating history making evaluation of its business difficult.

      While   Aduromed's   revenues  during  the  past  eight  years  have  been
exclusively derived from sales and servicing of its MedClean Systems, it's business is at an early stage of commercialization, and there is no meaningful historical financial or other information available upon which to base an evaluation of the Company's ability to increase its revenues in accordance with its projections or to compete effectively with those persons with similar or alternate systems.

      In addition, the Company's early stage of commercialization means that it has less insight into how market and technology trends may affect the Aduromed Business. This includes the ability to attract and convince customers to switch from their current method of dealing with the disposal of their medical waste to Aduromed's technology. As a consequence, the revenue and income potential of the Aduromed Business is unproven.

      A breakdown of revenues received during the periods covered by the Financial Statements (below) is as follows:


                                                                         9 mos.
                                          Year 2004     Year 2005      YTD 2006
                                          ----------    ----------    ----------
Aramark Revenue                           $0            $1,202,783    $1,190,000
                                                         60%           37%
Other Revenue                             $2,285,198    $  786,502    $2,038,389
                                           100%          40%           63%
Total Revenue                             $2,285,198    $1,989,285    $3,228,389


 Dependence on third party component suppliers

      The Company is dependent on third party suppliers for the supply of components of its MedClean units. At present, the Company relies on a contract with Weima to supply parts for the shredder portion of the system. (See "Weima Agreement"). These parts are manufactured under the protection of a U.S. patent owned by an affiliate of Weima. The contract with Weima may be terminated on thirty (30) days notice. The Company might not have adequate supplies of materials for these parts if the contract with Weima is terminated. Although the Company believes that the required components are available and can be provided by other suppliers, delays may be incurred in establishing relationships or in waiting for quality control assurance with other manufacturers for substitute components.

The Company may not be able to effectively protect its proprietary technology, which could have a material adverse effect on its business and make it easier for its competitors to duplicate its products.

      The Company regards certain aspects of its products, processes, services and technology as proprietary. With respect to two of its trademarks, Aduromed and MedClean the Company has applied to the United States Patent and Trademark Office to register these marks. The Company does not intend to register any other trademarks that it currently uses in the Aduromed Business but believes that it has the rights to the AutoTouch and QuietCart marks. The Company does not have nor does it intend to apply for patent protection with respect to the processes and technology encompassed by its present Systems (but see "Development of MedClean 30 and MedClean 50 Systems" below) The Company requires all of its employees to sign Confidentiality and Non-Disclosure Agreements that prohibit the dissemination or use the Company's know-how and technology other than in the legitimate performance of the employee's duties. Our ability to compete successfully will depend in part on our ability to protect our proprietary rights and to operate without infringing on the proprietary right of others, both in the United States and abroad. The Company may apply in the future for patent protection for uses, processes, products and systems that it develops. Any future patent for which the Company applies may not be issued; any existing contractual non-disclosures obligations may be challenged, invalidated or circumvented; third parties might infringe or misappropriate our proprietary rights; and third parties might independently develop similar products, services and technology. The Company may incur substantial costs in asserting or defending any breach of contract or infringement suits or in asserting any license rights, including those granted by third parties, the expenditure of which the Company might not be able to afford. An adverse determination could subject the Company to significant liabilities to third parties, require it to seek licenses from or pay royalties to third parties or require it to develop appropriate alternative technology. Such licenses might not be available on acceptable terms or at all, and the Company might not develop alternate technology at an acceptable price or at all. Any of these events could have a material adverse effect on the Company's business and profitability.

      The Company may have to resort to litigation to enforce its intellectual property rights, protect its trade secrets, determine the validity and scope of the proprietary rights of others, or defend itself from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if the Company wins. This could adversely affect the Aduromed Business, financial condition and operating results such that it could cause the Company to reduce or cease operations.

The Company may not be able to develop new products that achieve market acceptance.

      Our future growth and profitability depend, in part, on our ability to respond to technological advances and to successfully develop and market new products that achieve market acceptance. This industry has been historically marked by very rapid technological change and the frequent introduction of new products. While we have been engaged in development of equipment suitable for on-site treatment of RMW by small quantity generators (such as doctors' offices and clinics), we might not be able develop new products that will realize broad market acceptance. (See "The Company; Development of Medclean 30 and 50 Systems" below.)

The Company's existing products may not be able in the future to meet changes in environmental laws and regulations regarding regulated medical waste.

      The future of our business will depend on our ability to respond to any future changes in the federal, state and local regulatory environment. Since the Company does not itself generate medical waste and is not itself in control of, nor does it handle, the medical waste but only sells its equipment to meet its contractual obligations to its customers, it is not itself currently subject to regulations with respect to the disposal of RMW; however, any change in this regulatory regime in the future could have a material adverse effect on the Company's operations.

The nature of our business exposes us to professional and product liability claims, which could materially adversely impact our business and profitability.

      The malfunction or misuse of our MedClean Systems may result in damage or injury to property or persons, as well as violation of various health and safety regulations, thereby subjecting us to possible liability. Although our insurance coverage is in amounts and deductibles we believe prudent in our business, and we have not experienced any claims made or lawsuits instituted against us with regard to any such damage or violations, such insurance might not be sufficient to cover any potential liability. Further, in the event of either adverse claim experience or insurance industry trends, we may in the future have difficulty in obtaining product liability insurance or be forced to pay very high premiums, and our present coverage might not continue to be available on commercially reasonable terms or at all. In addition, insurance might not adequately cover any product liability claim against us. However, we do believe our insurance coverage is adequate to cover any claims made, and we review our insurance requirement with our insurance broker at least annually.

Other parties may assert that our technology infringes on their intellectual property rights, which could divert management time and resources and possibly force us to redesign our products.

      Developing products based upon new technologies can result in litigation based on allegations of patent and other intellectual property infringement. While no infringement claims have been made or threatened against us, third parties might assert infringement claims against us in the future, and such assertions by such parties might result in costly litigation in which they might prevail. In addition, we may not be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us and could cause us to reduce or cease operations, and even if we are successful in a litigation to defend such claim, there may be adverse effects due to the significant expenses related to defending the litigation.

The loss of certain members of our management team could adversely affect our business.

      Our success is highly dependent on the continued efforts of Damien R. Tanaka and Kevin Dunphy, who are our key management persons. Should operations expand, we will need to hire persons with a variety of skills and competition for these skilled individuals could be intense. Neither Mr. Tanaka nor Mr. Dunphy plan to retire or leave us in the near future. However, we may not be successful in attracting and/or retaining key personnel in the future. Our failure to do so could adversely affect our business and financial condition. We have employment agreements with all of our management personnel but we do not carry any "key-man" insurance on the lives of any of our officers or employees.

Dependence on principal customers

      One principal customer, Aramark Management Services Partnership (see "Aramark Agreement," below) is projected to represent 40% to 60% of our revenues from the Aduromed Business for the year 2006. In 2005 this one customer accounted for approximately 60% of our revenues. The loss of our principal customer would have a significant adverse impact on our business. We have no operations outside the United States and the Commonwealth of Puerto Rico.

Competition

      There are numerous methods of handling and disposing of RMW, of which our technology is one of the available systems. We are not aware of any competitive product that is similar to the MedClean Systems with respect to its design, compactness and customer-friendly use. We believe that our MedClean Systems, due to their ability to be used on-site, competitive costing and ease of use, offer a significant advantage over RMW systems offered by our competitors. Nevertheless, a different or new technology may supplant us in the market. Further, we might not be successful in the deployment of our systems in the marketplace, and other companies predominate in the waste removal business, with substantially greater resources and market visibility than us, may try to develop similar systems.

Control by holders of Series A and B Preferred Stock

      The Investors Group (see "Selling Holders") beneficially own all of the Company's Series A Preferred Stock and Series B Preferred Stock, all of which are convertible into an equal number of shares of the Company's Common Stock.

These shares of Preferred Stock have the same voting rights as the Common Stock. In addition, the Investors Group also has warrants related to the two series of Preferred Stock that can be converted into the Company's Common Stock. If all of these shares were converted and the related warrants exercised, the Investors Group would collectively own approximately 53% of the Common Stock on a fully-diluted basis. The holders of the Preferred Stock and Mr. Damien R. Tanaka are parties to a Stockholders' Agreement (see "Stockholders Agreement" below) by which Mr. Tanaka is entitled to elect a majority of the board of directors; however, in most other matters submitted to the stockholders of the Company, the holders of the Series A and B Preferred Stock, if such holders were to vote in the same manner, may determine the resolution of matters to be acted upon by stockholders. The interests of the Investors Group may conflict with the interests of the holders of the Company's Common Stock.

If we fail to effect and maintain registration of the common stock issuable upon the conversion of the Series A Preferred Stock and the Series B Preferred Stock and the Common Stock underlying issued and outstanding warrants covered by this registration statement by certain dates, we must pay the holders of those securities liquidated damages.

      We have an obligation to file the Registration Statement, of which this Prospectus is a part, to register the following securities: the 22,043,862 shares of Common Stock into which the Series A and Series B shares may be converted; the 22,043,860 Series A and Series B Preferred Warrants; and the 22,043,859 shares of Common Stock which would be issued by the exercise of these warrants. These securities are held by the Investors Group as a consequence of the Merger on January 23, 2006. (See "Amended and Restated Registration Rights Agreement" below). If we are unable to cause this Registration Statement to become effective by May 24, 2006, we are required to pay the Preferred Holders liquidated damages of 1 1/2% per month of the funds we received for the purchase of the Series A Preferred Stock and the Series B Preferred Stock until the Registration Statement is effective. This could cost the Company approximately $105,000 per month of non-compliance, and the Company has already accrued five and one-half month's penalty for such non-compliance.

Market Risks

There is only a volatile limited market for our Common Stock.

      Recent history relating to the market prices of public companies indicates that, from time to time, there may be periods of extreme volatility in the market price of our securities because of factors unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock, and especially for stock traded on the OTC Bulletin Board. Our Common Stock is not actively traded, and the bid and asked prices for our Common Stock have fluctuated significantly. Since January 1, 2005 (after giving effect to a 1:5 reverse split of the Common Stock in November, 2005), the Common Stock traded on the OTC Bulletin Board from a high bid of $2.00 to a low of $0.55 per share. See "Market for our Common Stock." General market price declines, market volatility, especially for low priced securities, or factors related to the general economy or to us in the future could adversely affect the price of the common stock. With the low price of our Common Stock, any securities placement by us would be very dilutive to existing stockholders, thereby limiting the nature of future equity placements.

The number of shares being registered for sale is significant in relation to our trading volume.

      All of the securities registered for sale on behalf of the Selling Holders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. At March 10, 2006, we had 20,683,239 issued and outstanding shares of Common Stock and an aggregate of 62,367,500 shares of Common Stock reserved for conversion of Series A Preferred Stock, Series B Preferred Stock and the exercise of options and warrants. We have filed this Registration Statement to register these restricted securities for sale into the public market by the Selling Holders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the Registration Statement remains effective and also could affect our ability to raise equity capital.

Any outstanding shares not sold by the Selling Holders pursuant to this Prospectus will remain as "restricted shares" in the hands of the holder, for a period of two years. For non-affiliates, except for promoters and their affiliates and transferees before and after the merger, the period is one year, pursuant to Rule 144.

Outstanding Series A Preferred Stock, Series B Preferred Stock, options and warrants may make it difficult for us to obtain additional capital on reasonable terms.

      As of March 10, 2006 we have 6,263,702 shares of Series A Preferred Stock and 15,780,160 share of Series B Preferred Stock convertible into 22,043,862 shares of our Common Stock. In addition, we have outstanding options and warrants for the purchase of up to 40,323,638 shares of Common Stock. If all of the outstanding options, warrants and shares were to be exercised and converted, they would represent approximately 75% of our outstanding Common Stock on a fully diluted basis. Future investors will likely recognize that the holders of the options, warrants and the preferred stock will only exercise their rights to acquire our Common Stock when it is to their economic advantage to do so. Therefore, the market overhang of such a large number of warrants, options, and shares of convertible preferred stock may adversely impact our ability to obtain additional capital because any new investors will perceive that securities offer a risk of substantial potential future dilution. (See "Description of Securities").

We have never paid dividends and we do not anticipate paying dividends in the future.

      We do not believe that we will pay any cash dividends on our Common Stock in the future. We have never declared any cash dividends on our common stock, and if we were to become profitable, it would be expected that all of such earnings would be retained to support our business. In addition, cumulative dividends are payable on the Series A and Series B Preferred Stock before any dividends may be paid on the Common Stock. Since we have no plan to pay cash dividends, an investor would only realize income from his investment in our shares if there is a rise in the market price of our Common Stock, which is uncertain and unpredictable.

We are subject to penny stock regulations and restrictions.

      The Securities and Exchange Commission (the "SEC") has adopted regulations which generally define Penny Stocks to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of March 17, 2006, the closing bid and asked prices for our Common Stock were $0.75 and $1.00 per share and therefore, it is designated a "Penny Stock." As a Penny Stock, our Common Stock may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

      For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

      Our Common Stock might not qualify for exemption from the penny stock restrictions. In any event, even if our Common Stock were exempt from the Penny Stock restrictions, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain provisions of our charter could discourage potential acquisition proposals or change in control.

      Our Board of Directors, without further stockholder approval, may issue preferred stock that would contain provisions that could have the effect of delaying or preventing a change in control or which may prevent or frustrate any attempt by stockholders to replace or remove the current management. The issuance of additional shares of preferred stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

                            INFORMATION IN PROSPECTUS

      GDI has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this Prospectus or the documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this Prospectus does not mean that there have not been any changes in GDI's condition since the date of this Prospectus. If you are in a jurisdiction where it is unlawful to offer to purchase or exercise the securities offered by this Prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Prospectus does not extend to you. This Prospectus speaks only as of its date except where it indicates that other dates apply. The information in this Prospectus may not be complete and may be changed. The holders may not exercise these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to purchase or exercise securities and it is not soliciting an offer to purchase or exercise these securities in any state where the purchase or exercise is not permitted.

      Unless otherwise specified or the context otherwise requires, references in this Prospectus to "GDI", "we," "our" and "us" or the "Company" refer to GDI and its wholly-owned subsidiary, Aduromed Corporation, on a consolidated basis. Aduromed Corporation is sometimes referred to separately in this Prospectus as "Aduromed".

                           FORWARD LOOKING STATEMENTS

      Information included or incorporated by reference in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our technology, (c) our manufacturing, (d) the regulations to which we are subject, (e) anticipated trends in our industry and (f) our needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

                                 USE OF PROCEEDS

      We will not receive any portion of the proceeds from the sale of Common Stock by the selling stockholders. We would receive proceeds of up to $11,803,714.03 if all the existing warrants and options were to be exercised. Management currently anticipates that any such proceeds will be utilized for working capital and other general corporate purposes. We cannot estimate how many, if any, and when warrants and options may be exercised as a result of this offering or otherwise.

      We are obligated to bear the expenses of the registration of the shares. We anticipate that these expenses will be approximately $221,300.

                              PLAN OF DISTRIBUTION

      The Selling Holders (See "Selling Holders" below) may, from time to time, offer and sell the shares of Common Stock and the Series A and Series B Preferred Warrants included in this Prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. Alternatively, the Selling Holders may exercise these Warrants pursuant to an exemption from registration if one is available at the time, and offer and sell the underlying shares and any unexercised Warrants under this Prospectus. Once exercised, the shares of Common Stock underlying the Common Stock warrants may be sold pursuant to the terms of this Prospectus. The term "Selling Holders" includes pledgees, donees, transferees or other successors in interest selling shares that they acquired after the date of this Prospectus from the Selling Holders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this Prospectus from time to time to describe a specific plan of distribution.

      Each Selling Holder may make these sales at prevailing market prices or at other negotiated prices. The Selling Holders may use any one or more of the following methods when selling securities covered by this Prospectus:

      o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     in privately negotiated transactions; and

      o     to cover short sales;

      o broker-dealers may agree with the Selling Holders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      In connection with distributions of the shares or otherwise, the Selling Holders may:

      o     enter  into  hedging   transactions  with  broker-dealers  or  other
            financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

      o sell the shares short and redeliver the shares to close out such short positions;

      o enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to them of shares that this Prospectus offers, which the broker-dealer or financial institution may in turn resell pursuant to this Prospectus; and

      o pledge shares to a broker-dealer or other financial institution, which, upon a default, the broker-dealer or financial institution may in turn resell pursuant to this Prospectus.

      In addition, the Selling Holders may sell any shares that qualify for sale pursuant to Rule 144, rather than pursuant to this Prospectus. However, GDI's "promoters" and their "affiliates" and their transferees, within the meaning of the Securities Act of 1933 (the "Act") both before and after the Merger are "underwriters" within the meaning of the Act. Regardless of technical compliance with Rule 144 under the Act, because GDI was a "shell" prior to the Merger, Rule 144 will be unavailable to its promoters and affiliates. Halter Capital, Inc. and Kevin Halter, Jr. would be considered to be such "promoters" or affiliates".

      In effecting sales, broker-dealers or agents that the Selling Holders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders, in amounts that the parties may negotiate immediately prior to the sale. However, under the NASD rules and regulations, such broker-dealers may not receive a commission or discount in excess of 8% for the sale of any securities registered hereunder.

      In offering securities that this Prospectus covers, the Selling Holders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Holders, may qualify as "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits that the Selling Holders realize, and the compensation that they pay to any broker-dealer, may qualify as underwriting discounts and commissions.

      In order to comply with the securities laws of some states, the Selling Holders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the Selling Holders must sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the Selling Holder complies with the exemption.

      We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this Prospectus available to the Selling Holders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.

      Upon the Company being notified in writing by a Selling Holder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed pursuant to Rule 424(b) under the Securities Act, disclosing:

      o     the number of shares that the Selling Holder is offering;

      o the terms of the offering, including the name of the Selling Holder and any underwriter, dealer or agent;

      o the purchase price paid by any participating broker-dealer or underwriter;

      o any discount, commission and other broker-dealer or underwriter compensation;

      o any discount, commission or concession allowed or reallowed or paid to any dealer;

      o     the proposed selling price to the public;

      o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and

      o     other facts material to the transaction.

      The Selling Holders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus. In addition, upon the Company being notified in writing by a Selling Holder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this Prospectus will be filed if then required in accordance with applicable securities law.

      We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the Selling Holders against claims and losses due to material misstatements or omissions made by us (and not by the Selling Holders) in this Prospectus. Each of the Selling Holders has agreed to indemnify us against claims and losses due to material misstatements or omissions made by them.

                                LEGAL PROCEEDINGS

      The Company has no pending legal proceedings. From time to time, it may be involved in various claims, lawsuits or disputes with third parties, and actions involving allegations of breach of contract incidental to the normal business operations of the Aduromed Business.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      The principal occupations and brief summary of the background of each director and executive officer during the past five years are as follows:


Damien R. Tanaka        62    Director, President and CEO
Kevin T. Dunphy         58    Director, Chief Financial Officer and Treasurer
Jay S. Bendis           58    Director
Elan Gandsman           64    Director
Ronald A. LaMorte       67    Director
Paul Farrell            42    Director
Philip Anderson         38    Director
Stephen Birch           34    Aduromed - Vice President of Business Development
Robert C. Meyer         50    Aduromed - Vice President Operations and Marketing
Timothy R. Hertweck     51    Aduromed - Vice President Sales


      Damien R. Tanaka, is the Chairman, President and CEO of GDI, and Kevin T. Dunphy is the Chief Financial Officer and Treasurer. Both men hold similar titles at Aduromed, and are members of the Board of Directors of both companies.

      Mr. Tanaka is and has been the President and Chief Executive Officer of Aduromed since its organization in 2002. He had comparable executive responsibilities as a member and manager of Aduromed's predecessor, a
Connecticut limited liability company formed in 1997 and reorganized in 2002 under the Delaware General Corporation Law as the present Aduromed Corporation.

      Mr. Tanaka owns, beneficially and of record, 8,257,000 shares, or approximately 40% of the issued and outstanding Common Stock, with options and warrants to purchase an additional 6,313,166 shares of Common Stock.

      Mr. Dunphy joined Aduromed in 2005 as its Chief Financial Officer, and was appointed the Company's corporate Treasurer and a member of its board of directors. From 1999 through 2004 he held various accounting and finance positions at FuelCell Energy, Inc. in Danbury, Connecticut, a company engaged in development and manufacture of high temperature fuel cell products. From July to December 2004 he served as FuelCell's Director of Finance Technology Group; previous to that he was its Corporate Controller. During the period from January to May 2005 he was an independent consultant. Mr. Dunphy holds a BS degree in accounting from Mercy College and an MBA from Long Island University.

      By the terms of their individual employment agreements, Mr. Tanaka and Mr. Dunphy will each serve for a term continuing until September 28, 2010. Both agreements contain automatic one-year renewals thereafter. The employment agreements with both men contain covenants of confidentiality, and assignments of proprietary intellectual property rights.

      Mr. Bendis has, during the past five years, been president of Transfer Technology Consultants in Akron, Ohio, acting as its chief executive officer during that period. Transfer Technologies specializing in transferring new product concepts from design to commercialization. In 2005 he became president and CEO of Clinical Analysis Corp., which has developed a hand-held diagnostic system for patient point care testing. He is presently a partner in the Crystal

Table of Contents

Corridor Group which works with Kent State University's Liquid Crystal Institute in facilitating liquid crystal technology. Since 2003 he has served as chairman of the board of Imaging Diagnostic Systems in Plantation, Florida, a company that has developed an imaging device to aid in detection and management of breast cancer. He holds a BA degree in marketing from Kent State University. Mr. Bendis owns 269,250 shares of the Company's Common Stock.

      Dr. Gandsman has since 1993 been Director of Environmental Health and Safety at Yale University in New Haven, Connecticut. He holds a BS degree in physics and math from the University of Buenos Aires, and MSc and PhD degrees in physics from Tel Aviv University.

      Mr. LaMorte is a Certified Public Accountant. During the period from 1999 through 2003, and for several years prior thereto, he had been a Managing Principal of Dworken, Hillman, LaMorte & Sterczala, a public accounting firm in Shelton, Connecticut. He retired from the firm in December 2003. Mr. LaMorte holds a BS degree from the University of Connecticut.

      Mr. Farrell is a Managing Director of Pequot Capital Management, Inc. responsible for covering a diversified number of sectors for the small/mid cap strategy with a primary focus on the financial services, industrial and consumer industries. Mr. Farrell joined Pequot Capital Management in 2001. Previously, he was a Partner at WR Capital Partners, LLC. Prior to that, he held several positions at Goldman Sachs Asset Management, including Managing Director and Chief Investment Officer of the U.S. value investment team. Before Goldman, he was a Managing Director and portfolio manager at Plaza Investments. Mr. Farrell is presently a Director of Radiologix, Inc., a national radiology service company listed on the American Stock Exchange. Mr. Farrell received a BA and MA in economics from Yale University.

      Mr. Anderson has been portfolio manager since 1998 at Sherleigh Associates, Inc., SIAR Capital, a private investment company in New York City. Mr. Anderson holds a BS degree from Ithaca College and an MBA degree from Hofstra University. Mr. Anderson tendered his notice of resignation as a director of GDI on December 8, 2006, effective December 8, 2006.

      Mr. Birch is Vice President Business Development of Aduromed. From 2000 to August, 2002 he had served as Manager, Quality Assurance, and Assistant Vice President, Internet Technology at Martha Stewart Living Omnimedia, Inc. in New York City. Thereafter, he was an independent consultant to Aduromed until October 1, 2005 when he joined the company as an employee. Since then he has been engaged in Aduromed's business development. He executed a five (5) year employment contract with Aduromed, dated as of September 30, 2005, to act as Aduromed's Vice President for business development. Mr. Birch owns 269,250 shares of Common Stock of the Company, plus presently exercisable options to purchase 1,525,750 shares of the Company's Common Stock. Mr. Birch holds a BS degree from Oklahoma State University.

      Mr. Meyer joined Aduromed as its Vice President Operations and Marketing on January 1, 2006. With his background from 1996 to 1999 in developing market strategies for innovative consumer products as a vice president of the Pepsi-Cola Company, in Purchase, New York, he then became associated, during the period 2000-2003, with the consulting firm Advanced Materials Partners, Inc. in New Canaan, Connecticut, as Vice President, assisting clients in development of innovative products. In 2004 he was Executive Vice President of CCM Marketing Communications, Inc., a New York City advertising and promotion firm with clients in the consumer products area. He left CCM later in 2004 and throughout 2005 has been Managing Partner of Insight to Innovation, LLC, in Wilton Connecticut, a consulting firm devoted to developing growth strategies and product innovations for its clients. It was in that capacity as a consultant in 2005 that he commenced his association with Aduromed. Mr. Meyer owns 179,500 of the Company's Common Stock, plus warrants exercisable to purchase an additional 359,000 shares of the Company's Common Stock. Mr. Meyer holds a BS degree in mechanical engineering from Trinity College, an MME in mechanical engineering from Rensselaer Polytechnic Institute and an MBA from the Columbia Graduate School of Business.

      Mr. Hertweck joined Aduromed on January 1, 2006, as its Vice President Sales. During the past five years he has been President of Portfolio Management Associates, Inc., a consulting firm in Exeter, Connecticut founded by him dealing in merger, acquisition and turnaround situations for companies that had included Aduromed. Mr. Hertweck owns 626,500 shares of the Company's Common Stock. Mr. Hertweck holds a BA degree in political science from Wagner College.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table and footnotes set forth as of November 1, 2006, the number and percentage of the outstanding shares of Common Stock and Series A and Series B Preferred Stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director of the Company, (ii) each executive officer, (iii) all current directors and executive officers of the Company as a group, and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding (i) Common Stock, and (ii) the Series A and Series B Preferred
Stock.

      Except as otherwise noted, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

           Security Ownership of Beneficial Owners of More than 5% of
                  Each Class of the Company's Voting Securities


                               Name and Address of                  Amount and Nature of       Percentage
Title of Security                Beneficial Owner                   Beneficial Ownership        of Class
---------------------------------------------------------------------------------------------------------
Common Stock              Damien R. Tanaka(1)(5)                          8,257,000               39.92%
                           3 Trowbridge Drive                              (record)
                           Bethel, CT 06801                               6,313,600                 -
                                                                      (beneficial only)

Common Stock              Paul T. Chan(2)(5)                              1,328,301                6.42%
                           300 Linden Street                               (record)
                           San Francisco, CA 94102

Common Stock              Norman C. Kristoff(2)(3)(5)                     1,521,263                7.35%
                           194 Upper Troy Road                             (record)
                           Fitzwilliam, NH 03447

Common Stock              Delphinian Quest Advisors LLC(2)(5)               269,250                1.30%
                           194 Upper Troy Road                             (record)
                           Fitzwilliam, NH 03447                          1,051,097                 -
                                                                      (beneficial only)

Common Stock              Crown Capital Pty Ltd.(7)                       1,795,000                8.68%
                           45 View Street                                  (record)
                           Peppermint Grove
                           Western Australia 6011
                           Australia

Common Stock              Christopher J. and Jill L. Winners              1,049,357                5.07%
                           (JTWROS) (record) 2100 Yacht Mischief
                           Newport Beach, CA 92660

Series A and Series B     Pequot Capital Management, Inc.(4)(5)(6)       14,171,054               64.29%
 Preferred                 500 Nyala Farm Road                             (record)
                           Westport, CT 06880

Series A and Series B     Sherleigh Associates Inc.                       7,872,808               35.71%
 Preferred                 Defined Benefit Pension Plan(5)(6)(8)           (record)
                           920 Fifth Avenue #3B
                           New York, NY 10021
                           153 E. 53rd Street
                           55th Floor
                           New York, NY 10022




-------------------
(1) Brothers and sisters of Mr. Tanaka own 179,500 shares of Common Stock of record with respect to which Mr. Tanaka disclaims beneficial ownership.

(2) Messrs. Chan and Kristoff each owns a 50% voting membership interest in Delphinian Quest Advisors, LLC.

(3) Mr. Kristoff's mother, Stelle Kristoff, owns of record 364,385 shares of Common Stock with respect to which Mr. Kristoff disclaims beneficial ownership.

(4) Pequot Capital Management, Inc. is the investment manager for Pequot Scout Fund L.P., Pequot Mariner Master Fund, L.P., Pequot Navigator Offshore Fund, Inc., Premium Series PCC Limited - Cell 33 and Pequot Diversified Master Fund, Ltd. (collectively the "Funds") and holds all voting (except for those shares held by Premium Series PCC Limited - Cell 33) and dispositive power for all shares held of record by the Funds and may be deemed the beneficial owner of such shares. Pequot Capital Management, Inc. disclaims beneficial ownership of all shares held therein. The sole director and controlling stockholder of Pequot Capital Management, Inc. is Arthur J. Samberg. The Funds and Sherleigh Associates Inc. are collectively sometimes referred to herein as the "Preferred Holders".

(5) In accordance with the Stockholders Agreement, Pequot Capital Management, Inc. and Sherleigh Associates Inc. Defined Benefit Plan have the right to two (2) nominees to be elected members of the Company's seven (7) member board of directors, and at least one (1) of their designees to be appointed to each committee of the board; and for so long as Mr. Tanaka remains the president and chief executive officer of the Company, the parties will cause five (5) of his nominees to be elected to the Company's board of directors. Delphinian Quest Advisors, LLC, Paul Chan and Norman Kristoff are also parties to the Stockholders Agreement. (See "Stockholders Agreement").

(6) Each share of Series A and Series B Preferred is convertible into a share of Common Stock. The Funds and Sherleigh Associates Inc. also hold
      Preferred A and B Warrants in the amounts of 13,669,054.27 and 8,374,806.70, respectively, entitling them to purchase Common Stock of the Company which are being registered herewith.

(7) Alan Dawson, last known address the same as the record owner, is last known person having voting and investment control over this entity.

(8) The Sherleigh Associates, Inc. Defined Benefit Pension Plan is for the benefit of the employees of Sherleigh Associates, Inc. The trustee of the Plan is Jack Silver, of the same address as the record owner, and the last known person having voting and investment control over the Plan.


Security Ownership of Management (Directors and Executive Officers)


                       Name and Address of                Amount and Nature of         Percentage
Title of Security        Beneficial Owner                 Beneficial Ownership         of Class
-------------------------------------------------------------------------------------------------
Common Stock       Damien R. Tanaka(1)(5)                      8,257,000                 39.92%
                    3 Trowbridge Drive                          (record)
                    Bethel, CT 06801                           6,313,600                   -
                                                           (beneficial only)

Common Stock       Kevin T. Dunphy(6)                          1,529,284                   -
                    3 Trowbridge Drive                     (beneficial only)
                    Bethel, CT 06801

Common Stock       Jay S. Bendis                                269,250                   1.30%
                    71 Springcrest Drive                        (record)
                    Akron, OH 44333                              50,000
                                                           (beneficial only)

Common Stock       Paul D. Farrell (2)                             -                       -
                    Pequot Capital Management, Inc.
                    500 Nyala Farm Road
                    Westport, CT 06880

Common Stock       Ronald A. LaMorte                            50,000                     -
                    336 Haystack Hill Road                 (beneficial only)
                    Orange, CT 06477

Common Stock       Elan Gandsman                                50,000                     -
                    135 College Street                     (beneficial only)
                    New Haven, CT 06510

Common Stock       Philip Anderson(3)                              -                       -
                    920 Fifth Avenue #3B
                    New York, NY 10021

Common Stock       Stephen Birch(4)(7)                          269,250                   1.30%
                    3 Trowbridge Drive                          (record)
                    Bethel, CT 06801                           2,549,593                   -
                                                           (beneficial only)

Common Stock       Robert Meyer(4)                              179,500                   0.87%
                    3 Trowbridge Drive                          (record)
                    Bethel, CT 06801                            509,000                    -
                                                           (beneficial only)

Common Stock       Timothy Hertweck(4)                          628,250                   3.00%
                    3 Trowbridge Drive                          (record)
                    Bethel, CT 06801                            509,000                    -
                                                           (beneficial only)

Common Stock       All Directors and Executive Officers        9,603,250                 46.00%
                    As a Group                                  (record)
                                                               11,289,977                  -
                                                           (beneficial only)

Preferred Stock    All Directors and Executive Officers    22,043,862                      100%
                    As a Group                               (record)


-----------------
(1) Brothers and sisters of Mr. Tanaka own 179,500 shares of Common Stock of record with respect to which Mr. Tanaka disclaims beneficial ownership.

(2) Appointed as a director of the Company by the Preferred Holders in accordance with the Stockholders Agreement. Mr. Farrell (Managing Director) is an employee of Pequot Capital Management, Inc., which holds voting (except for Premium Series PCC Limited - Cell 33) and dispositive power for all shares held of record by the Funds.

(3) Appointed as a director of the Company by the Preferred Holders in accordance with the Stockholders Agreement. Mr. Anderson is a portfolio manager at Sherleigh Associates, Inc. d/b/a SIAR Capital, a private investment company in New York City. Mr. Anderson tendered his notice of resignation as a director of GDI on December 8, 2006, effective December 8, 2006.

(4) Messrs. Birch, Hertweck and Meyer are executive officers of Aduromed but not of the Company. They effectively serve in such capacities for the Company.

(5) Of the 6,313,600 shares of Common Stock owned beneficially and not of record by Mr. Tanaka, he has the right to acquire 2,409,041 shares within sixty (60) days.

(6) Of the 1,529,284 shares of Common Stock owned beneficially and not of record by Mr. Dunphy, he has the right to acquire 329,083 shares within sixty (60) days.

(7) Of the 2,549,593 shares of Common Stock owned beneficially and not of record by Mr. Birch, he has the right to acquire 1,525,750 shares within sixty (60) days.


                                 SELLING HOLDERS

      The selling  securities  holders (the "Selling Holders") are comprised of:
(i) individuals and entities who beneficially own shares of Common Stock, options or warrants received upon the Merger in exchange for their shares of common stock, options or warrants of Aduromed, (ii) members of the Preferred
Holders that beneficially own Series A and B Preferred shares that are convertible into Common Stock; (iii) members of the Preferred Holders who beneficially own Investor Warrants, and (iv) individuals and entities that beneficially own Placement Agent's Warrants.

      The  following  table sets forth,  as of March 15, 2006  information  with regard to the ownership of our Common Stock, options,  warrants,  Series A and B
Preferred Stock, Investor Warrants, and Placement Agent Warrants, of each of the
Selling Holders.  The term "Selling  Holders"  includes the holders listed below
and  their  respective  transferees,   assignees,   pledges,  donees  and  other
successors.

      There are no compensation fees payable under financing agreements with selling holders, including future transactions.

      Because the Selling  Holders may offer all,  some or none of their  Common
Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Holders after such offering can be provided and the following table has been prepared on the assumption that all securities offered under this Prospectus will be sold.


                                                     Shares           Percent          Shares           Amount          Percent
                                                  Beneficially      Beneficially        To be        Beneficially    Beneficially
                                                 Owned Prior to     Owned Before       Offered        Owned After     Owned After
Name(1)                                            Offering(2)        Offering                        Offering(3)      Offering
---------------------------------------------    --------------     ------------     ----------      ------------    ------------
Damien Tanaka(4)                                     14,570,166        18.56 %       14,570,166            -               *
Paul Tanaka(47)                                          35,900          *               35,900            -               *
Laura Mohammed(47)                                       35,900          *               35,900            -               *
Peter Tanaka(47)                                         35,900          *               35,900            -               *
Francis Tanaka(47)                                       35,900          *               35,900            -               *
Dorothy Englehart(47)                                    17,950          *               17,950            -               *
Clare Folvik(47)                                         17,950          *               17,950            -               *
Kevin Dunphy(5)                                       1,529,284        1.95  %        1,529,284            -               *
Stephen Birch(6)                                      2,818,843        3.59  %        2,818,843            -               *
Ralph Toro(7)                                         1,162,731        1.48  %        1,162,731            -               *
Anton Ciotta(8)                                          44,875          *               44,875            -               *
Christopher Warren(9)                                    44,875          *               44,875            -               *
Timothy Hertweck(36)                                    628,250          *              628,250            -               *
Jay Bendis(37)                                          269,250          *              269,250            -               *
Paul T. Chan(10)(38)                                  1,328,301        1.69  %        1,328,301            -               *
Norman C. Kristoff(11)(38)(39)                        1,521,263        1.94  %        1,521,263            -               *
Delphinian Quest Advisors, L.L.C(12)(35)(38)          1,024,147        1.30  %        1,024,147            -               *
James Rae (41)                                          134,625          *              134,625            -               *
United Link Asset Holdings                              538,500          *              538,500            -               *
 Limited (43)
Raco C. Ho.(13)                                         224,375          *              224,375            -               *
Richard D. Eggemeyer(14)                                184,885          *              184,885            -               *
Stelle B. Kristoff(15)(39)                              364,385          *              364,385            -               *
Bjoem Reinke(48)                                        125,650          *              125,650            -               *
Klaus Huebner(48)(50)                                    66,415          *               66,415            -               *
Arno Rieck(48)                                           44,875          *               44,875            -               *
Joerg Luehring(48)                                       21,540          *               21,540            -               *
Heiko Storz(48)                                          17,950          *               17,950            -               *




                                       22

                                                     Shares           Percent          Shares           Amount          Percent
                                                  Beneficially      Beneficially        To be        Beneficially    Beneficially
                                                 Owned Prior to     Owned Before       Offered        Owned After     Owned After
Name(1)                                            Offering(2)        Offering                        Offering(3)      Offering
---------------------------------------------    --------------     ------------     ----------      ------------    ------------
Franz Peter Gruber(48)                                    5,385          *                5,385            -               *
Richard Sarkisian(17)                                   188,475          *              188,475            -               *
Ursel Jarschel(48)                                       44,875          *               44,875            -               *
Rainer Seifert and Christel Seifert JT TEN)(49)          44,875          *               44,875            -               *
Berward Talleur(49)                                      26,925          *               26,925            -               *
Ursula Struck(49)                                         8,975          *                8,975            -               *
UWE Struck(49)                                           40,388          *               40,388            -               *
Hans Juergen Herbst(49)                                  35,900          *               35,900            -               *
Klaus Dieter Paul(49)                                    62,825          *               62,825            -               *
D.H. Vermoegensverwaltungs- und                         301,560          *              301,560            -               *
   Beteilgungsges.mbH(50)(51)(16)
Greenhouse Capital Inc. (40)                            628,250          *              628,250            -               *
Rob Meyer(18)                                           538,500          *              538,500            -               *
Blackmont Capital in Trust for William                  224,375          *              224,375            -               *
   Griffis(51)
John Meyer(19)                                          538,500          *              538,500            -               *
Peter M. Conetta(51)                                    170,525          *              170,525            -               *
Rick L. Ackerman(51)                                     85,263          *               85,263            -               *
T Krawiecki Jr. & Sharon M. Krawiecki                    85,263          *               85,263            -               *
   JTWROS(51)
Christopher J. & Jill L. Winners (JTWROS)(20)         1,767,357         2.25 %        1,767,357            -               *
Halter Capital, Inc.(44)                                199,164          *              199,164            -               *
Kevin Halter, Jr. (45)(46)                              539,780          *              539,780            -               *
Pequot Scout Fund, L.P.(21)                          13,905,552        17.71 %       13,905,552            -               *
Pequot Mariner Master Fund, L.P.(22)                  7,620,429         9.71 %        7,620,429            -               *
Pequot Navigator Offshore Fund, Inc.(23)              5,877,224         7.49 %        5,877,224            -               *
Pequot Diversified Master Fund, Ltd.(24)                367,818          *              367,818            -               *
Premium Series PCC Limited Cell 33(25)                  571,083          *              571,083            -               *
Sherleigh Associates, Inc., Defined Benefit          15,745,615        20.06 %       15,745,615            -               *
   Plan(26)
Kuhns Brothers, Inc(27)                                 436,468          *              436,468            -               *
John Starr(28)                                          872,937          1.1 %          872,937            -               *
John Kuhns(29)                                          219,777          *              219,777            -               *
Paul Kuhns(30)                                           39,679          *               39,679            -               *
Mary Fellows(31)                                        108,235          *              108,235            -               *
Jay Gutterman(32)                                        72,304          *               72,304            -               *
Sam Schoen(33)                                          198,395          *              198,395            -               *
Robert Drak(34)                                          36,152          *               36,152            -               *
Vernon Oberholtzer(35)                                   55,110          *               55,110            -               *
   Total Shares                                      78,508,623           100%       78,508,623


*    Indicates less than 1%.

1. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership includes shares of Common Stock underlying warrants, options and convertible Series A and B Preferred Stock, regardless of when exercisable. Unless the context expressly provides otherwise, all references in these footnotes to "shares" will be to post- Merger shares of GDI Common Stock, even if the referenced securities had been issued by Aduromed prior to the Merger and thereupon converted to shares of GDI Common Stock pursuant to its terms.

2. Beneficial ownership includes all shares a holder owns directly or may acquire through exercisable or non-exercisable options, warrants and conversions.

3.   Assumes the sale of all shares offered hereby.

4. Consists of (i) 2,000,000 shares of Aduromed common stock issued to Mr. Tanaka upon the merger of Aduromed LLC into Aduromed Corporation on October 11, 2002 which converted into 3,590,000 shares of GDI Common Stock upon Merger, (ii) 2,300,000 shares of Aduromed common stock issued to him as inducement to enter employment arrangement with Aduromed on January 30, 2003 which converted into 4,128,500 shares GDI Common Stock upon the Merger, (iii) 300,000 shares of Aduromed issued September 29, 2005 in connection with his employment agreement with Aduromed of that date that converted into 538,500 shares GDI Common Stock upon the Merger, plus (iv) 897,500 shares issuable upon exercise of warrants at an exercise price of $0.0557 per share, and (v) 5,415,665.78 shares issuable upon exercise of options at an exercise price of $0.0557 per share. Mr. Tanaka has been a director and the President and CEO of GDI since the Merger and is and has been a director and the President and CEO of Aduromed for the past three years. Brothers and sisters of Mr. Tanaka own 179,500 shares of Common Stock of record with respect to which Mr. Tanaka disclaims beneficial ownership.

5. Consists of 1,529,284 shares issuable upon exercise of options at an exercise price of $0.1393 per share. Mr. Dunphy has been a director and the CFO and Treasurer of GDI since the Merger and is and has been a director and the CFO and Treasurer of Aduromed since 2005.

6. Includes (i) 269,250 shares as part of consulting fee paid on January 30, 2003, and (ii) 2,549,593 shares issuable upon exercise of options at an exercise price of $0.1393 per share. Mr. Birch has been Vice President Business Development of Aduromed since October 1, 2005. Prior to that date he was an independent consultant to Aduromed.

7. Includes (i) 269,250 paid as employment incentive compensation on Jamaury 30, 2003, and (ii) 893,481 shares issuable upon exercise of options at an exercise price of $0.1393 per share. Mr. Toro is Director of Technical Services of Aduromed.

8. Consists of 44,875 shares issuable upon exercise of options at an exercise price of $0.1393 per share. Mr. Ciotta is Director of Sales (Tri-State Region) of Aduromed.

9. Consists of 44,875 shares issuable upon exercise of options at an exercise price of $0.1393 per share. Mr. Warren is Director of Sales (Central Regions) of Aduromed.

10. Consists of (i) 1,153,288 shares plus (ii) warrants for 175,012 shares at an exercise price of $0.55713 per share, paid as an investment advisor's fee by Adurormed on October 16, 2002. Mr. Chan was a director and Secretary-Treasurer of Aduromed from September 13, 2002 until his resignation on December 13, 2002.

11. Consists of (i) 1,346,250 shares, plus (ii) warrants for 175,012 shares at an exercise price of $0.5571 per share, paid as an investment advisor's fee by Aduromed on October 16, 2002. Mr. Kristoff was a director of Aduromed from the date of its organization in 2002 until his resignation on November 15, 2005.

12. Consists of (i) 269,250 shares of GDI Common Stock (post-Merger) originally issued by Aduromed as an investor advisor's fee on October 16, 2002, with
     (ii) warrants coverinjg an additional 589,568 shares of GDI Common Stock issuable upon exercise of warrants at an exercise price of $0.5571 per share, and (iii) 165,329 shares issuable upon conversion of Placement Agent Warrants, issued in January, 2006, at an exercise price of $0.37883 per share.

13. Consists of (i) shares of Aduromed common stock issued on March 4, 2004 in consideration for waiver of a put option relating to a private placement transaction which were converted into 62,825 shares of GDI Common Stock upon the merger of Aduromed with GDI, plus (ii) 161,550 shares issuable upon exercise of warrants at an exercise price of $0.5571 per share.

14. Consists of (i) shares of Aduromed common stock issued in a private placement financing transaction on September 10, 2002 plus the issue additional shares upon conversion of debt on March 12, 2003 which upon the Merger were converted into 95,135 shares of GDI Common Stock, plus (ii) 44,875 shares issuable upon exercise of warrants at an exercise price of $0.5571 per share.

15. Consists of (i) 44,875 shares GDI Common Stock (post Merger) originally issued as Aduromed common shares in a private placement financing transaction on September 31, 2002, with (ii) warrants presently covering an additional 44,875 GDI Common Stock, plus (iii) 95,135 shares GDI Common Stock (post Merger) upon conversion of debt on March 12, 2003, (iv) 44,875 shares GDI Common Stock (post Merger) for a revolver loan on March 24, 2003, with (v) warrants covering an additional 89,750 shares GDI Common Stock, and (vi) 44,875 shares of GDI Common Stock for an extension of the revolver loan on September 17, 2003.

16.  Mr.   Dirk   Haage  has   control   over  the   securities   held  by  D.H.
     Vermoegensverwaltungs Und Betellgungsges.mbH

17. Consists of 188,475 shares issuable upon exercise of warrants at an exercise price of $0.5571 per share. The warrants had been issued as compensation in connection with a financing transaction with Aduromed in the year 2000.

18. Consists of (i) 179,500 shares acquired in a private placement financing transaction with Aduromed on August 1, 2005, plus (ii) 359,000 shares issuable upon exercise of warrants at an exercise price of $0.5571 per share. Mr. Rob Meyer has been the Vice President Operations and Marketing of Aduromed since January 1, 2006. He is the brother of John Meyer. Each of them disclaims any beneficial ownership in the shares of the other

19. Consists of (i) 179,500 shares acquired in a private placement financing transaction with Aduromed on August 2, 2005, plus (ii) 359,000 shares issuable upon exercise of warrants at an exercise price of $0.5571 per share.

20. Acquired in a private placement financing transaction with Aduromed on August 2, 2005, and consists of (i) 359,000 post Merger GDI shares acquired on date of financing, (ii) 690,357 post Merger GDI Common Stock upon conversion of the promissory note on September 14, 2005,plus (iii) 718,000 shares issuable upon exercise of warrants at an exercise price of $0.5571 per share.

21. Consists of (i) 2,031,701 shares issuable upon conversion of Series A Preferred Stock, (ii) 4,921,075 shares issuable upon conversion of Series B Preferred Stock, (iii) 2,031,701 shares upon exercise of Series A Warrants at an exercise price of $0.37883 per share, and (iv) 4,921,075 shares upon exercise of Series B Warrant at an exercise price of $0.37883 per share.

22. Consists of (i) 1,025,484 shares issuable upon conversion of Series A Preferred Stock, (ii) 2,784,731 shares issuable upon conversion of Series B Preferred Stock, (iii) 1,025,483 shares upon exercise of Series A Warrants at an exercise price of $0.37883 per share, and (iv) 2,784,731 shares upon exercise of Series B Warrant at an exercise price of $0.37883 per share.

23. Consists of (i) 837,547 shares issuable upon conversion of Series A Preferred Stock, (ii) 2,101,065 shares issuable upon conversion of Series B Preferred Stock, (iii) 837,547 shares upon exercise of Series A Warrants at an exercise price of $0.37883 per share, and (iv) 2,101,065 shares upon exercise of Series B Warrant at an exercise price of $0.37883 per share.

24. Consists of (i) 50,260 shares issuable upon conversion of Series A Preferred Stock, (ii) 133,649 shares issuable upon conversion of Series B Preferred Stock, (iii) 50,260 shares upon exercise of Series A Warrants at an exercise price of $0.37883 per share, and (iv) 133,649 shares upon exercise of Series B Warrant at an exercise price of $0.37883 per share.

25. Consists of (i) 81,673 shares issuable upon conversion of Series A Preferred Stock, (ii) 203,869 shares issuable upon conversion of Series B Preferred Stock, (iii) 81,672 shares upon exercise of Series A Warrants at an exercise price of $0.37883 per share, and (iv) 203,869 shares upon exercise of Series B Warrant at an exercise price of $0.37883 per share.

26. Consists of (i) 2,237,037 shares issuable upon conversion of Series A Preferred Stock, (ii) 5,635,771 shares issuable upon conversion of Series B Preferred Stock, (iii) 2,237,036 shares upon exercise of Series A Warrants at an exercise price of $0.37883 per share, and (iv) 5,635,771 shares upon exercise of Series B Warrants at an exercise price of $0.37883 per share.

27. Consists of 436,468 shares issuable upon conversion of Placement Agent Warrants at an exercise price of $0.37883 per share.

28. Consists of 872,937 shares issuable upon conversion of Placement Agent Warrants at an exercise price of $0.37883 per share.

29. Consists of 219,777 shares issuable upon conversion of Placement Agent Warrants at an exercise price of $0.37883 per share.

30. Consists of 39,679 shares issuable upon conversion of Placement Agent Warrants at an exercise price of $0.37883 per share.

31. Consists of 108,235 shares issuable upon conversion of Placement Agent Warrants at an exercise price of $0.37883 per share.

32. Consists of 72,304 shares issuable upon conversion of Placement Agent Warrants at an exercise price of $0.37883 per share.

33. Consists of 198,395 shares issuable upon conversion of Placement Agent Warrants at an exercise price of $0.37883 per share.

34. Consists of 36,152 shares issuable upon conversion of Placement Agent Warrants at an exercise price of $0.37883 per share.

35. Includes 55,110 shares issuable upon conversion of Placement Agent Warrants at an exercise price of $0.37883 per share.

36. Consists of the shares issued to Mr. Hertweck upon the merger of Aduromed LLC into Aduromed Corporation on October 11, 2002, which were converted into shares of GDI Common Stock upon the merger of Aduromed with GDI on January 23, 2006. Mr. Hertweck has been the Vice President Sales of Aduromed since January 1, 2006.

37. Consists of the shares issued by Aduromed to Mr. Bendis as a consulting fee on Octer 16, 2002 which were converted into shares of GDI Common Stock upon the merger of Aduromed with GDI on Janaury 23, 2006. Mr. Bendis has been a director of GDI since the Merger, nominated by Mr. Tanaka. (See "Stockholders Agreement").

38. Messrs. Chan and Kristoff each own a 50% voting membership interest in Delphinian Quest Advisors, LLC.

39. Mr. Kristoff's mother, Stelle Kristoff owns of record 364,385 shares of Common Stock with respect to which Mr. Kristoff disclaims beneficial ownership.

40. Acquired as part of a private placement financing with Aduromed on April 8, 2005. The last known person with voting and investment control of this entity is Khai Wain Ng.

41. Consists of shares issued by Aduromeed as a legal fee on October 16, 2002 which were converted into shares of GDI Common Stock upon the merger of Aduromed with GDI on January 23, 2006. Mr. Rae has been corporate Secretary of Aduromed since December 31, 2005, and corporate Secretary of GDI since January 23, 2006.

42.  [blank]

43. Consists of shares issued by Aduromed in a private placement financing transaction on June 17, 2003. The last known person with voting and investment control of this entity is Peter Li u.

44. These shares were purchased by Halter Capital Corporation on September 26, 2005, in a privately-negotiated transaction with Value Fund Limited Partnership . The last persons known to share voting and investment control of this entity were Kevin Halter, Jr. and Kevin B. Halter.

45. Consists of 539,780 shares of GDIs Common Stock issued on December 12, 2005 to Kevin Halter, Jr., then its president and a director, for his services in reorganizing and restructuring the Company. Mr. Halter was president and a director of GDI from October 18, 2005 until January 23, 2006.

46. Mr. Halter indirectly owns Security Transfer Corporation, the stock transfer agent for GDI's securities.

47.  Acquired by gift from Mr. Tanaka on October 16, 2002.

48. The following selling holders acquired shares, in the amounts and on the dates indicated, of GDI's Common Stock from Mr. Vernon Oberholtzer, each in a privately-negotiated transaction. Mr. Oberholtzer had acquired the shares as an original issue from Aduromed Corporation as a finder's fee in October, 2002. Mr. Oberholtzer has never been an officer, director, employee or affiliate of either GDI or Aduromed

                                                                No. of Shares of
                                                                GDI Common Stock
Selling Holder                            Date of Acquisition     Post Merger
--------------------------------------------------------------------------------
Bjoern Reinke                                   2/26/04              98,725
Klaus Huebner                                    3/5/04              44,875
Arno Rieck                                       3/1/04              35,900
Joerg Luehring                                  5/27/04              21,540
Heiko Storz                                     5/27/04              17,950
Franz Peter Gruber                              5/27/04               5,385
Ursel Jarschal                                   6/8/04              44,875

49. The following selling holders acquired shares, in the amounts and on the dates indicated, of GDI's Common Stock from Paul T. Chan, each in a privately-negotiated transaction. Mr. Chan had acquired the original shares from Aduromed Corporation as an investment adviser's fee in October, 2002. From September 13, 2002 until his resignation on December 13, 2002, Mr. Chan was a director and Secretary-Treasurer of Aduromed. Since then he has not been an officer. Director, employee or affiliate of either GDI or Aduromed.

                                                                No. of Shares of
                                                                GDI Common Stock
Selling Holder                            Date of Acquisition     Post Merger
--------------------------------------------------------------------------------
Rainer Seifert and Christel Siefert JTEN         6/8/04              44,875
Bjoern Reinke                                  10/28/04               8,975
Berward Taileur                                10/28/04              26,925
Arno Rieck                                     10/28/04               8,975
Ursula Struck                                   1/26/05               8,975
UWE Struck                                      1/26/05              26,925
Bjoern Reinke                                   1/26/05              17,950
Hans Juergen Herbst                             2/23/05              35,900
UWE Struck                                      8/24/05              13,463

50. The following selling holders acquired shares, in the amounts and on the dates indicated, of GDI's Common Stock from Mr. William Lawlor, each in a privately-negotiated transaction. Mr. Lawlor had served as a vice president of Aduromred from October, 2002 until his resignation on June 21, 2005 and acquired the shares as part of his compensation on October 16, 2002.



                                                                No. of Shares of
                                                                GDI Common Stock
Selling Holder                            Date of Acquisition     Post Merger
--------------------------------------------------------------------------------
Klaus Dieter Paul                              11/11/05              62,825
Klaus Huebner                                  11/11/05              21,540
D.H. Vermoegensverwaltungs Und
 Betellgungsges.mbH                            11/11/05             184,885

51. The following selling holders acquired shares, in the amounts and on the dates indicated, upon exercise of conversion rights under bridge loan promissory notes made by Aduromed in August, 2005:

                                                                No. of Shares of
                                                                GDI Common Stock
Selling Holder                            Date of Acquisition     Post Merger
--------------------------------------------------------------------------------
D.H. Vermoegensversaltungs Und
 Betellgungages.mbH                             1/13/06             224,375
Blackmont Capital in Trust for Wm. Griffis      1/13/06             116,675
Peter M. Conetta                                1/31/06             170,525
Rick L. Ackerman                                1/31/06              85,263
T. Krawiecki Jr. & Sharon M. Krawiecki JTWROS   1/31/06              85,263

      The persons listed in footnotes (28)-(35) above acquired their securities (i.e. Placement Agents Warrants) as affiliates of Kuhns Brothers, Inc. which had received them as part of the consideration paid to it for assisting in obtaining the financing from the Investors Group. By agreement with the Company these were "restricted" securities within the meaning of Rule 144 of the Securities Act, and were not acquired to the knowledge of the Company under any agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of their acquisition.

      Except for Kuhns Brothers, Inc. and its affiliates none of the foregoing Selling Holders is known by the Company to be a broker-dealer or a broker-dealer affiliate.

      The selling holders that are affiliates of Kuhns Brothers, Inc. within the meaning of the Securities Act of 1933, are "underwriters" within the meaning of the Act.

      Except  for (i)  the  relationships  between  GDI and  Aduromed  with  its officers, directors and employees arising from their serving in those capacities, (ii) the stock transfer agency agreement between GDI and Security Transfer Corporation, owned by Mr. Kevin Halter, Jr. (referenced in footnote 46 above) and (iii) the Company's agreements with the Investors Group discussed below under this section ("SELLING HOLDERS") there are no continuing relationships between the Company and the selling holders.

      There are no compensation fees payable under financing agreements with selling holders, including those payable as to future transactions.

Amended and Restated Stockholders Agreement

      The Company, Aduromed, the Investors Group and persons holding a majority of the Common Stock of the Company ("Stockholders") entered into an Amended and Restated Stockholders Agreement ("Stockholders Agreement") dated as of January 23, 2006 by the terms of which the Stockholders and the Preferred Holders have agreed to a provision that, of the seven members on the Board of Directors of the Company, the Preferred Holders and the Stockholders will cause five to be nominees of Damien R. Tanaka, and two will be the nominees of the Preferred Holders.

Registration Rights Agreement

      On January 20, 2006, the Company and Aduromed entered into a registration rights agreement with those entities comprising Investors Group (the "Purchasers"), amending and restating a previous agreement between Aduromed and those entities (the "Registration Rights Agreement").

Required Registration

      The Registration Rights Agreement provides rights in the Purchasers to require the Company to prepare and file a registration statement with the SEC (the "Required Registration Statement") covering the following securities held by the Purchasers: (i) the Company's Common Stock to be issued upon conversion of its Series A and Series B Preferred Stock held by the Purchasers, (ii) its Series A and Series B Preferred Warrants and (iii) any additional shares of
Common Stock issued or resulting from stock dividends, stock splits or recapitalizations or reorganizations with respect to the securities referred to in clauses (i) and (ii) (collectively, the "Registrable Securities").

      The registration statement, of which this Prospectus is a part, has been filed by the Company to comply with its obligation to file the Required Registration Statement.

      If the Required Registration Statement shall not have been declared effective within 120 days of the date of the Merger on January 23, 2006, or ceases to remain effective at any time prior to the earlier of five years from the effective date of the Statement and the date upon which the Registrable Securities may be sold without restriction pursuant to Rule 144 or similar rule or regulation adopted by the SEC, then for each thirty day period thereafter while such filing remains not effective or not in effect, the Company will be obligated to pay 1.5 % of the aggregate purchase price paid by each Purchaser for Registrable Securities then held by it until the Statement's effective date or reinstatement of its effectiveness, as the case may be.

Piggyback Registration Rights

      In addition to the Required Registration Statement, should the Company propose to register any of its securities under the Securities Act using a registration statement form that may be used for registration of the Registrable Securities to registration statements, each Purchaser would be also entitled under the Registration Rights Agreement, for a period continuing until the earlier of January 19, 2011, and the date upon which such Purchaser shall have sold all its Registrable Securities, to require the Company to include all Registrable Securities the Purchaser may have requested for inclusion in the registration statement (a "Piggyback Registration").

      The Piggyback Registration rights are subject to limitation upon that number of Registrable Securities that each Purchaser may be include in the Piggyback Registration in the case of registration of a primary offering by the Company through underwriters to the extent the managing underwriter believes a secondary offering of Registrable Securities might materially and adversely effect the underwritten offering. In the event a managing underwriter should request a cutback in the requested inclusion of Registrable Securities such cutback will be imposed upon the requesting Purchasers on a prorated basis, with the right in any requesting Purchaser to withdraw its securities from the Piggyback Registration.

                            DESCRIPTION OF SECURITIES

General

      The following summary includes a description of material provisions of the Company's capital stock.

Authorized and Outstanding Securities

      The Company is authorized to issue 100,000,000 shares of Common Stock par value $0.0001 per share (the "Common Stock"), and 40,000,000 shares of preferred stock par value $0.0001 per share. As of September 30, 2006, there were issued and outstanding:

      o 20,942,857 shares of Common Stock, of which 259,600 shares are held by Aduromed. For accounting purposes these 259,600 shares have been treated as "treasury shares", and the balance of 20,683,239 are issued and outstanding.

      o 6,263,702 shares of Series A Preferred Stock, par value $0.0001 per share which are immediately convertible into 6,263,702 shares of Common Stock (the "Series A Preferred").

      o Warrants issued in connection with the issuance of the Series A Preferred entitling the holder(s) to purchase 6,263,699 shares of the Common Stock at a price of $0.37883 per share of Common Stock through September 29, 2010 (the "Series A Preferred Warrants").

      o 15,780,160 shares of Series B Preferred stock, par value $0.0001 per share which are immediately convertible into 15,780,160 shares of Common Stock (the "Series B Preferred").

      o Warrants issued in connection with the issuance of the Series B Preferred entitling the holder(s) to purchase 15,780,160 shares of Common Stock at a price of $0.37883 per share of Common Stock through January 23, 2013 (the "Series B Preferred Warrants").

      o Warrants issued to the placement agent for the purchase of 2,204,386 shares of Common Stock at a price of $0.37883 per share of Common Stock through January 24, 2011 (the "Placement Agent Warrants").

      o Warrants issued originally by Aduromed which were converted to warrants of the Company issued to various parties for the purchase of 5,597,619 shares of Common Stock at prices varying from $0.05571 to $0.55710 per share of Common Stock through various dates, the latest of which is September 22, 2012 (the "Aduromed Warrants").

      o Options issued originally by Aduromed which were converted to options of the Company issued to various employees for the purchase of 10,477,774 shares of common stock varying from $0.05572 to $0.55710 per share of common stock through various dates the latest of which is September 22, 2012 (the "Aduromed Options")

Common Stock

      Holders of the Company's Common Stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the board of directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by the board of directors. No dividends have ever been declared by the Board of Directors on the Common Stock. Holders of the Company's Common Stock do not have cumulative voting rights and are entitled to one vote per share on all matters to be voted upon by stockholders with the result that if the holders of more than 50% of the shares of Common Stock and the Series A and Series B Preferred Stock, they could elect all of the directors. See, however, "Merger of GDI and Aduromed", above, and reference thereunder to Amended and Restated Stockholders Agreement. The Common Stock is not entitled to preemptive rights and is not subject to redemption, including sinking fund provisions, or conversion. Upon the liquidation, dissolution or winding up of the Company, the assets, if any, legally available for distribution to stockholders, are distributable ratably among the holders of the Common Stock after payment of all classes or series of the Company's preferred stock. All outstanding shares of the Common Stock are validly issued, fully-paid and nonassessable. The rights, preferences and privileges of holders of the Common Stock are subject to the preferential rights of all classes or series of preferred stock currently outstanding or issued in the future.

      Aduromed, the Investors Group and persons holding a majority of the Common Stock have agreed that of the seven members on the Board of Directors of GDI such parties will cause five to be nominees of Damien R. Tanaka, and two to be nominees of the Preferred Holders. (See "Stockholders Agreement" below).

Preferred Stock

      The board of directors of the Company has the authority, without further action by the stockholders, to issue from time to time, the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of the Common Stock or affect adversely the rights and powers, including voting rights, of the holders of Common Stock. Additionally, as discussed below, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of the Common Stock, including the loss of voting control to others.

Series A Preferred Stock and Series B Preferred Stock

      Dividends. Holders of the Series A Preferred Stock and the Series B Preferred Stock are entitled to receive dividends out of funds legally available therefore at the annual rate of six percent (6%) of the price paid for each share of Series A Preferred Stock and Series B Preferred Stock ($0.31755) payable on each March 15 and September 15. Dividends are cumulative on a daily basis and unpaid dividends will be compounded on each payment date.

      Voting. Each share of Series A Preferred Stock and Series B Preferred Stock is entitled to one vote equally with a share of Common Stock on all matters on which holders of Common Stock are entitled to vote as if all three classes of stock are voting as one class.

      The Company may not, without the approval of the holders of more than fifty percent (50%) of each of the outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, voting as separate classes:

      o adversely alter the rights, preferences or privileges of the Series A Preferred Stock or Series B Preferred Stock, as the case may be;

      o increase the authorized number of shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be; authorize or issue any new class or series of the Company's capital stock or debt convertible into, exchangeable for or having option rights to purchase shares of such new class or series or reclassify any class or series of the Company's capital stock;

      o increase the authorized number of members of the Company's board of directors; amend or repeal any provision of, or add any provision to, the Company's certificate of incorporation, certificates of designations or bylaws in a manner that adversely affects the rights of the holders of Series A Preferred Stock or the Series B Preferred Stock;

      o pay or set aside funds for the payment of any dividends or make any distributions on any of the Company's capital stock (other than the Series A Preferred Stock or the Series B Preferred Stock);

      o engage, or permit any of its subsidiaries to engage, in any transaction with an affiliate of the Company or any of its subsidiaries, or an affiliate of any such person;

      o make, or permit any of its subsidiaries to make, any material change, directly or indirectly, in the nature of the Company's or such subsidiary's business;

      o incur or become liable for, or permit any of its subsidiaries to incur or become liable for, through guarantees or otherwise, directly or indirectly, any indebtedness in excess of $5 million in the aggregate at any one time outstanding (calculated on a consolidated basis for the Company and its subsidiaries);

      o for so long as the outstanding shares of Series A Preferred Stock and Series B Preferred Stock shall collectively represent 5% of the outstanding shares of capital stock of the Company or any successor entity thereto (calculated on a fully diluted basis), engage, or permit any of its subsidiaries to engage, in any merger, consolidation, acquisition, recapitalization, joint venture or partnership;

      o directly or indirectly dispose of all of the equity interests in any of its direct or indirect subsidiaries or directly or indirectly dispose of all or substantially all of the assets of the Company or any of its direct or indirect subsidiaries;

      o authorize, approve or implement any employee option plan or similar employee equity program;

      o permit any of its subsidiaries to issue any of its capital stock or other equity securities to any person or entity other than the Company or any of the Company's wholly-owned subsidiaries or otherwise engage in any transaction, or permit any of its subsidiaries to engage in any transaction, which results in the Company ceasing to directly or indirectly own 100% of the issued and outstanding capital stock and other equity securities of direct or indirect subsidiary of the Company;

      o enter into, or permit any of its subsidiaries to enter into, any contract or other agreement to consummate any of the foregoing.

      Conversion. Each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible, at the option of the holder thereof upon exercise, without the payment of additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the price paid for each share of Series A Preferred Stock and Series B Preferred Stock ($0.31755) by the conversion price (the original purchase price, subject to adjustment, among other things, for the issuance of any shares of Common Stock at a price below the price paid for the Series A Preferred Stock or Series B Preferred Stock). Under certain circumstances the Company may cause the conversion of all, but not less than all, of the Series A Preferred Stock and/or the Series B Preferred Stock into Common Stock provided that the closing price of the Common Stock has exceeded the conversion price of the Series A Preferred or the Series B Preferred Stock, as the case may be, by four times for at least twenty (20) trading days in a period of thirty (30) consecutive trading days.

      Liquidation Rights. Upon the liquidation or dissolution of the Company the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive out of the Company's assets, pari passu , for each share of Series A Preferred Stock and Series B Stock outstanding at the time thereof, distributions in the amount of $0.31755 (subject to adjustment from time to time as a result of a stock split, stock combination or any other similar event) plus an amount equal to all accumulated but unpaid dividends thereon, whether or not declared.

      There are no redemption rights or sinking fund provisions with respect to the Series A Preferred Stock or the Series B Preferred Stock.

Series A Preferred Warrants and Series B Preferred Warrants

      Holders of Series A Preferred Warrants, all of which are immediately exercisable, are entitled to purchase up to the number of shares of Common Stock that equal the number of shares of Series A Preferred Stock and Series B Preferred Stock originally issued. The exercise price is $0.37883 per share. Both the exercise price and the number of shares of Common Stock may be adjusted for certain events such as stock splits and the issuance of shares of Common Stock for a price less than the exercise price. The Series A Preferred Warrants are exercisable until September 30, 2012. The Series B Preferred Warrants are exercisable until January 24, 2013.

      Placement Agent Warrants. Holders of the Placement Agent Warrants, which are immediately exercisable, are entitled to purchase up to 2,204,386 shares of Common Stock at a an exercise price of $0.37883 per share. The Placement Agent Warrants are exercisable until January 24, 2011.

      Aduromed Warrants. Prior to the Merger, Aduromed had issued a number of warrants, all of which are immediately exercisable, at various exercise prices and with various exercise periods as follows:


                                  Exercise Price
                                   Per Warrant
      Common Shares               ($ Per Share)              Termination Date
------------------------     -----------------------     -----------------------
         897,500                     0.05571                    9/22/2012
          89,750                     0.33426                    3/23/2008
        1,567,844                    0.55710                    9/22/2007
         161,550                     0.55710                    5/27/2008
          89,750                     0.55710                   10/30/2007
         314,125                     0.55710                    3/19/2008
         852,625                     0.55710                    6/08/2008
         188,475                     0.55710                   12/14/2007
         359,000                     0.55710                    7/31/2010
        1,077,000                    0.55710                    8/01/2010
-----------------------
        5,579,619


      All the Aduromed Warrants were converted to Company warrants at the time of the Merger. With the exception of termination dates, exercise rights, and amounts of Common Shares that may be acquired thereunder, all the Aduromed Warrants have the same terms and conditions.

                                  LEGAL MATTERS

      Stairs Dillenbeck Finley, New York, New York will pass upon the validity of the Common Stock being offered hereby. James M. Rae, Esq., of counsel to the firm, beneficially owns 134,625 shares of Common Stock of the Company.

                                     EXPERTS

      The financial statements for both General Devices and Aduromed for fiscal year 2005 and for Aduromed for fiscal year 2004, have been audited by Child, Van Wagoner & Bradshaw, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in their respective reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

      The financial statements for General Devices, Inc. for fiscal year 2004 have been audited by Amper, Politziner & Mattia, P.C., an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                 SECURITIES AND EXCHANGE COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      The Certificate of Incorporation of the Company requires it to indemnify its officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed their conduct was in the best interests of the Company or not opposed to it. The Company is also required to indemnify a person who is or was a director, officer, employee or agent of the Company and who was successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses, which include attorneys' fees, incurred by him or her in connection with the proceeding.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company under the provisions discussed in the previous paragraph, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

Except as provided in "Prior Transactions with Officers of the Company and Aduromed" below, no transactions occurred in the last two years and through the date of this filing, directly or indirectly, between the Company and any director or executive officer that exceeded $60,000.

                             DESCRIPTION OF BUSINESS

      Company Activities Prior to Merger. GDI has been inactive since 1993. In August, 1996 it filed a petition under Chapter 11 of the Federal Bankruptcy Code, and the Company's Chapter 11 reorganization plan was confirmed by the court in 1998. In 1999 three investors purchased controlling interest in the Company and on October 18, 2005 sold their interest to HCC, a Texas corporation, in exchange for cash of $198,199.47, the source of which was HCC's working capital.

      During the past three years, until the acquisition of controlling interest by Halter Capital Corporation, GDI had no material assets and has been managed by Asset Value Fund Limited Partnership, one of the three investors that had acquired control of the Company in 1999. For its services to the Company, Asset Value Fund had been paid a fee at the annual rate of $48,000 in each of 2003 and 2004 and $36,000 for 2005. These services included, among other things, filings with the SEC, negotiations, evaluating merger and acquisition proposals, accounting and shareholder relations. Since confirmation of the Company's Chapter 11 reorganization plan in 1998 the Company has not been party to any bankruptcy, receivership or similar proceeding.

      Recapitalization of the Company. On or about October 31, 2005 the Company filed a Certificate of Amendment to its Certificate of Incorporation providing for an increase in the number of its authorized shares of capital stock from 12,000,000 to 140,000,000 of which 100,000,000 are shares of Common Stock and 40,000,000 of which are shares of Preferred Stock, each with a par value of $0.0001 per share.

      Reverse Split of Common Stock. On or about October 31, 2005 the Company effected a 1:5 reverse split of its Common Stock such that one new share of Common Stock was issued for every five (5) shares held by each shareholder of record on October 28, 2005, with fractional share holdings being "rounded up" to a full share. On January 23, 2006, Certificates of Designations were filed with the Delaware Secretary of State creating 6,263,702 shares of a new Series A Preferred Stock and 15,780,160 shares of a new Series B Preferred Stock.

      Issuance of Common/Series A Preferred Shares and Series A Warrants Pursuant to Merger. On January 23, 2006, the Merger was effected. Pursuant to the terms of the Merger, each holder of a share of Aduromed's common stock (par value $0.01 per share) of Aduromed became entitled to 1.795 shares of the Company's Common Stock, and each holder Aduromed's series A preferred stock (par value $0.01 per shares) became entitled to 1.795 shares of the Series A

Preferred Stock. In addition, warrants previously issued to the Preferred Holders entitling them to purchase a total of 3,489,527 shares of common stock at $0.68 per share were converted into Company warrants ("Series A Investor Warrants") to purchase 6,263,700.97 shares of its Common Stock at $0.37883 per share.

      Other Warrants. Pursuant to the Merger Agreement, upon the effective date of the Merger on January 23, 2006, all warrants issued by Aduromed then outstanding ("Aduromed Warrants") were converted into warrants issued by the Company to purchase its shares of Common Stock at a conversion rate of 1.795 shares of the Common Stock for each share covered by the Aduromed Warrants with an exercise price per share reduced by a corresponding factor of 1.795.

      Post Merger Issuance of Series B Preferred Stock and Warrants. Under the terms of the Merger the Company agreed to assume the obligations of Aduromed under the securities purchase agreement, dated as of September 30, 2005, between the Preferred Holders and Aduromed as amended by the Amended and Restated Securities Purchase Agreement dated as of January 23, 2006; and, pursuant thereto, on January 23, 2006 the Company issued 15,780,160 shares of its Series B Preferred Stock and 15,780,160 warrants ("Series B Investor Warrants"), each to purchase 15,780,160 shares of the Common Stock at $0.31754 and $0.37883 per share, respectively, to the Preferred Holders in consideration for its investing an additional $5,010,970.04 in the Company. (The Series A Investor Warrants and the Series B Investor Warrants are hereinafter referred to collectively, as the "Investor Warrants".)

      Development of Business of Aduromed Prior to Merger. The Aduromed Business has, since its inception, been to develop a market for promoting solutions for managing medical waste on site including designing, selling, installing and servicing on site systems to treat infectious, regulated medical waste ("RMW"), and to provide these systems to hospitals and other medical facilities as efficient, safe, cost effective and legally compliant solutions to incineration, off site hauling of untreated waste and other alternative treatment technologies and methodologies.

      Aduromed was formed in 1997 as a Connecticut limited liability company by Mr. Damien R. Tanaka and two investors/members under the name "Automated Process LLC."

      In September, 2002, (i) the two investors/members withdrew from active participation in the business, (ii) the Connecticut limited liability company was reorganized as a Delaware business corporation, changing its name to "Aduromed Corporation" and (iii) several third parties invested funds in Aduromed for working capital purposes to become minority shareholders, warrant holders and creditors.

      On September 23, 2005, Aduromed filed its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State by which it authorized 50,000,000 shares of common stock (par value $0.01 per share) and 20,000,000 shares of preferred stock (par value $0.01 per share); and on October 3, 2005, it filed a Certificate of Designations of Series A Preferred Stock with the Delaware Secretary of State. On October 5, 2005 it issued 3,489,527 shares of its series A preferred stock and warrants covering 3,489,527 shares of its common stock to the Preferred Holders in consideration for their investment in the company of $1,989,030.39.

      Neither Aduromed nor its predecessor has ever been the subject of any bankruptcy, receivership or similar proceeding.

      Other than (i) its transition from a Connecticut limited liability company to a Delaware corporation in September, 2002, (ii) the increase in its authorized shares of common stock in September 2005, (iii) the authorization of preferred stock and issuance of its series A preferred in October, 2005 and (iv) its Merger with the Company on January 23, 2006, it has not been a party to any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

      Following the Merger and the issuance of the Company's Series B Preferred Stock, Mr. Tanaka held, beneficially and of record, a total of 19% of the voting shares of the Company's outstanding stock consisting of 8,257,000 shares of its Common Stock, and the Preferred Holders held, beneficially and of record, a total of approximately 51% of the voting shares of the Company's outstanding stock consisting of 6,263,702 shares of its Series A Preferred Stock and 15,780,160 shares of its Series B Preferred Stock.

The Company

      On January 23, 2006, Aduromed became the wholly owned subsidiary of GDI. Aduromed, the operating unit of GDI following the merger, is in the business of design, fabrication and installation of systems for treatment and disposal, in situ, of regulated medical waste (RMW). Its principal product is the Aduromed MedClean series systems. With the transactions, the Company raised a total of $7 million in equity financing.

      Aduromed, formed in 1997, provides MedClean systems to hospitals and other medical facilities as efficient, safe, cost effective and legally compliant solutions to incineration, off site hauling of untreated waste and other alternative treatment technologies and methodologies.

      Aduromed, with a supplier and client base in place (see "Sources and Availability of Raw Materials and Names of Principal Suppliers", "The Weima Agreement" and "Aramark Agreement" below), is positioned for growth in the medical waste industry as a provider of on-site systems for the processing and safe disposal of RMW. The Company estimates the current US medical waste disposal market to be about $1.7 billion and with the future market to grow to about $2.3 billion by 2010; however, it cannot estimate what portion of this market it might capture in the future, nor can it predict whether its future business will be profitable. (See Risk Factors above.)

      Products and Services. The Aduromed MedClean system employs the following equipment and machinery:

      o     an autoclave vessel to sterilize the medical waste;

      o a shredding device, the MedClean Shredder, to convert sterilized waste material into a harmless, non-recognizable confetti-like material qualifying the end product as safe municipal solid waste,

      o a unique AutoTouch control station with software and hardware components that integrate and bundle all operating and data recording functions into a system complying with regulatory requirements for conversion and disposal of medical waste, including real time centralized monitoring of the system's functions,

      o a material transporter to mechanically transport the processed waste from shredder to the municipal solid waste compacting dumpster, and

      o a QuietCart transport cart system to facilitate a single source containerization of the infectious waste from generation, sterilization, processing and return for refill without need for human interaction for ultimate operator safety

      The control panel of the AutoTouch Control Station assures regulatory compliance of the system by means of proprietary software. The software prevents any deviation from the step-by-step processing of the waste, requires insertion of codes by operators to access the system and monitors and records on a real time basis. It governs the various aspects of the system's processes, including the load weight during each cycle and the calculation and employment of the proper sterilization parameters of weight, pressure, temperature and time. The ability to shortcut or over-ride any of the steps in the waste conversion process is circumscribed by the features of the control panel and its software.

      Operation of the system through the control panel is simple, since it dictates each step to be taken, once the operator enters the appropriate codes to open up the control screen, and prohibits the ability of an operator to short cut the required steps and procedures. Relatively little instruction is required of the operator. A tutorial is offered by the software through the control panel, and an operator can be fully trained within a few hours. The AutoTouch control system can communicate in multiple languages, including English and Spanish.

      The AutoTouch software permits real time centralized monitoring of all the functions and uses of each system by Aduromed. Additionally, the centralized monitors track proper operation of a particular system. They also alert Aduromed to the need to provide clients with supplies and preventative maintenance visits.

      The AutoTouch control panel and software are proprietary properties of Aduromed and unique within the industry.

      Consumable supplies, which Aduromed sells periodically to its customers, include liners for Aduromed's proprietary QuietCart, deodorizing pellets and liquids for use in the autoclave, paper print rolls for recording data emanating from the control panel and high temperature lubricants for the systems' machinery and equipment. The cutting blades and other parts for the shredders must be replaced from time to time and are purchased through Aduromed as the exclusive distributor to hospital and medical facilities for Weima America Incorporated.

      The series of MedClean systems offered by Aduromed includes:

      o MC4 Series: Capacity - 300 to 600 pounds per cycle, up to 1,100 tons per year typically used in hospital facilities with up to 500 beds.

      o MC5 Series: Capacity - 450 to 900 pounds per cycle, up to 1,750 tons per year to be used in hospital facilities with up to 1,500 beds.

      o MC7 Series: Capacity - 2,500 to 5,000 pounds per cycle, with up to 9,500 tons per year, suited for very large or co-located hospital campus settings or off-site treatment facilities.

      The designed capacities of the respective systems may be increased or reduced to allow for the needs of the particular medical facility by extending or contracting the overall length of the autoclave. Each processing cycle is approximately 45 to 60 minutes in duration.

      The sales price for design and installation of a MedClean system has averaged approximately $450,000.

      Purchasers of MedClean systems include the following medical facilities:

      o     City of Hope National Medical Center, California

      o     Presbyterian Intercommunity Hospital, California

      o     Valley Health System, California

      o     Hospital of Saint Raphael, Connecticut

      o     Yale University School of Medicine, Connecticut

      o     Memorial Medical Center, Illinois

      o     South Shore Hospital, Massachusetts

      o     Faxton-St. Luke's Healthcare, New York

      o     Maimonides Medical Center, New York

      o     Hospital Damas, Puerto Rico

      o     Rhode Island Hospital, Rhode Island

      The medical waste treatment market is a subset of the general waste remediation market, which is comprised of the following segments by type of waste:

      o     Hazardous Waste

      o     Medical Waste

      o     Chemical Waste

      o     Toxic Waste

      o     Low-level Nuclear Waste

      o     Nuclear Waste

      The Medical Waste Segment Competitive Business Conditions. Prior to recent governmental proscriptions, particularly the federal Clean Air Act Amendments in 1990, RMW had been disposed mainly through the use of off-site hauling contractors and by incineration. Presently, in the U.S. many different types of technologies have been introduced to meet the new regulatory requirements for disposal of RMW by a technologically simple, low cost, non-toxic and operationally simple method. The MedClean system offers this solution with its unique design and methodology that puts it in cost effective mode superior to any of its competitors for use by hospitals and comparably-sized medical facilities. The system lends itself to fitting a variety of spaces and configurations within these facilities that pre-empt many of the competitors' products that are pre-packaged to rigid size specification and configurations. Further, in contrast to some of the other competitors, MedClean systems are approved for use throughout the United States, thereby providing continuity of product wherever installed in those jurisdictions.

      On the federal level, EPA regulations govern emissions from RMW incineration and the Federal Insecticide Fungicide and Rodenticide Act (FIFRA) regulates RMW disposal by means of chemical treatment of the waste. Generally, however, the regulation of disposal of RMW is left to the states. The MedClean System utilizes neither incineration nor chemicals to treat RMW, but uses steam under pressure in an autoclave sterilization process. In 1997 the EPA estimated that over 90% of RMW was being incinerated, and promulgated regulations governing emissions from medical waste incinerators. Because the new standards created by these regulations were so stringent, few health care facilities are likely to install new incinerators to meet EPA emissions standards, but will look to alternate methods for their RMW disposal. (See "WASTES; Frequent
Questions";         U.S.         Environmental         Protection        Agency;
www.epa.gov/epaoswer/other/medical/mwfaqs.htm.)

      The methodology used by the MedClean Systems utilizes steam autoclaving to sterilize the RMW and shredders to change the physical characteristics of the waste. Autoclaving, along with incineration, is one of the primary methods expressly permitted on the state level for disposal of RMW. For example, Section 1507 of the New York Environmental Conservation Law ("Treatment and Disposal of Regulated Medical Waste") provides for disposal of solid regulated medical waste by -

      a.  incineration  in  a  permitted  and  approved   incineration  facility
(complying with federal EPA regulations, as well); and

      b. "[b]y decontamination by autoclaving, or by other technique approved by the Department of Health. Regulated medical waste so treated shall be disposed of as solid waste..." (NY CLS ECL ss.27-1507.1.b)

Section 1507 of the New York Conservation Law also requires that "[a]ll sharps must be rendered unrecognizable prior to disposal." (NY CLS ECL ss.27-1507.2.) The shredding process of the MedClean System satisfies this requirement by changing the character of "sharps" (e.g. needles) and other medical waste into unrecognizable confetti-like material.

      Disinfectant. This process involves the simultaneous shredding and disinfecting of the infectious medical waste. The process can only handle small batches in each cycle and has a capacity of approximately 70 to 400 pounds a day, which is not sufficient to handle the overall requirements of most hospitals ranging from 500 to 9,000 pounds per day.

      Chemical Reagents. The use of chemical reagents runs afoul of the federal laws and regulations of the EPA that classify the chemicals involved as "pesticides". Also, there is considerable limitation on the volumes that can be treated by this method. It is not suitable for disposal of infectious medical waste generated by hospitals and other large medical facilities since it does not have the capacity to handle such volumes.

      Microwave Technology. Microwave technology is a process of disinfection that exposes material to moist heat generated by microwave energy. The waves of microwave energy operate at a very high frequency of around 2.45 billion times per second. This generates the heat needed to elevate the temperature of moisture-laden materials to carry out the disinfection process at a temperature between 95 and 100 degrees centigrade. Use of this technology requires that proper precautions be taken to exclude the treatment of hazardous material so that toxic emissions do not occur. The complete unit must also be operated under negative pressure as infectious waste is normally shredded prior to disinfection and may create conditions where infection can be transformed into an aerosol prior to treatment. Also, offensive odors may be generated around the unit. The capital cost for this type of system is relatively high.

      Thermal Processes. Thermal processes are dry heat processes and do not use water or steam, but forced convection, circulating heated air around the waste or using radiant heaters. Companies have developed both large and small dry-heat systems, operating at temperatures between 350(degree)F-700(degree)F. Use of dry heat requires longer treatment times with precautions required to prevent potential combustion of the waste material during each cycle.

      High Heat Thermal Processes (Pyrolysis). A pyrolysis system would involve chemical decomposition of organic medical waste by intense heat (at least 800 degrees F) in an anaerobic atmosphere that produces combustible gases, including carbon monoxide, hydrogen and methane. These gases must be flared off or treated in a secondary combustion chamber. Particulate removal equipment such as fabric filters or wet scrubbers would also be required. The use of a pyrolysis system has not been commercialized as a method for converting infectious medical waste.

      Radiation. Electron beam technology creates ionized radiation, damaging cells of microorganisms. Workers must be protected with shields and remain in areas secured from the radiation.

      Chemical Technologies. Disinfecting chemical agents that integrate shredding and mixing to ensure adequate exposure are used by a variety of competitors. Chlorine based chemicals, using sodium hypochlorite and chlorine dioxide, are somewhat controversial as to their environmental effects and their impact on wastewater. Non-chloride technologies are varied and include parasitic acid, ozone gas, lime based dry powder, acid and metal catalysts as well as alkaline hydrolysis technology used for tissue and animal waste.

      Among Aduromed's competitors are Caprius, Inc., Stericycle, Inc., Steris Corporation, Sanitec, Inc., San-I-Pak, and Tempico Inc.

Competitive Superiority of the MedClean System

      Seizing the opportunity afforded by the regulatory changes and pricing pressures in the RMW industry, Aduromed is in a position to meet its competition with its low cost, technically simple, easily operated system that converts relatively large volumes of RMW on site into an un-recognizable confetti-like material meeting all necessary requirements and qualifications necessary to be considered municipal solid waste under all federal, state and local standards.

Safety.

      (a) No need to manually pack containers of RMW for pick-up by outside contractor.

      (b)   No need to transport untreated RMW through public thoroughfares.

      (c) Environmentally sound approach - sterilizes and shreds the RMW to non-recognizable municipal solid waste.

Labor.

      (a) No handling of the RMW once waste is deposited into the QuietCart at the point of generation with the waste treated and processed as municipal solid waste without operator contact.

      (b) No need to administer and track RMW that is shipped from the facility

      (c)   Ease of use

Convenience.

      (a) Easily installed requiring only steam, electricity, water and sewage outlet

      (b)   QuietCarts can fit through regular doorway.

      (c)   Limited training required for operators.

Cost Saving.

      (a)   Less labor time

      (b) No transportation costs to an off-site location for treatment and disposal

      (c) Capital financing available. Under informal arrangements with third party financing entities such as CitiCapital, Inc. (formerly Copelco Capital, Inc.), Bank of America Business Capital (formerly Fleet Capital, Inc.) and others, Aduromed has had experience in leading its customers to institutions that have financing acquisition of the Systems in the past. Further, under its arrangement with Aramark (see "Aramark Agreement" below), and in dealing with Aramark's hospital client's, the following options are offered:

            (i) Purchase by Aramark and its lease or license to client hospital.

            (ii)  Purchase by Aramark and its sale to client hospital.

            (iii) Direct sale to client hospital by Aduromed.

      Compliant with Federal and State Regulations. Enable RMW generating facilities to replace existing systems or methodologies while meeting federal, state and local environmental as well as health regulations.

      These features are intended to make the use of the MedClean systems very attractive for hospital and similar-sized medical facilities.

Sources and Availability of Raw Materials and Names of Principal Suppliers

      Generally, access to raw materials and third party fabricators for the MedClean Systems is available from multiple sources that allow Aduromed flexibility of choice.

      The various equipment components of the systems are supplied by the following principal suppliers:


o Autoclave tank:                                 SteelCraft Industries Limited
o Shredder:                                       Weima America Corporation
o Aluminum QuietCarts:                            Specialty Metal Products, Inc.
o Plastic Cart Liners:                            MPF, Inc.


      The hardware for the control panel are stock items that may be purchased from any number of distributors for such manufacturers as Schneider Electric SA (Square D), Siemens Corporation and Eaton Electric Corporation (Cutler Hammer). The software for the control panel is a proprietary property of Aduromed.

      Aduromed's agreement with Weima America Corporation is its only supply agreement. (See "The Weima Agreement " below.)

Dependence on a Few Major Customers

      It is anticipated that between 40% and 60% of the prospective business of Aduromed during the ensuing six years will be derived from Aramark clients pursuant to the Aramark Agreement. See "Aramark Agreement". Aramark manages approximately 1,300 hospitals throughout the United States. While there is no assurance of the actual number of Aramark clients that will purchase Aduromed's MedClean systems and services, it is estimated that approximately 400 hospitals could be purchasers in the next six years.

      Through September 30, 2006, we have completed four systems and have partially recognized revenue on five other systems under the Aramark Agreement.

      Prior to its arrangement with Aramark, the Company's business had been with independent hospital and other medical facilities principally in the Northeast and California.

Need for Government Approval of Products and Services

      Aduromed manufactures and sells on-site turnkey systems (the MedClean system) that sterilize RMW by sterilization in an autoclave chamber and subsequent shredding of the material enabling the customer to dispose of the residue as municipal solid waste. The operation of the MedClean system and the disposal of the waste are the responsibility of the customer. As a result, Aduromed is not subject to the multitude of governmental regulations that typify the handling and disposition of solid waste. Virtually all of Aduromed's competitors are subject to one or more of the various regulatory regimes associated with the medical waste disposal business as the systems and services offered by these competitors involve incineration, chemical treatment or transportation of medical waste.

      In order to appreciate the competitive landscape it is important to understand the regulatory environment governing the handling and disposition of RMW since the costs of complying with these regulations and the consequences of non-compliance are significant and a driving force in the economies of the competitive industry.

      Federal Regulation. There are at least four federal agencies that have authority over RMW. These agencies are the EPA, the Occupational Safety and Health Administration ("OSHA"), the U.S. Department of Transportation (the "U.S. DOT") and the U.S. Postal Service. These agencies regulate RMW under a variety of statutes and regulations.

      Medical Waste Tracking Act of 1988 ("MWTA"). In the late 1980s, the EPA outlined a two-year demonstration program pursuant to MWTA, which was added to the Resource Conservation and Recovery Act of 1976. The MWTA was adopted in response to health and environmental concerns over RMW after medical waste washed ashore on beaches, particularly in New York and New Jersey, during the summer of 1988. Public safety concerns grew following media reports of careless management of medical waste. The MWTA was intended to be the first step in addressing these problems. The primary objective of the MWTA was to ensure that RMW which were generated in a covered state and which posed environmental problems, including an unsightly appearance, were delivered to disposal or treatment facilities with minimum exposure to waste management workers and the public. The MWTA's tracking requirements included accounting for all waste transported and imposed civil and criminal sanctions for violations.

      In regulations implementing the MWTA, the EPA defined medical waste and established guidelines for its segregation, handling, containment, labeling and transport. The MWTA demonstration program expired in 1991, but the MWTA established a model followed by many states in developing their specific medical waste regulatory frameworks.

      Clean Air Act Regulations. In August 1997, the EPA adopted regulations under the Clean Air Act Amendments of 1990 that limit the discharge into the atmosphere of pollutants released by medical waste incineration. These regulations required every state to submit to the EPA for approval a plan to meet minimum emission standards for these pollutants. See "State and Local Regulation" below.

      Occupational Safety and Health Act of 1970. The Occupational Safety and Health Act of 1970 authorizes OSHA to issue occupational safety and health standards. OSHA regulations are designed to minimize the exposure of employees to hazardous work environments. These regulations govern, among other things:

      o exposure to blood borne pathogens and other potentially infectious materials;

      o     lock out/tag out procedures;

      o     medical surveillance requirements;

      o     use of respirators and personal protective equipment;

      o     emergency planning;

      o     hazard communication;

      o     noise;

      o     ergonomics; and

      o     forklift safety.

      Resource Conservation and Recovery Act of 1976 ("RCRA"). In 1976, Congress passed RCRA, as a response to growing public concern about problems associated with the handling and disposal of solid and hazardous waste. RCRA required the EPA to promulgate regulations identifying hazardous wastes. RCRA also created standards for the generation, transportation, treatment, storage and disposal of solid and hazardous wastes. These standards included a documentation program for the transportation of hazardous wastes and a permit system for solid and hazardous waste disposal facilities. RMW is currently considered non-hazardous solid wastes under RCRA. However, some substances collected by some of Aduromed's customers, including photographic fixer developer solutions, lead foils and dental amalgam, are considered hazardous wastes.

      Aduromed's customers use landfills operated by parties unrelated to Aduromed to dispose of treated medical waste from medical facilities and for the disposal of incinerator ash and autoclaved waste. Aduromed does not own or operate any landfills. Waste is not regulated as hazardous under RCRA unless it contains hazardous substances exceeding certain quantities or concentration levels, meets specified descriptions, or exhibits specific hazardous characteristics. Following treatment, waste from Aduromed's MedClean systems is disposed of as non-hazardous waste.

      DOT Regulations. The U.S. DOT has put regulations into effect under the Hazardous Materials Transportation Authorization Act of 1994 which requires customers to package and label RMW in compliance with designated standards, and which incorporate blood-borne pathogens standards issued by OSHA. Under these standards, customers must, among other things, identify packaging with a "biohazard" marking on the outer packaging, and medical waste containers must be sufficiently rigid and strong to prevent tearing or bursting and must be puncture-resistant, leak-resistant, properly sealed and impervious to moisture.

      DOT regulations also require that a transporter be capable of responding on a 24-hour-a-day basis in the event of an accident, spill, or release to the environment of a hazardous material.

      Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"). CERCLA, established a regulatory and remedial program to provide for the investigation and cleanup of facilities that have released or threaten to release hazardous substances into the environment. CERCLA and state laws similar to it may impose strict, joint and several liability on the current and former owners and operators of facilities from which releases of hazardous substances have occurred and on the generators and transporters of the hazardous substances that come to be located at these facilities. Responsible parties may be liable for substantial site investigation and cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with applicable laws and regulations. If a customer were found to be a responsible party for a particular site, it could be required to pay the entire cost of the site investigation and cleanup, even though other parties also may be liable.

      United States Postal Service. Customers must obtain permits from the U.S. Postal Service to conduct programs, pursuant to which they mail approved
"sharps" (needles, knives, broken glass and the like) containers directly to treatment facilities.

      State and Local Regulation. Each state has its own regulations related to the handling, treatment and storage of medical waste. Although there are many differences among the various state laws and regulations, many states have followed the medical waste model under the MWTA and have implemented programs under RCRA. State agencies involved in regulating the medical waste industry are frequently the departments of health and environmental protection agencies. In addition, many local governments have ordinances, local laws and regulations, such as zoning and health regulations, including ordinances relating to the disposition of sterilized effluents into sewage systems and municipal disposal sites which affect our customers' operations.

      States usually regulate RMW as a solid or "special" waste and not as a hazardous waste under RCRA. State definitions of medical waste include:

      o     microbiological waste (cultures and stocks of infectious agents);

      o pathology waste (human body parts from surgical procedures and autopsies);

      o     blood and blood products; and

      o     sharps.

      Most states require segregation of different types of medical waste at the hospital or other location where they were created. A majority of states require that the universal biohazard symbol or a label appear on medical waste containers. Storage regulations may apply to the party generating the waste, the treatment facility, the transport vehicle, or all three. Storage rules seek to identify and secure the storage area for public safety as well as set standards for the manner and length of storage. Many states require employee training for safe environmental cleanup through emergency spill and decontamination plans. Many states also require that transporters carry spill equipment in their vehicles. Those states whose regulatory framework relies on the MWTA model have tracking document systems in place.

      Pursuant to medical waste incinerator regulations adopted by the EPA in 1997, every state was required by September 1998 to adopt a plan to comply with federal guidelines which, among other things, limit the release of some airborne pollutants from medical waste incinerators to levels prescribed by the EPA. Each state's implementation plan must be at least as restrictive as the federal emissions standards.

      Until the effectiveness of the regulations promulgated by the EPA in 2002 with respect to certain emissions (see "Effect of Regulations on the Company's Business" below) RMW was disposed of on-site at large and small medical and related facilities by incineration. As a consequence of these regulations, healthcare facilities were required to find other means of disposing of waste. Many of them opted to utilize waste haulers, which is the most expensive and regulated method.

      Effect of Regulation on Aduromed's Business. Aduromed operates its business to enable its customers to dispose of RMW in the most efficient, economical manner in compliance with U.S. federal, state and local laws and regulations.

      Because Aduromed sells its turn-key systems to its customers and does not, itself, haul RMW or incinerate RMW, it is not currently subject to government regulation in this regard nor is it required to obtain any permits with respect to the manufacture and sale of its products.

      Prior to 2002, the principal method of disposing of most RMW was through on-site incineration. Because of the promulgation of regulations by the Environmental Protection Agency that came into effect on September 15, 2002, setting minimum emission limits for RMW incinerators for such pollutants as dioxins, nitrogen oxides, lead, cadmium and mercury, the use of on-site incinerators in the U.S. has drastically diminished. As a consequence, the methods of on-site disposal of RMW have been limited to steam sterilization, chemical treatment and microwave.

      By contrast many of Aduromed's competitors in the business of disposing of RMW, including our largest competitor, Stericycle, are subject to extensive federal, state and local regulation. See "Federal Regulation" and "State and Local Regulation" above.

      The following table shows the types and number of sites in the United States which must comply with EPA mandates.


Waste Generators                                                      # of Sites
--------------------------------------------------------------        ----------
Hospitals                                                                 11,500
Labs                                                                      27,000
Clinics                                                                   32,000
Physicians                                                               187,000
Extended Care Facilities                                                  23,000
Dentists                                                                  46,000
Veterinarians                                                             17,500
Others                                                                    38,000
   Total                                                                 382,000


      The market for medical  waste  treatment is  segmented  by customer  size:
Large Quantity Generators ("LQGs"), those who generate 2,000 lbs. or more of waste a month, and Small Quantity Generators ("SQGs"), those who generate less. LQGs generally consist of hospitals, nursing homes, clinics, medical groups, county or city health departments and laboratories. SQGs are represented by physicians, dentists and veterinarians in private practice, of which physicians generate the highest percentage of waste.

      We currently address the LQGs with our MedClean 4, 5 and 7 Series Systems. The Company estmates that, when compared to the cost of outside hauling, the Systems can pay for themselves in 1 to 3 years and then provide significant subsequent annual operating savings. For a 300-bed hospital, these savings can range from $150,000 to $200,000 per year. For a 750-bed hospital, the subsequent savings can be about $400,000 per year. These savings are based upon the generation of 3.5 pounds of RMW per hospital bed per day, and a cost of hauling by third party contractors of $0.35 per pound as compared to the cost for on-site processing and disposing of $0.09 per pound. Our Systems also have the capability to process confidential documents required for destruction by the hospitals under the federal Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). Our saving estimates have taken into account the hospitals' additional savings of about $50,000 annually for a 300 bed facility and $100,000 annually for one with 750 beds for destruction of this type of waste, as well.

      Aduromed's MedClean Systems are marketed directly by its sales and marketing group. The Vice President of Sales and Regional Directors cover the market. Prospective clients from identified potential facilities are shown existing client facilities in action. The exposure to facilities at satisfied Aduromed customers provides a testament for both the equipment and Aduromed's capabilities. Each client is approached with a customized sales and marketing plan created to form a partnership that allows Aduromed to understand the customer's needs, and to satisfy those needs with a targeted solution.

      Cash expected to be generated from operating activities, together with funds available resulting from the proceeds of the investment represented by the Series A Preferred and Series B Preferred Stocks, are expected, under current conditions, to be sufficient to finance the Company's planned operations over the next twelve months. Over that same period, the Company expects to make an investment of $250,000 in plant, property, and equipment.

      As of September 30, 2006, the Company had a backlog of orders for MedClean Systems in the amount of $2,056,088. The Company expects its currently existing backlog will be completed within fiscal year 2006.

      We have a total of 17 employees, 16 full time and one part-time employee, of which 5 are executives of the Company. We intend on hiring additional staff to assist us with program management, installation, service and support staff. By the end of 2006 we estimate our employment level to be approximately 25 employees.

Development of MedClean 30 and MedClean 50 Systems.

      For SQGs there has been no realistic  alternative to hauling,  and to date any on-site solution has proved to be uneconomic. Thus, the SQG market represents an opportunity for a correctly-positioned and priced product. The Company believes its MedClean 30 or MedClean 50 Systems may be such products. These products are currently in the planning and design stages with prototypes planned for 2007. Further engineering will be required once a prototype has been made, followed by "beta" or final testing prior to any decision for their commercial release, estimated to be about 12 to 18 months hence. Currently, patent applications are being prepared covering certain of their processes. Initially, marketing of these systems would be targeted toward medical laboratories and large clinics.

The Aramark Agreement

      Aduromed entered into an agreement dated as of September 1, 2004 with Aramark Management Services Partnership, a Delaware limited partnership ("Aramark") and an affiliate of Aramark Corporation, located in Philadelphia, Pennsylvania (the "Aramark Agreement"). Aramark Corporation is a New York Stock Exchange listed company that is in the health care facilities management business, among other sectors. During 2004 Aramark managed 1,300 hospitals throughout the United States and had $10.2 billion in revenue and $263 million in net income.

      The Aramark Agreement has a term of ten years. It also provides that Aduromed will sell its products and services on a preferred basis to health care facilities managed by Aramark, as requested by Aramark. These products include the equipment comprising the MedClean systems, namely, the autoclave, shredder, tipper, conveyor and carts, plus related supplies and replacement parts. The services include quarterly preventive maintenance of the MedClean systems and corrective maintenance for any non-functioning components. Aramark's clients will order Aduromed's products and services through Aramark who will be responsible to Aduromed for payment.

      Under the agreement Aramark will pay Aduromed 45 days after invoice dates and, as to the MedClean system equipment, will pay in installments of 25% on receipt of a purchase order, 50% on delivery of the equipment and 25% upon commissioning the system.

      Aduromed has agreed to provide `most favored nation' treatment to Aramark. Further, it has agreed that, provided a certain revenue threshold has been met, it will not solicit business through hospital management companies that are competitors of Aramark, provided, nevertheless, that Aduromed will continue to have the right to solicit such business directly from hospitals that are managed by such competitors and from independent hospitals that Aramark has elected not to solicit as clients.

      The revenues attributable to the Aramark Agreement during the periods presented in the Financial Statements (below) are as follows:


                                                                         9 mos.
                                            Year 2004     Year 2005     YTD 2006
                                            ---------     ---------     --------
Aramark Revenue                                 0         1,202,783    1,190,000


The Weima Agreement

      Weima Distribution Agreement. Aduromed is party to an agreement with Weima America, Inc., dated as of April 8, 2004, pursuant to which the Company has the exclusive distribution rights in the United States to Weima's four shafted "ZMK" and other shredder machines for use in medical waste markets (the "Weima Agreement").

      This is the type of shredder used by Aduromed in its MedClean systems. The Weima Agreement may be terminated by either party on thirty (30) days notice.

      Sales of MedClean Systems. In the past two years, Aduromed has installed more than ten (10) systems and has accepted purchase orders for eight (8) more systems. The Company expects that sales will continue to increase beyond 2006. It is also anticipated that approximately 40% to 60% of the sales will be derived from the Aramark relationship over the next six years. Since sales of all the Company can effect the sale and installation without additional capital infusion.

Description of Properties.

      Offices of the Company. Under a lease agreement dated February 3, 2006, the Company recently took occupancy of approximately 11,856 square feet of combined office and warehouse space office on the upper level of the building at 3 Trowbridge Drive, Bethel, CT 06801 (the "Premises"). The lease has a term of ten (10) years and at the Company's option, its term may be renewed for two additional five (5) year periods. Base rent is set at the rate of $8,151.00 per month with annual increases of 3% commencing after the second year. Additional rent will be charged on a "triple net" basis for taxes, insurance and utilities. The Premises house all the Company's administrative, engineering, product development and project management personnel, along with space for warehousing supplies.

      In September, 2000 the Company closed its executive offices in King of Prussia, Pennsylvania; on January 23, 2006, it closed its office in Frisco, Texas; and on May 1, 2006, it closed its administrative offices at 153 Greenwood Avenue in Bethel, Connecticut.

Certain Relationships and Related Transactions

      Stockholders Agreement. On January 23, 2006, the Company, Aduromed, and certain stockholders of the Company, consisting of all holders of the Company's Series and Series B Preferred Stock and persons owning a majority of the issued and outstanding Common Stock of the Company, (the "Stockholder Parties"), entered into an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") pursuant to which each of the Stockholder Parties agreed to vote all securities of the Company owned by it or him then or acquired thereafter at any regular or special meeting of the stockholders of the Company or in any written consent in lieu of a meeting so that (i) the number of directors of the Company would be seven; (ii) for so long as the holders of the Series A Preferred Stock and the Series B Preferred Stock owned at least 10% of the outstanding shares of the Company's Common Stock (calculated as if the Series A Preferred Stock and Series B Preferred Stock converted into Common Stock and warrants to purchase Common Stock of the Company had been exercised) the election to the Board of Directors of the Company of at least two members designated by the holders of at least a majority of the outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock and the appointment to each committee of the Board of at least one such director designated by the holders of the Series A and Series B Preferred Stock; (iii) for so long as Damien Tanaka is employed as the Chief Executive Officer of the Issuer, the election to the Board of five members designated by Damien Tanaka; and (iv) the boards of directors of each subsidiary of the Company would be comprised of the same persons that shall be from time to time members of the Board. The Stockholder Parties agreed to vote their shares at each regular or special meeting or in any written consent in lieu of a meeting of stockholders of the Company to ensure that the Company charter documents would not, at any time, conflict with the provisions of the Stockholders Agreement.

      The Stockholder Parties include (i) the entities comprising the Preferred Holders as holders of the Series A and Series B Preferred Stock (ii) Damien R. Tanaka, the CEO and President of both the Company and Aduromed, as owner of the Company's Common Stock, and (iii) Norman C. Kristoff and Paul C. Chan along with their wholly-owned limited liability company Delphinian Quest Advisors LLC, also as owners of the Company's Common Stock.

      In accordance with the Stockholders Agreement on January 24, 2006, the holders of shares of the Series A and Series B Preferred Stock designated Paul Farrell, Managing Director of Pequot Capital Management, and Philip Anderson, portfolio manager of Sherleigh Associates, Inc., and Mr. Tanaka designated himself and Messrs. Kevin T. Dunphy, Jay S. Bendis, Elan Gandsman and Ronald A. LaMorte as directors of the Company and Aduromed; and those designees were duly appointed as directors.

      Subject to certain exceptions, under the Stockholders Agreement if the Company should propose to issue any securities, each holder of the Series A and Series B Preferred Stock would have 30 days from the date the Company notifies such holder to elect to purchase all of such holder's pro rata share of the securities proposed to be issued at the price and upon the terms proposed to be offered to the third party. Any such securities that remain unsubscribed by another holder of the Series A or Series B Preferred Stock may be purchased on a pro rata basis by any other such holder that has elected to subscribe for its pro rata share of such securities. Subject to certain exceptions, the preemptive rights would terminate on the date on which the Company shall have consummated an underwritten public offering of its Common Stock, with an aggregate price to the public of not less than $50 million, and such Common Stock shall have been listed on a national securities exchange or the National Association of Securities Dealers National Market System.

      Each of the Stockholder Parties agreed not to transfer its or his securities of the Company unless the transferee of such securities shall have agreed in writing to be bound by the terms of the Stockholders Agreement. The Stockholders Agreement provides that it may be amended upon the written consent of the Company and the holders of a majority of the shares held by the Stockholder Parties.

Prior Transactions with Officers of the Company and Aduromed

      On December 7, 2005, Halter Capital Corporation, a company controlled by Kevin Halter, Jr. the then president and a director of GDI, entered into agreement negotiated with Aduromed, and to which GDI was a party, to sell 259,600 shares of GDI's Common Stock to Aduromed for a purchase price of $600,000. The sale was conditioned upon the Merger, and was consummated on January 23, 2006. The transaction was valued at the quoted closing price of $1.75 per share of GDI Common Stock on December 12, 2005 plus a negotiated price amounting to $145,700 for the control position in GDI.

      On December 12, 2005, GDI issued 539,780 shares of its Common Stock (post split) to Kevin Halter, Jr., then its president and a director for his services in reorganizing and restructuring the Company. The shares were valued at the quoted closing price of $1.75 per share on the issue date.

      On September 29, 2005, Aduromed issued 300,000 shares of its common stock to Mr. Tanaka in connection with his employment agreement with the Aduromed. These shares were converted into 538,500 shares of the Company's Common Stock upon the Merger with GDI. The shares had a value of $.53 each when issued or a total value of $158,280.00, based upon their perceived value then being negotiated with potential third-party investors in Aduromed.

      Mr. Timothy Hertweck, who was appointed Vice President Sales of Aduromed effective January 1, 2006, had previously been the president and owner of Portfolio Management Associates, Inc., an Essex, Connecticut consulting firm, involved in merger, acquisition and turn-around situations. In 2005 Portfolio Management was engaged by Aduromed to investigate its sales program including staffing and methodologies, for which Aduromed paid $22,500.

      Mr. Robert Meyer was Managing Partner of Insight to Innovation, LLC in Wilton, Connecticut before joining Aduromed, effective January 1, 2006, as its Vice President Marketing. In the year 2005 Insight to Innovation, LLC, a consulting firm, had been retained by Aduromed to create a marketing plan that would comprise recommendations for project management, procurement, inventory control and after-market servicing. For such services Aduromed paid Insight to Innovation, LLC $82,327.00 in 2005.

      In August, 2005 Mr. Meyer and his brother, John Meyer, each loaned $100,000 to Aduromed for which they each received a promissory note in the face amount of $100,000 (each repaid in 2006) plus 100,000 shares of Aduromed's common stock (since converted into 179,500 shares of the Company's common stock pursuant to the Merger) and warrants to purchase 200,000 shares of Aduromed's common stock at $1.00 per share (since converted into warrants to purchase 179,500 shares of the Company's Common Stock at $.5571 per share). As consideration for his effecting the placement of these loans in August, 2005, Mr. Meyer also received a placement fee of $20,000. The proceeds of these loans were used by Aduromed to continue expansion of its regulated medical waste disposal business.

      Mr. Birch was appointed Vice President Business Development in September, 2005. Prior thereto Sky King Enterprises, Inc., a Texas corporation owned by Mr. Birch had been retained initially to create a web site and to undertake other IT-related services for Aduromed, and later to consult with Aduromed's CEO, Damien Tanaka, in connection with the negotiation and consummation of the Aramark Agreement. (See ARAMARK AGREEMENT below.) In years 2004 and 2005 Sky King Enterprises was paid $97,666.89 and $67,636.17, respectively, for these services. There are also outstanding advances to Mr. Birch, individually, in the aggregate amount $48,118 plus travel advances of $2,700 to cover his future travel expenses.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

   Net Revenue

      Total revenue for the nine months ended September 30, 2006 more than doubled to $3,228,389 compared with $1,403,302 for the same period in 2005. Of the revenue increase, $1,710,714 was attributable to an increase of revenues derived from sales of our MedClean system and a $114,373 increase for the sale of consumables, component parts and service contracts. Contract backlog as of September 30, 2006 was $2,056,088.

      Revenue from our MedClean product for the nine months ended September 30, 2006 was $2,902,053 and $1,191,339 for the same period in 2005. The revenue was attributable to increased activities on new contracts awarded earlier this year.

      As a result of our agreement with Aramark and the increased interest in our product from quoting activities with independent hospitals, we estimate that total revenue in 2006 will exceed revenues realized in 2005.

      Revenue from services for the nine months ended September 30, 2006 increased by $114,373 or 54.0% to $326,336 from $211,963 in the same period of 2005. The revenue was attributable to increased orders for consumable products from hospitals that have previously purchased our MedClean system compared to the same period last fiscal year.

      Orders for the MedClean system are contracted by purchase order and are billed in 3 increments. Typically, we bill our customers for 25% of the contact value at signing, 50% when the equipment is shipped to the customer and 25% upon completion of installation and start-up. Consumables and component parts are billed when shipped and service contracts are invoiced at the start of the service period and revenue is pro-rated over the life of the contract.

Gross Profit

      The gross profit for the nine months ended September 30, 2006 was $726,114 (22.5% of total revenue) compared with a gross profit of $391,606 (27.9% of total revenue) for the same period in 2005, an increase of $334,508. Gross profit was favorably impacted by an increase in the activity level for the nine months ended September 30, 2006 as compared to the same period last year. This was offset by costs exceeding the prorated revenue on maintenance contracts. We anticipate an improvement in gross profit throughout 2006 as more contracts are awarded.

      The components of costs of revenues for products include direct materials, shipping and rigging costs and contract labor primarily used to install, repair and maintain our equipment.

Operating Expenses

      Total operating expenses for the nine months ended September 30, 2006 was $3,402,471 compared with $1,193,706 for the same period in 2005, an increase of $2,208,765. The operating expenses for the nine months ended September 30, 2006 was primarily the result of increasing the Company's support from professional service providers and increasing its staffing to satisfy anticipated growth and compliance with reporting requirements as a public company as a result of the reverse merger in January 2006. The increases included salaries and wages for additional personnel of $946,813, depreciation on increased capital spending of $38,476, travel and entertainment of $168,406 health and business insurances of $268,878, investor relations, audit and legal expenses of $280,615. All other operating expenses increased $61,077 net. Pursuant to the terms of the Merger, the Company accrued $444,500 in liquated damages during the nine months ended September 30, 2006, as a result of being unable to register our stock by May 24, 2006 as prescribed in the agreement. Liquated damages accrue at 1 1/2% on the $7 million invested. To date we have not registered the stock.

      We anticipate this level of expenses to continue throughout the year.

Interest (Income) Expense

      Interest income for the nine month period ended September 30, 2006 was $63,930 compared with $6 of interest income for the same period in 2005. The Company invests its excess cash in a money market account. As of September 30, 2006 the interest rate was 3.71%.

      Interest expense for the nine months ended September 30, 2006 was $43,541 compared with $57,194 for the same period in 2005, a decrease of $13,653. The interest expense was related to a decrease in loans which where either repaid or converted to stock previously.

Net loss

      Net loss for the nine months  ended  September  30, 2006 was  $(2,655,968)
compared to a net loss for the nine months ended September 30, 2005 of $(859,538).

Net Loss Attributable to Common Stockholders

      Net loss attributable to common stockholders for the nine months ended September 30, 2006 was $(2,955,200) or $(0.14) cents per share (basic and diluted), compared to a net loss of $(859,538) or $(0.05) cents per share (basic and diluted) for the nine months ended September 30, 2005.

      During the nine month period ended September 30, 2006, the Company accrued $299,232 in dividends with an interest rate of 8% through January 22, 2006 on $1,989,030, the value received for the series A preferred stock and an interest rate of 6% on $7,000,000 thereafter, the total value received for both series A and B preferred stock.

Financial Condition

   Liquidity and Capital Resources

      The Company's cash on hand and working capital are as follows:


                                          September 30, 2006   December 31, 2005
                                          ------------------   -----------------
Cash on hand                              $        2,080,397   $         407,058
Working Capital                           $          868,555   $          71,653


      On January 23, 2006, Aduromed purchased controlling interest in GDI, a shell company for $600,000, followed on the same date by a reverse merger transaction in which Aduromed became a wholly owned subsidiary of GDI.

      On January 23, 2006, the Company issued 15,780,160 shares of its Series B Preferred stock and warrants covering 15,780,160 shares of its common stock for $5,010,970 in cash less $568,629 in costs related to the issuance of the stock.

      On January 31, 2006, the Company issued 682,100 shares of common stock at the conversion price of $0.29 per share in conjunction with the issuance of 6 month convertible notes to 2 individuals. The value was amortized to interest expense over the term of the notes.

      On March 31, 2006, the Company repaid $102,289 in notes payable.

      To date,  the  Company  purchased  $404,555 in fixed  assets.  The Company
anticipates   purchasing   approximately  $25,000  in  additional  fixed  assets
throughout the remainder of 2006.

      Net cash used in operating activities totaled $1,655,870 and $860,224 for the nine months ended September 30, 2006 and 2005, respectively.

      Our accounts receivable balance may have dramatic swings from one period to another depending upon the timing and the amount of milestone billings included in the balance at the end of any accounting period. There are three milestone billings representing a percentage of the contract value for each installment and our payment terms are "upon receipt". Receivable balances are typically paid within 15 days of the invoice date. Billings for maintenance contracts and consumables are due within 45 days and are more numerous but much smaller in value than milestone billings. We review our outstanding receivable balances on a regular basis to ensure that the allowance for bad debt is adequate. Due to the varying nature in the timing and amounts of the receivable balances as noted above, the change in the allowance for doubtful account will not necessarily correlate with the increase or decrease in the accounts receivable balance.

      Our inventory balance may have dramatic swings from one period to another depending upon the expected installation date of our MedClean systems and our accounts payable balances can have similar swings depending on payment terms and any volume purchases or discounts we may take advantage of from time to time. For the first nine months of 2006, the Company increased its inventory on hand by $356,657 to $402,698 in anticipation of increased business expected in 2006.

      Cash expected to be generated from operating activities, together with funds available resulting from the proceeds of the private placement, are expected, under current conditions, to be sufficient to finance the Company's planned operations over the next twelve months. As we start to increase our penetration in the United States market, we will need to expand our customer service and technical support capabilities to meet the needs of our clients. We may require additional working capital or other funds in the future should we modify our current business plan or undertake any acquisitions.

      GDI has an obligation to file a Registration Statement to register the following securities: the shares of Common Stock into which the Series A and Series B shares may be converted; the Series A and Series B Preferred Warrants; and the shares of Common Stock which would be issued by the exercise of these warrants. These securities are held by the Investor Group in consequence of the Merger. GDI has been unable to cause this Registration Statement to become effective by May 24, 2006 , and it is therefore required to pay the Investor Group liquidated damages of 1 1/2% per month of the funds it received for the purchase of the Series A Preferred Stock and the Series B Preferred Stock until the Registration Statement is effective. The Company has accrued $444,500 through September 30, 2006 and will cost the Company approximately $105,000 per month each month until such Registration Statement is declared effective.

      GDI has an obligation to pay dividends on the value of its preferred stock at a rate of 6%. To date we have accrued $339,013 in dividends payable.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004.

    Net Revenue

      Total revenue for 2005 was $1,989,285 compared with $2,285,198 for 2004, a decrease of $295,913, or 12.9%. Of the revenue decrease, $493,724 was attributable to a reduction of revenues derived from sales of our MedClean Systems offset by a revenue increase of $197,811 for the services operations including the sale of consumables, component parts and service contracts. Contract backlog as of December 31, 2005 was $839,480.

      Revenue from our MedClean product for 2005 was $1,594,623 and $2,088,347 for 2004, a decrease of $493,724, or 23.6%. The decrease in revenue was attributable to reduced activities in the period and the timing of a contract awarded in the fourth quarter later than planned

      Revenue from services doubled in 2005 to $394,662 compared with $196,851 for 2004. The primary reason for the increase is the purchase of component parts from customers who previously purchased a MedClean System.

      Orders for the MedClean System are contracted by purchase order ("PO") and are billed in 3 increments. Typically, we bill our customers for 25% of the contact value at signing, 50% when the equipment is shipped to the customer and 25% upon completion of installation and start-up. Consumables and component parts are billed when shipped and service contracts are invoiced at the start of the service period and revenue is pro-rated over the life of the contract.

    Gross Profit

      Gross profit for 2005 was $164,223 (8.3% of total revenue) compared to gross profit of $780,806 (34.2% of total revenue) for 2004, a decrease of $616,583. The gross profit decrease was primarily due to start up costs of our systems exceeding budgeted levels in 2005.

      The components of costs of revenues for products include direct materials, shipping and rigging costs and contract labor primarily used to install, repair and maintain our equipment.

    Operating Expenses

      Operating expenses for 2005 were $1,238,238 (62.2% of total revenue) compared with $701,671 (30.7% of total revenue) for 2004, an increase of $536,567 or 76.5%.

      The increase in operating expenses for 2005 was primarily a result of increasing the Company's support from professional service providers and increasing its staffing to satisfy anticipated growth and compliance with reporting requirements as a public company in anticipation of the reverse merger in January 2006. The increases included salaries, benefits and hiring costs for additional personnel of $331,912, marketing and regulatory consulting costs of $151,314, and other expenses of $53,341.

    General and Administrative Expenses

      General and Administrative expenses for 2005 were $785, 912 (39.5% of total revenue) compared with $323,834 (14.2% of total revenue) for 2004, an increase of $462,078.

      The increase in general and administrative expenses for 2005 was primarily a result of the Company's recording a non-cash expense for $158, 280 to record the value of stock issued to an employee as compensation and an amortization expense of $245,211 for stock options and warrants issued in 2005. The Company paid $40,000 in finder's fees for assistance in securing bridge loans during 2005. Net recurring general and administrative costs also increased $18,587 in the period.

    Interest (Income) Expense

      Interest and other income, net for 2005 was $2,726, compared with $22 for the same period of 2004. Interest expense for 2005 was $ 537,069, compared to $34,843 in 2004, an increase of $502,226. The increase was primarily related to the non-cash financing costs of $377,441 associated with the issuance of common stock and $101,218 in amortization expense for warrants issued as part of four bridge loan agreements. The four bridge loans entered into throughout the year amounted to $750,000 and the unsecured $100,000 line of credit from the Bank of America accounted for the $23,567 in increased interest expenses in 2005.

    Net Loss

      Net loss was $2,394,270 and $279,520 for 2005 and 2004, respectively.

    Net Loss Attributable to Common Stockholders

      Net loss attributable to common stockholders for 2005 was $2,434,051 or $0.24 cents per share (basic and diluted), compared to a net loss of $279,520 or $0.03 per share (basic and diluted) for 2004.

      In 2005, the Company accrued $39,781 in dividends determined at a rate of 8% per annum with respect to 3,489,527 shares of Aduromed series A preferred stock. On October 5, 2005, Aduromed had issued these 3,489,527 shares plus warrants covering 3,489,527 shares of its common stock in consideration for an investment of $1,989,030.

Financial Condition

    Liquidity and Capital Resources

      The Company's cash on hand and working capital are as follows:


                                                           2005         2004
                                                        ----------   ----------
Cash on hand                                            $  407,058   $   11,958
Working Capital                                         $  123,500   $ (235,944)


      On April 8, 2005 Aduromed received $350,000 in consideration for issuance of 350,000 shares of its common stock plus its 6 month convertible note bearing a 12% per annum interest rate. The note was repaid on October 7, 2005.

      On August 1, 2005 Aduromed received $200,000 in consideration for issuance of 200,000 shares of its common stock plus its 6 month convertible notes bearing a 12% per annum interest rate to two individuals. On January 31, 2006, the notes were converted into 380,000 shares of GDI's Common Stock at the conversion price of $0.53 per share.

      On August 2, 2005 Aduromed received $200,000 in consideration for its issuance of 200,000 shares of common stock plus its 6 month convertible note in principal amount of $200,000 bearing interest at 12% per annum. On September 14, 2005 the note plus accrued interest was converted into 384,600 shares of Aduromed common stock at the conversion price of $0.53 per share.

      The high interest rate on the bridge loan agreements calculated when taking into effect the impact of the equity issued in connection with the borrowings was required to attract investors to lend to the Company. At the time of the bridge loan investments the Company, due to its weak financial condition, was not attractive to traditional lenders and as a result turned to the bridge loan investors. The bridge loan investors required a higher rate of return on their investment as compensation for investing when the risk that the Company would not be able to repay its obligations under the agreements was higher than normal.

      On August 3, 2005, Aduromed signed a $100,000 unsecured note payable with a bank. The note is personally guaranteed by an officer of the Company and bears interest at the bank's prime interest rate adjusted quarterly (7.25% at December 31, 2005), and is due in 2012. As of December 31, 2005 the Company had borrowed $100,000 against this line.

      On October 5, 2005, Aduromed issued 3,489,527 shares of its series A preferred stock and warrants covering 3,489,527 shares of its common stock in consideration for investment in Aduromed of $1,989,030 less $274,551 in costs related to the issuance of the stock.

      During 2005, the Company purchased $79,217 in fixed assets compared to $8,816 in 2004. The Company anticipates purchasing approximately $250,000 in fixed assets throughout 2006.

      Net cash used in operating activities totaled $1,804,294 and $29,370 for 2005 and 2004, respectively. In the fourth quarter of 2005, the Company began to build inventory components primarily for future use in generating revenue in anticipation of pending contract awards and paid accounts payable balances.

      Our accounts receivable balance may have dramatic swings from one period to another depending upon the timing and the amount of milestone billings included in the balance at the end of any accounting period. There are three milestone billings representing a percentage of the contract value for each installment and our payment terms are "upon receipt". Receivable balances are typically paid within 15 days of the invoice date. Billings for maintenance contracts and consumables are due within 45 days and are more numerous but much smaller in value than milestone billings. We review our outstanding receivable balances on a regular basis to ensure that the allowance for bad debt is adequate. Due to the varying nature in the timing and amounts of the receivable balances as noted above, the change in the allowance for doubtful account will not necessarily correlate with the increase or decrease in the accounts receivable balance.

      Our inventory balance may have dramatic swings from one period to another depending upon the expected installation date of our MedClean systems and our accounts payable balances can have similar swings depending on payment terms and any volume purchases or discounts we may take advantage of from time to time.

      Cash expected to be generated from operating activities, together with funds available resulting from the proceeds of the private placement, are expected, under current conditions, to be sufficient to finance the Company's planned operations over the next twelve months.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

      The Company has never paid a dividend with respect to any of its securities. Its Common Stock is quoted on the NASDAQ OTC Bulletin Board under the symbol GDVC.OB. The quotations reflect inter-dealer prices, without retail mark-up or commission and may not represent actual transactions. Information regarding the high and low bid information for the Company's Common Stock for each calendar quarter within the Company's past two full fiscal years and for the nine months ended September 30, 2006 is as follows:

                                  Quarter Ended


                                                              High         Low
2006                                                        -------      -------
March 31                                                    $  0.71      $  0.71
June 30                                                        1.04         0.62
September 29                                                   1.02         1.02
2005
March 31                                                    $  1.30      $  1.15
June 30                                                        1.75         1.75
September 30                                                   1.50         1.10
December 31                                                    1.10         1.10
2004
March 31                                                    $  0.80      $  0.80
June 30                                                        0.90         0.80
September 30                                                   0.90         0.80
December 31                                                    1.25         0.80


      As of September 30, 2006 the Company had approximately 1,354 registered holders of record of common stock. Some of those registered holders are brokers who are holding shares for multiple clients in street names. Accordingly, the Company believes the number of actual shareholders of common stock exceeds the number of registered holders of record.

      The Company has never paid any cash or stock dividends. The Company presently intends to reinvest earnings, if any, to fund the development and expansion of the Company and therefore, does not anticipate paying dividends on common stock in the foreseeable future. The declaration of dividends will be at the discretion of the Board of Directors and will depend upon the Company's earnings, financial position, general economic conditions and other pertinent factors.

Executive Compensation

                           SUMMARY COMPENSATION TABLE

      The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to GDI's Chief executive Officer and each other executive officer whose total salary and bonus is in excess of $100,000.00.


                                                            Annual Compensation
                                                            -------------------
                                                                    Other Annual
Name and Principal Position                                 Year    Compensation
---------------------------                                 ----    ------------
Kevin Halter, Jr.                                           2005    $ 994,615(1)
President/CEO                                               2004          -0-
                                                            2003          -0-





(1) On December 12, 2005 Mr. Kevin Halter, Jr., then the CEO, president and a director of Registrant GDI, was issued 539,600 shares of Common Stock for his past services in restructuring and reorganizing GDI. The stock had a dollar value, based upon the quoted closing price on that date of $1.75 per share for GDI's Common Stock on the OTC:BB, adjusted for GDI's subsequent reverse 1:5 stock split prior to the Merger.

      During GDI's last three fiscal years none of its executives or directors received any compensation for acting in those capacities. No bonuses or other considerations, either cash or non-cash were paid to these executives in those years, except as set forth in the above SUMMARY COMPENSATION TABLE. No perquisites or other personal benefits, other securities or property were given the executive referenced in the above table in any of these fiscal years that had aggregate value greater than $50,000.

Post Merger GDI Employment Agreements with Certain Executives

      On the date of the Merger on January 23, 2006, Aduromed became the wholly-owned subsidiary of GDI; and Damien R. Tanaka was appointed as GDI's CEO and President; and Kevin T. Dunphy was appointed as its CFO and Treasurer of the Company. On that same date Mr. Tanaka and Mr. Dunphy each entered into an employment agreement with the Company to act in the capacities to which he had been appointed. Both Mr. Tanaka's and Mr. Dunphy's agreements terminate on September 28, 2010. At the expiration of the original term of Mr. Tanaka's Agreement on September 28, 2010, and upon each anniversary thereafter, the Term of Mr. Tanaka's Agreement shall be deemed renewed and extended for successive one-year periods, provided that neither party, within ninety (90) days prior to such expiration date or any anniversary thereof, shall have given written notice to the other that this Agreement shall not be renewed or extended, with automatic one year renewals thereafter, and obligates him to serve in the capacity of president and chief executive officer of the Company at no compensation from GDI. Mr. Dunphy's agreement terminates on September 28, 2010 with automatic one year renewals thereafter, and obliges him to serve in the capacity of treasurer and chief financial officer of the Company at no compensation. The employment agreements with both men contain covenants of confidentiality and assignments of proprietary intellectual property rights. These executives have similar employment agreements with Aduromed pursuant to which compensation is paid. (See "Aduromed Employment Agreements" below).

Post Merger Directors' Compensation

      On January 23, 2006, Damien R. Tanaka, Kevin T. Dunphy, Paul Farrell and Philip Anderson were appointed to the Board of Directors, along with independent directors, Jay S. Bendis, Elan Gandsman and Ronald A. LaMorte.

      Currently, Aduromed does not pay the members of its board of directors any compensation and has not paid them compensation of any amount or of any kind in the last three full fiscal years.

      Currently, the Company has not paid the members of its board of directors any compensation of any amount or of any kind in the last three full fiscal years.

      The designated new management of the Company has established the following schedule of compensation payable to the independent members of its Board of Directors commencing on January 23, 2006:

      Annual Retainer:                     $8,000.00 based upon four regular
                                           meetings per annum
      Stock Options:                       To be Determined
      Committees:                          $500.00 per meeting
      Committee Chair:                     $500.00 per meeting
      Chair:                               $1,000.00 per chaired committee
      Special Meeting of Directors:        $1,000.00 for attendance in
                                           person/$500.00 by telephone.
      Out-of-Pocket Expense:               Customary reimbursement for expenses.


      Non-independent directors will not be paid compensation for serving as members of the board other than to receive customary reimbursement of expenses.

      Combined meetings of the boards of directors of the Company and Aduromed will be considered a single meeting for purposes of the foregoing compensation schedule, and the same schedule will apply to any separate meetings of Aduromed's board of directors. Payments to be made on quarterly basis.

Pre Merger Aduromed Executive Compensation

      In each of fiscal years ending December 31, 2003, 2004 and 2005, respectively, the following named executive officers of Aduromed received compensation as indicated:


Fiscal Year                               Damien R. Tanaka        Kevin Dunphy
-----------                               --------------------- ----------------
2003                                        $ 120,192.25               --
2004                                        $ 125,999.99               --
2005                                        $ 151,442.31          $  77,000.00


      All compensation was paid in cash as salary. No bonuses or other considerations, either cash or non-cash, were paid to these executives in those years. No perquisites or other personal benefits, securities or property were given to the named executive officers in any of those fiscal years that had aggregate value greater than $50,000 or 10% of the total compensation paid to the executive in that year.

      As inducement for his becoming and employee of Aduromed, an individual option was granted to Mr. Dunphy on June 1, 2005, to purchase 851,969 shares of Aduromed's common stock, exercisable at $0.25 per share commencing June 1, 2006. Pursuant to the Merger, these options have been restated to 1,529,284 shares of GDI Common Stock exercisable at $0.1393 per share. No SARs or other options were granted by Aduromed in 2005.

Aduromed Employment Agreements

      Aduromed has the following-described employment agreements with its named executive officers, each dated as of September 30, 2005, and each for a five (5) year term renewable from year to year thereafter. Each agreement provides perquisites and other benefits including covering supplemental family medical insurance, use of a motor vehicle and long term disability benefits.

      The employment agreement with Mr. Tanaka provides that he will act as President and Chief Executive Officer of Aduromed at a minimum annual base salary of $250,000.00, to be reviewed each year by the board of directors, plus a cash bonus based upon Aduromed's attainting financial objectives determined annually by the board, not to exceed 100% of his base salary.

      The employment agreement with Mr. Dunphy provides that he will act as Chief Financial Officer of Aduromed at a minimum annual base salary of $130,000.00, to be reviewed each year by the board of directors, plus a cash bonus based upon Aduromed's attaining financial objectives determined annually by the board, not to exceed 100% of his base salary. The commencement date of his employment was June 1, 2005.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

      On January 24, 2006, Amper, Politziner & Mattia, P.C., Certified Public Accountants, ceased to act as the independent registered public accountant of the Company, and their client-auditor relationship thereupon ended.

      Pursuant to action by the Company's Board of Directors, the Company accepted the resignation of Amper, Politziner & Mattia, P.C. in contemplation of its retaining Child, Van Wagoner & Bradshaw, PLLC, Certified Public Accountants, as its independent registered public accounting firm certifying accountants for the fiscal year ended December 31, 2005.

      On February 9, 2006, pursuant to action taken by its Board of Directors, the Company retained Child, Van Wagoner & Bradshaw, PLLC as its independent registered public accounting firm for the fiscal year ended December 31, 2005, replacing Amper, Politziner & Mattia, P.C.

      No report on the financial statements of the Company issued by Amper Politziner & Mattia, P.C. for the 2004 fiscal year contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, or were there any disagreements during the last two fiscal years and through January 24, 2006, between Amper, Politziner & Mattia, P.C. and the Company concerning any matter of accounting principles or practices, financial statement, disclosure or auditing scope or procedure, which disagreements if not resolved would have required Amper Politziner & Mattia, P.C. to make reference to the subject matter thereof in connection with its report. During the last two fiscal years and through January 24, 2006, none of the events listed in Items (1) through (3) of Item 304(b) of Regulation S-B has occurred; and during such period the Company has not consulted with Child, Van Wagoner & Bradshaw PLLC concerning any matter referred to under paragraph (i) or
(ii) of Item 304(a)(2) of Regulation S-B.

                              GENERAL DEVICES, INC.

                          INTERIM FINANICAL STATEMENTS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

                              GENERAL DEVICES, INC.

                      INDEX TO INTERIM FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2006


                                                                            PAGE
                                                                            ----

CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2006 AND DECEMBER 31, 2005  F-3

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS
  ENDED SEPTEMBER 30, 2006 AND 2005                                          F-4

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
  FOR THE PERIOD ENDING SEPTEMBER 30, 2006                                   F-5

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD
  ENDING SEPTEMBER 30, 2006                                                  F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2006          F-7


                              GENERAL DEVICES, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                        Unaudited
                                                                       -----------
                                                                        30-Sep-06      31-Dec-05
                                                                       -----------    -----------
                                     ASSETS
 Current assets
    Cash                                                               $ 2,080,397    $   407,058
    Accounts receivable (net of $16,100 allowance)                          98,757         82,949
    Revenue in excess of billings                                          499,980        156,467
    Prepaid expenses                                                        20,259         24,531
    Inventory                                                              402,698         46,041
                                                                       -----------    -----------
 Total current assets                                                    3,102,091        717,046
 Property, plant and equipment                                             442,336         79,407
    Long term advances and deposits                                         67,807         82,960
                                                                       -----------    -----------
 Total assets                                                          $ 3,612,234    $   879,413
                                                                       ===========    ===========
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
    Accounts payable                                                   $   848,046    $   224,957
    Dividends payable                                                      339,013           --
    Deferred revenue                                                        20,307         33,671
    Convertible notes payable - short term                                    --          200,000
    Accrued liabilities                                                    741,620         48,017
    Billings in excess of Revenue                                          145,802
    Current portion of long-term debt and Notes payable                    138,748        138,748
                                                                       -----------    -----------
 Total current liabilities                                               2,233,536        645,393
 Other liabilities
    Notes payable, less current portion                                     75,965        132,978
    Notes payable to related parties                                       176,622        217,847
                                                                       -----------    -----------
 Total other liabilities                                                   252,587        350,825
                                                                       -----------    -----------
 Total liabilities                                                       2,486,123        996,218
 Stockholders' equity (deficit)
    Preferred stock: $.0001 par value; 40,000,000 shares authorized;
      22,043,862 and 6,263,702 shares issued and outstanding                 2,204            626
    Common stock: $.0001 par value; 100,000,000 shares authorized;
      20,683,257 and 19,001,152 shares issued and outstanding                2,068          2,000
    Additional paid-in capital                                           7,496,470      3,300,000
    Accumulated deficit                                                 (6,374,631)    (3,419,431)
                                                                       -----------    -----------
 Total stockholders' equity (deficit)                                    1,126,111       (116,805)
                                                                       -----------    -----------
 Total liabilities and stockholders' equity (deficit)                  $ 3,612,234    $   879,413
                                                                       ===========    ===========


                See notes to consolidated financial statements.

                              GENERAL DEVICES, INC.
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         Nine months ended
                                                           September 30,
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
Revenues
   Contract revenues earned                        $  2,902,053    $  1,191,339
   Sales and service revenues                           326,336         211,963
                                                   ------------    ------------
Total revenues                                        3,228,389       1,403,302
Cost of sales                                         2,502,275       1,011,696
                                                   ------------    ------------
Gross profit                                            726,114         391,606
Operating expenses
   Salaries and wages                                 1,217,026         270,213
   General and administrative expenses                2,143,819         920,343
   Depreciation expense                                  41,626           3,150
                                                   ------------    ------------
Total operating expenses                              3,402,471       1,193,706
                                                   ------------    ------------
Loss from operations                                 (2,676,357)       (802,100)
Interest income and expense
   Interest income                                       63,930               6
   Interest (expense)                                   (43,541)        (57,194)
                                                   ------------    ------------
Total other income and expenses                          20,389         (57,188)
                                                   ------------    ------------
Net loss before income taxes                         (2,655,968)       (859,288)
Provision for income tax benefit                           --              (250)
                                                   ------------    ------------
Net loss                                           $ (2,655,968)   $   (859,538)
                                                   ============    ============
Basic and diluted loss per common share            $      (0.14)   $      (0.05)
Weighted average common shares outstanding           20,880,722      19,001,152







                See notes to consolidated financial statements.


                              GENERAL DEVICES, INC.
       UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
            FOR THE PERIOD FROM JANUARY 1, 2006 TO SEPTEMBER 30, 2006




                                   Preferred Stock                 Common Stock           Additional
                              --------------------------    --------------------------      Paid-in     Accumulated
                                 Shares         Amount         Shares         Amount        Capital       Deficit         Total
                              -----------    -----------    -----------    -----------    -----------   -----------    -----------
Balance January 1, 2006         6,263,702    $       626     19,001,152    $     1,900    $ 3,300,100   $(3,419,431)   $  (116,805)
 Issuance of Series B          15,780,160          1,578                                    5,009,392                    5,010,970
   preferred stock
 Costs of issuance                                                                           (568,629)                    (568,629)
 Stock issued on note                                           341,050             34         99,966                      100,000
   conversion
 Stock issued on note                                           341,050             34         99,966                      100,000
   conversion
 Stock issued for purchase
   of GDI & recapitalization                                  1,000,005            100       (600,100)                    (600,000)
 Warrants and options                                                                         155,775                      155,775
   issued for services
 Preferred stock dividend                                                                                  (299,232)      (299,232)
 Net loss for the period             --             --             --             --             --      (2,655,968)    (2,655,968)
                              -----------    -----------    -----------    -----------    -----------   -----------    -----------
Balance September 30, 2006     22,043,862    $     2,204     20,683,257    $     2,068    $ 7,496,470   $(6,374,631)   $ 1,126,111
                              ===========    ===========    ===========    ===========    ===========   ===========    ===========





















                See notes to consolidated financial statements.


                              GENERAL DEVICES, INC.
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               Nine months ended
                                                                                   September
                                                                          --------------------------
                                                                              2006           2005
                                                                          -----------    -----------
Cash flows from operating activities:
   Net loss                                                               $(2,655,968)   $  (859,538)
   Adjustments to reconcile net loss to net cash used in operations:
Stock issued for services and interest                                        155,775        101,920
     Warrants and options issued for services
   Depreciation expense                                                        41,626          3,150
   Bad debt allowance                                                            --          (18,178)
   Changes in operating assets and liabilities:
   Accounts receivable                                                        (15,808)      (318,639)
      Loans receivable                                                          2,029        (31,132)
      Revenue and costs in excess of billings                                (343,513)        22,360
      Prepaid expenses                                                          4,272        (60,537)
      Inventory                                                              (356,657)        (3,871)
      Security deposits                                                        13,124
      Accounts payable and accrued liabilities                              1,017,799         27,623
      Deferred revenue                                                        (13,364)        44,895
      Billings in excess of revenue and costs                                 145,802        262,085
      Dividends payable                                                       339,013
      Customer advances                                                          --          (30,362)
                                                                          -----------    -----------
Net cash used in operating activities                                      (1,665,870)      (860,224)
Cash flows from investing activities:
   Purchase of fixed assets                                                  (404,555)        (8,344)
                                                                          -----------    -----------
Net cash used by investing activities                                        (404,555)        (8,344)
Cash flows from financing activities:
   Acquisition of shell company                                              (600,000)          --
   Proceeds from notes payable                                                   --          943,537
   Repayments of notes payable                                                (57,352)       (51,500)
   Repayments of notes payable to related parties                             (41,225)
   Proceeds from issuance of preferred stock                                5,010,970           --
   Costs of issuance of preferred stock                                      (568,629)          --
                                                                                         -----------
Net cash provided by financing activities                                   3,743,764        892,037
                                                                          -----------    -----------
Increase in cash and cash equivalents                                       1,673,339         23,469
Cash and cash equivalents, beginning of period                                407,058         11,958
                                                                          -----------    -----------
Cash and cash equivalents, end of period                                  $ 2,080,397    $    35,427
                                                                          ===========    ===========
Supplemental disclosures of cash flow information:
   Cash paid for interest                                                 $    48,265    $    57,194
                                                                          ===========    ===========
   Cash paid for income taxes                                             $      --      $       250
                                                                          ===========    ===========
Supplemental disclosures of noncash investing and financing activities:
   Conversion of note to stock                                            $   200,000    $   200,000
                                                                          ===========    ===========



                 See notes to consolidated finncial statements.

                              GENERAL DEVICES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

      The condensed consolidated balance sheets of General Devices Inc. and subsidiaries ("GDI", the "Company") as of September 30, 2006 and December 31, 2005, the condensed consolidated statements of operations for the three and nine month periods ended September 30, 2006 and 2005, the condensed consolidated statement of stockholders' equity (deficit) for the nine month period ended September 30, 2006 and the condensed consolidated statements of cash flows for the nine months ended September 30, 2006 and 2005, have been prepared by the Company without audit. In the opinion of management, the information contained herein reflects all adjustments necessary to make the presentation of the Company's condensed financial position, results of operations and cash flows not misleading. All such adjustments are of a normal recurring nature. This quarterly report gives effect to the Company's reverse merger with Aduromed Corporation ("Aduromed") on January 23, 2006 (the "Merger"). As a result, Aduromed became a wholly owned subsidiary of GDI. The transaction is accounted for as a recapitalization of Aduromed, commonly referred to as a reverse merger with Aduromed being the accounting acquirer. Consequently, the financial statements prior to January 23, 2006 are essentially the financial statements of Aduromed with the adopted capital structure of GDI.

      The accompanying condensed consolidated financial statements do not contain all of the information and disclosures required by accounting principles generally accepted in the United States of America and should be read in conjunction with the consolidated financial statements and related notes included in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2005.

2.    BUSINESS DESCRIPTION - ORGANIZATION

      Aduromed became the wholly owned subsidiary of GDI following the Merger and is GDI's sole operating unit. Aduromed designs, fabricates and installs systems to treat regulated medical waste on site. Its principal products are the Aduromed MedClean series systems.

      Aduromed provides MedClean systems to hospitals and other medical facilities as efficient, safe, cost-effective and legally-compliant solutions as alternatives to incineration or off-site hauling of untreated medical waste and to other types of alternative treatment technologies and methodologies.

      Pursuant to the terms of the Merger, each holder of a share of Aduromed's common stock (par value $0.01 per share) became entitled to 1.795 shares of GDI's Common Stock, and each holder Aduromed's series A preferred stock (par value $0.01 per shares) became entitled to 1.795 shares of GDI's of Series A Preferred Stock. In addition, warrants previously issued to certain Aduromed Preferred Holders entitling them to purchase a total of 3,489,527 shares of Aduromed's common stock at $0.68 per share were converted into GDI warrants ("Series A Investor Warrants") to purchase 6,263,700.97 shares of GDI Common Stock at $0.37883 per share.

      Pursuant to the Merger, all warrants issued by Aduromed then outstanding ("Aduromed Warrants") were converted into warrants issued by GDI to purchase GDI shares of Common Stock at a conversion rate of 1.795 shares of GDI Common Stock for each share covered by the Aduromed Warrants with an exercise price per share reduced by a corresponding factor of 1.795. The modifications of these options did not result in any additional stock compensation expense under FAS 123 (R).

      Under the terms of the Merger, GDI agreed to assume the obligations of Aduromed under the securities purchase agreement, dated as of September 30, 2005, between the Aduromed Preferred Holders and Aduromed as amended by the Amended and Restated Securities Purchase Agreement dated as of


                              GENERAL DEVICES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    BUSINESS DESCRIPTION - ORGANIZATION    (Continued)

      January 23, 2006; and, pursuant  thereto,  on January 23, 2006 the Company issued  15,780,160  shares of GDI Series B Preferred  Stock and 15,780,160 warrants  ("Series  B Investor  Warrants"),  each to  purchase  15,780,160
      shares  of  GDI  Common   Stock  at  $0.31754   and  $0.37883  per  share,
      respectively, to the Aduromed Preferred Holders in consideration for their investing  an  additional  $5,010,970.04  in GDI.  (The  Series A Investor
      Warrants and the Series B Investor  Warrants are  hereinafter  referred to collectively, as the "Investor Warrants".)

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      EARNINGS (LOSS) PER COMMON SHARE

      The net earnings (loss) per common share is computed by dividing the net loss for the period by the weighted average number of shares outstanding for the period. Outstanding warrants and options for the nine month period ending September 30, 2006 and 2005 amounting to 40,773,639 and 11,709,593 respectively were not included in the calculation for net loss per common share because it would be antidilutive.

      Outstanding Preferred A and B class of stock and the common stock equivalents for the nine month period ending September 30, 2006 and 2005 amounting to 22,043,859 and 6,263,702 respectively shares associated with the conversion feature of both classes of Preferred stock were not included in the calculation for net loss per common share as it would be antidilutive.

      The  numerator  and  denominator  used in the basic and  diluted  earnings
      (loss) per share of common stock computations are presented in the following table:

                                                               Nine months ended
                                                             2006            2005
                                                         ------------    ------------
NUMERATOR FOR BASIC AND DILUTED EPS (LPS)
    Net loss per statement of operations                 $ (2,655,968)   $   (859,538)
    Dividend payable to preferred stockholders               (299,232)           --
                                                         ------------    ------------
   Net loss to common stockholders                       $ (2,955,200)   $   (859,538)
                                                         ============    ============
DENOMINATOR FOR BASIC AND DILUTED EPS (LPS)
   Weighted average shares of common stock outstanding     20,880,722      19,001,152
  Basic and diluted EPS (LPS)                            $      (0.14)   $      (0.05)
                                                         ------------    ------------


      USE OF ESTIMATES

      The preparation of the accompanying financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                              GENERAL DEVICES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    (Continued)

      CONTROL BY PRINCIPAL STOCKHOLDERS

      The directors, executive officers and their affiliates or related parties, own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

      DEPENDENCE ON PRINCIPAL CUSTOMER

      One principal customer, Aramark is projected to represent up to 60% of our revenues for the year 2006. For the nine months ended September 30, 2006, we recognized approximately $1,190,000 or 37% of total revenue in revenue from Aramark. In 2005, this one customer accounted for approximately 40% of our revenues. The loss of our principal customer would have a significant adverse impact on our business.

      ACCOUNTS RECEIVABLE

      The Company maintains an accounts receivable ledger to track amounts due from individual customers. The Company continuously monitors the creditworthiness of its customers and has established an allowance for amounts that may be uncollectible in the future based on current economic conditions, historical payments and specific customer related collection issues. The allowance for bad debts was $16,100 as of September 30, 2006 and December 31, 2005.

      PROPERTY, PLANT AND EQUIPMENT

      The Company has property, plant and equipment that consist of automobiles, computers and related accessories, and office furniture. The depreciation is calculated using the straight line method over the life of the property. All property currently held has a useful life of 3 to 10 years. The following table summarizes these assets as of September 30, 2006 and December 31, 2005:


                                                   September 30,    December 31,
                                                        2006            2005
                                                   -------------   -------------
Vehicles                                                  41,338          41,338
Office Furniture                                         177,909          19,448
Computers and Accessories                                161,052          32,955
Leasehold Improvements                                   117,997
Construction in Progess                                     --              --
                                                   -------------   -------------
                                                         498,296          93,741
 Accumulated Depreciation                                 55,960          14,334
                                                   -------------   -------------
                                                         442,336          79,407
                                                   =============   =============

T
                              GENERAL DEVICES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    (Continued)

      INVENTORY

      The Company maintains an inventory, which consists primarily of component parts, spare parts and disposable goods. The inventory, using the average cost method, was $402,698 and $46,041 as of September 30, 2006 and December 31, 2005 respectively and is stated at the lower of cost or market. The following table summarizes these assets as of September 30, 2006 and December 31, 2006:


                                                   September 30,    December 31,
                                                        2006            2006
                                                   -------------   -------------
Component & spare parts                            $      34,026   $      16,919
Consumables                                              182,189          29,122
Inventory-down payments                                  186,483               0
Total Inventory                                    $     402,698   $      46,041


      BUSINESS COMBINATION

      On January 23, 2006, Aduromed became the wholly owned subsidiary of GDI following the Merger and is GDI's sole operating unit.

      REVENUE RECOGNITION

      The Company recognizes revenues from fixed-price and modified fixed-price construction type contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. The Company typically bills 25% of the contract at signing, 50% upon delivery of components, and the final 25% upon completion of installation and start-up.

      Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

      The Company provides a one year warranty on the systems it installs. The Company also obtains a one year warranty on the system components from the component manufacturer, thereby mitigating potential warranty costs. Accordingly, the Company has accrued no reserve for warranty. After the warranty term expires the Company offers a maintenance agreement of one or more years to the customer. The Customer is billed for, and pays for the maintenance agreement in advance. Revenues from such maintenance agreements are recognized ratably over the lives of the maintenance agreements, with the excess of the amount collected over the amount recognized as deferred revenue. At September 30, 2006 and December 31, 2005 the Company had $20,307 and $33,671 in deferred revenue from maintenance agreements.

      Revenues from the sale of accessories, repairs and replacement parts are recognized when the goods are shipped to the customer in accordance with a valid order agreement. The order agreement specifies delivery terms and pricing, and is considered to reasonably assure collection from the customer.


                              GENERAL DEVICES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    (Continued)

      LOANS RECEIVABLE

      The Company has advanced money to employees. These loans have no set repayment schedule. The loans receivable totaled $49,818 and $51,847 as of September 30, 2006 and December 31, 2005, respectively.

      CONSTRUCTION CONTRACTS

      The Company entered into construction type contracts to furnish and install its systems in hospitals. There were five outstanding contracts at September 30, 2006 and one outstanding contract at December 31, 2005. The following table summarizes these outstanding contracts:


                                                                           Revenues in    Billings in
                                                  Revenue      Amounts      excess of       excess
            Contract Amount                     Recognized     Billed       Billings     of Revenues
            ---------------                     ----------   ----------   ------------   ------------
Outstanding contracts at September 30, 2006
500,000                                            450,471      500,000           --           49,529
1,327,930                                          626,758      331,983        294,775           --
1,976,894                                        1,261,429    1,307,733           --           46,304
648,223                                            598,254      648,223           --           49,969
993,544                                            453,591      248,386        205,205           --
                                                                          ------------   ------------
                                                                               499,980        145,802
                                                                          ============   ============
Outstanding contracts at December 31, 2005
1,327,930                                          488,450      331,983        156,467           --
                                                                          ------------   ------------
                                                                               156,467           --
                                                                          ============   ============


      NOTES PAYABLE - SHORT-TERM

      The Company had notes payable to two individuals totaling $200,000. The notes bore interest at 1% per month and were convertible into 682,100 shares of the Company's common stock. The note holders exercised their conversion options on January 31, 2006.

      In connection with the acquisition of an interest in Aduromed's predecessor, 3% of sales are due to two individuals on a quarterly basis through 2005. These obligations have been converted to notes payable. These notes bear no interest and have no maturity date. These notes payable were $129,300 on September 30, 2006 and December 31, 2005. The Company intends to settle these notes by December 31, 2006.

      NOTES PAYABLE - LONG-TERM

      The Company has a note payable to a bank. The note is personally guaranteed by an officer of the Company, bears interest at the bank's prime interest rate adjusted quarterly (8.25% at September 30, 2006 and 7.25% at December 31, 2005). The balance of $50,000 is due in 2012.

      The Company has a note payable on a capital lease due to a third party. The note bears interest at 11.8%, requires payments of $434 per month through September 2008 and is secured by the equipment purchased. The balance of the note at September 30, 2006 and December 31, 2005 was $9,230 and $12,168, respectively.

      NOTES PAYABLE - LONG-TERM

      The Company has a note payable on a vehicle purchase due to a third party. The note bears interest at 5.85%, requires payments of $591 per month

                              GENERAL DEVICES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    (Continued)

      through November 2010 and is secured by the purchased vehicle. The balance on the note at September 30, 2006 and December 31, 2005 was $26,183 and $30,257, respectively.

      NOTES PAYABLE TO RELATED PARTIES

      There is an outstanding note payable to a shareholder. The note bears a 12% interest rate and matured on December 15, 2003. Both parties have entered a verbal agreement to extend the maturity date on this note indefinitely. No accrued interest has been paid on this note to date. The following summarizes the balances due on September 30, 2006 and December 31, 2005:


                                                   September 30,    December 31,
                                                        2006            2005
                                                   -------------   -------------
Principal                                          $      97,500   $      97,500
Accrued Interest                                          79,122          70,347
                                                   -------------   -------------
Total                                              $     176,622   $     167,847
                                                   =============   =============


      On March 31, 2006, the Company repaid an outstanding note of $50,000 to the parents of a former director of the Company.

4.    LEASE COMMITMENTS

      The Company leases office equipment and vehicles under operating leases with terms ranging from 13 months to 42 months. The annual non-cancelable operating lease payments on equipment and vehicles are as follows:


2006                                                                $     22,172
2007                                                                      17,640
2008                                                                      15,600
2009                                                                       3,213
2010                                                                        --
                                                     Thereafter             --
                                                                    ------------
                                                                    $     58,625
                                                                    ============


      The Company entered into a lease agreement for 11,856 square feet of office and operations space in Bethel, Connecticut. Rent commenced on May 1, 2006 and will initially be at a cost of $8,151 per month plus taxes and certain other fees. The straight line monthly expense in accordance with SFAS 13 is $9,045. The lease is for a ten year term with two subsequently renewable five year terms. The annual non-cancelable lease payments subject to this lease are:


2006                                                                 $    65,208
2007                                                                      97,812
2008                                                                      99,788
2009                                                                     102,752
2010                                                                     105,716
                                                     Thereafter          614,141
                                                                     -----------
                                                                     $ 1,085,417
                                                                     ===========


5.    PREFERRED STOCK

      On January 23, 2006, pursuant to the terms of the Merger, the former holders of 3,489,527 shares of Aduromed's series A preferred stock of (par value $0.01 per share)became holders of all 6,263,702 shares of the

                              GENERAL DEVICES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



5.    PREFERRED STOCK    (Continued)

      Company's designated Series A Preferred Stock (par value $0.0001)plus warrants to purchase 6,263,702 shares of the Company's common stock.

      Concurrent with the Merger, the Company sold 15,780,160 shares of the Company's newly-designated Series B Preferred Stock (par value $0.0001), plus Series B Preferred Warrants to purchase an aggregate of 15,780,160 shares of the Company's common stock for $5,010,970.

      Both series of preferred stock require the payment of dividends at 6% per annum.

      Each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible, at the option of the holder thereof upon exercise, without the payment of additional consideration, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the price paid for each share of Series A Preferred Stock and Series B Preferred Stock ($0.31755) by the conversion price (the original purchase price, subject to adjustment, among other things, for the issuance of any shares of Common Stock at a price below the price paid for the Series A Preferred Stock or Series B Preferred Stock). Under certain circumstances the Company may cause the conversion of all, but not less than all, of the Series A Preferred Stock and/or the Series B Preferred Stock into Common Stock provided that the closing price of the Common Stock has exceeded the conversion price of the Series A Preferred or the Series B Preferred Stock, as the case may be, by four times for at least twenty (20) trading days in a period of thirty (30) consecutive trading days.

6.    COMMON STOCK

      On January 23, 2006, pursuant to the Merger Agreement the former holders of Aduromed's 10,965,600 outstanding shares of common stock (par value $0.01 per share) became the holders of 19,683,254 shares of common stock (par value $0.0001) of the 20,942,857outstanding shares of the Company's common stock.

      On January 31, 2006, 682,100 shares of common stock were issued to two convertible note holders who converted the full value of their notes at $0.29 per share for a value of $200,000.

7.    STOCK OPTIONS AND WARRANTS

      The Company has issued detachable warrants along with convertible notes throughout 2005 to obtain bridge financing. The estimated value of the warrants has been added to paid-in-capital and amortized to interest expense over the lives of the loans.

      The Company has adopted SFAS 123(R) for the accounting of employee stock options issued during 2005. Therefore, the estimated value of the options issued is amortized to compensation expense over their requisite service periods.


                              GENERAL DEVICES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.    STOCK OPTIONS AND WARRANTS    (Continued)

      Stock option and warrant transactions are summarized as of September 30, 2006 and December 31, 2005 as follows:


                                          Stock Options                      Warrants
                                  -----------------------------   -----------------------------
                                  September 30,    December 31,   September 30,    December 31,
                                       2006            2005            2006            2005
                                  -------------   -------------   -------------   -------------
Outstanding - beginning of year      10,477,774       5,393,975      11,861,319       4,161,618
Granted                                 450,000       5,721,024      17,984,546       8,956,201
Exercised                                  --              --              --              --
Forfeited                                  --           637,225            --         1,256,500
                                  -------------   -------------   -------------   -------------
Outstanding - end of period          10,927,774      10,477,774      29,845,865      11,861,319
                                  =============   =============   =============   =============


      The following table provides certain information with respect to the above-referenced stock options and warrants outstanding at September 30, 2006:


                                                      Weighted
                                                      Average         Weighted
                      Number      Exercise Price     Exercise         Average
                   Outstanding        Range            Price       Life in Years
                  -------------   --------------   -------------   -------------

Options            11,375,274      $0.05 - $0.28      $   0.10          7.0
Warrants           29,845,865      $0.05 - $0.56      $   0.39          5.0


      The following table provides certain information with respect to the above-referenced stock options and warrants exercisable at September 30, 2006:

                                                      Average
                      Number      Exercise Price     Exercise         Average
                   Exercisable        Range            Price       Life in Years
                  -------------   --------------   -------------   -------------
Options             5,453,808      $0.05 - $0.13      $   0.08          5.3
Warrants           29,845,865      $0.05 - $0.56      $   0.39          5.0


      The estimated fair values at date of grant were $.15 to $.42 for the options granted above, using the Black-Scholes option valuation model with the following assumptions:


Expected life in years                                                  3 - 10
Interest rate                                                         4.75% - 6%
Volatility                                                            0.01% - 5%
Dividend yield                                                            0%


      Pursuant to the Merger, all warrants issued by Aduromed then outstanding ("Aduromed Warrants") were converted into warrants issued by GDI to purchase GDI shares of Common Stock at a conversion rate of 1.795 shares of GDI Common Stock for each share covered by the Aduromed Warrants with an exercise price per share reduced by a corresponding factor of 1.795. The modifications of these options did not result in any additional stock compensation expense under FAS 123 (R).

8.    CONTINGENCIES

      GDI has an obligation to file a Registration Statement to register the following securities: the shares of Common Stock into which the Series A and Series B shares may be converted; the Series A and Series B Preferred Warrants; and the shares of common stock which would be issued by the exercise of these warrants. These securities are held by the Investor Group in consequence of the Merger on January 23, 2006. Since GDI was

                              GENERAL DEVICES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.    CONTINGENCIES    (Continued)

      unable to cause this Registration Statement to become effective by May 24, 2006, it is required to pay the Investor Group liquidated damages of 1-1/2% per month of the funds it received for the purchase of the Series A Preferred Stock and the Series B Preferred Stock until the Registration Statement is effective. This could cost the Company approximately $105,000 per month each month until such Registration Statement is declared effective. Through September 30, 2006, we have accrued $444,500 in liquidated damages.

                              ADUROMED CORPORATION

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2005

                              ADUROMED CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

                                      INDEX


                                                                            Page
                                                                            ----
   Report of Independent Registered Public Accounting Firm,
     Child Van Wagoner & Bradshaw, PLLC, dated March 16, 2006               F-18

   Balance Sheet as of December 31, 2005                                    F-19

   Statement of Operations for years ended December 31, 2005 and 2004       F-20

   Statement of Stockholders' (Deficiency) Equity for the years ended
    December 31, 2005 and 2004                                              F-21

   Statement of Cash Flows for the years ended December 31, 2005 and 2004   F-22

Notes to Financial Statements                                               F-23

Child, Van Wagoner & Bradshaw, PLLC

A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

            5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107
                    PHONE: (801) 281-4700 FAX: (801) 281-4701




             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
 ADUROMED CORPORATION
 Bethel, Connecticut

      We have audited the accompanying balance sheet of ADUROMED CORPORATION as of December 31, 2005, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ADUROMED CORPORATION as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

Child, Van Wagoner & Bradshaw, PLLC
 Salt Lake City, Utah
 March 16, 2006


                              ADUROMED CORPORATION

                                  BALANCE SHEET


                                                                       December 31,
                                                                           2005
                                                                       ------------
                                     ASSETS
Current assets
   Cash                                                                $    407,058
   Accounts receivable (net of $16,100 allowance)                            82,949
   Loans receivable                                                          51,847
   Costs and earnings in excess of billings on uncompleted contracts        156,467
   Prepaid interest                                                          24,531
   Inventory                                                                 46,041
                                                                       ------------
Total current assets                                                        768,893
Property, plant and equipment                                                79,407
   Security deposits                                                         31,113
                                                                       ------------
Total assets                                                           $    879,413
                                                                       ============
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
   Accounts payable and accrued liabilities                            $    272,974
   Deferred revenue                                                          33,671
   Convertible notes payable - short term                                   200,000
   Short-term notes payable                                                 129,300
   Current portion of long-term debt                                          9,448
                                                                       ------------
Total current liabilities                                                   645,393
Other liabilities
   Notes payable, less current portion                                      132,978
   Notes payable to related parties                                         217,847
                                                                       ------------
Total other liabilities                                                     350,825
                                                                       ------------
Total liabilities                                                           996,218
Stockholders' deficit
   Preferred stock: $.01 par value; 20,000,000 shares authorized;
     3,489,527 shares issued and outstanding                                 34,895
   Common stock: $.01 par value; 50,000,000 shares authorized;
     10,585,600 shares issued and outstanding                               105,856
   Additional paid-in capital                                             3,161,875
   Accumulated deficit                                                   (3,419,431)
                                                                       ------------
Total stockholders' deficit                                                (116,805)
                                                                       ------------
Total liabilities and stockholders' deficit                            $    879,413
                                                                       ============


                       See notes to financial statements.

                              ADUROMED CORPORATION

                            STATEMENTS OF OPERATIONS


                                                            Year ended
                                                           December 31,
                                                   ----------------------------
                                                       2005            2004
                                                   ------------    ------------
Revenues
   Contract revenues earned                        $  1,594,623    $  2,088,347
   Sales and service revenues                           394,662         196,851
                                                   ------------    ------------
Total revenues                                        1,989,285       2,285,198
Cost of sales                                         1,825,062       1,504,392
                                                   ------------    ------------
Gross profit                                            164,223         780,806
Operating expenses
   Operating expenses                                 1,238,238         701,671
   General and administrative expenses                  785,912         323,834
                                                   ------------    ------------
Total operating expenses                              2,024,150       1,025,505
                                                   ------------    ------------
Loss from operations                                 (1,859,927)       (244,699)
Other income and expenses
   Other income                                               3              20
   Interest income                                        2,723               2
   Interest expense                                    (537,069)        (34,843)
                                                   ------------    ------------
Total other income and expenses                        (534,343)        (34,821)
                                                   ------------    ------------
Net loss before income taxes                         (2,394,270)       (279,520)
Provision for income tax benefit                           --              --
                                                   ------------    ------------
Net loss                                           $ (2,394,270)   $   (279,520)
                                                   ============    ============
Basic and diluted net loss per common share        $      (0.24)   $      (0.03)
                                                   ============    ============
Weighted average common shares outstanding           10,031,900       9,151,000
                                                   ============    ============







                       See notes to financial statements.


                              ADUROMED CORPORATION

                       STATEMENTS OF STOCKHOLDERS' DEFICIT
            FOR THE PERIOD FROM JANUARY 1, 2004 TO DECEMBER 31, 2005

                                              Preferred Stock                Common Stock
                                           Shares         Amount         Shares        Amount
                                        -----------    -----------    -----------   -----------
Balance December 31, 2003                      --      $      --        9,151,000   $    91,510
 Net loss for the year                         --             --             --            --
                                        -----------    -----------    -----------   -----------
Balance December 31, 2004                      --             --        9,151,000        91,510
 Stock issued with convertible debt                                       350,000         3,500
 Warrants issued with convertible
    debt
 Stock issued with convertible debt                                       200,000         2,000
 Warrants issued with convertible
    debt
 Stock issued with convertible debt                                       200,000         2,000
 Warrants issued with convertible
    debt
 Stock issued on note conversion                                          384,600         3,846
 Stock issued as compensation                                             300,000         3,000
 Stock options compensation
 Issuance of Series A preferred stock     3,489,527         34,895
 Costs of issuance
 Net loss for the year
 Dividends accrued on preferred stock          --             --             --            --
                                        -----------    -----------    -----------   -----------
Balance December 31, 2005                 3,489,527         34,895     10,585,600       105,856
                                        ===========    ===========    ===========   ===========

                                         Additional
                                          Paid-in      Accumulated
                                          Capital        Deficit         Total
                                        -----------    -----------    -----------

Balance December 31, 2003               $   348,590    $  (705,860)   $  (265,760)
 Net loss for the year                         --         (279,520)      (279,520)
                                        -----------    -----------    -----------
Balance December 31, 2004                   348,590       (985,380)      (545,280)
 Stock issued with convertible debt         180,705                       184,205
 Warrants issued with convertible            49,281                        49,281
    debt
 Stock issued with convertible debt         103,260                       105,260
 Warrants issued with convertible            20,984                        20,984
    debt
 Stock issued with convertible debt         103,520                       105,520
 Warrants issued with convertible            20,926                        20,926
    debt
 Stock issued on note conversion            199,087                       202,933
 Stock issued as compensation               155,280                       158,280
 Stock options compensation                 300,658                       300,658
 Issuance of Series A preferred stock     1,954,135                     1,989,030
 Costs of issuance                         (274,551)                     (274,551)
 Net loss for the year                                  (2,394,270)    (2,394,270)
 Dividends accrued on preferred stock          --          (39,781)       (39,781)
                                        -----------    -----------    -----------
Balance December 31, 2005                 3,161,875     (3,419,431)      (116,805)
                                        ===========    ===========    ===========





                       See notes to financial statements.


                              ADUROMED CORPORATION

                            STATEMENTS OF CASH FLOWS


                                                                                  Year ended
                                                                                  December 31,
                                                                          --------------------------
                                                                              2005           2004
                                                                          -----------    -----------
Cash flows from operating activities:
   Net loss                                                               $(2,394,270)   $  (279,520)
   Adjustments to reconcile net loss to net cash used in operations:
      Stock issued for services and interest                                  556,198           --
      Warrants and options issued for services                                391,849           --
      Depreciation expense                                                     11,801          2,247
      Bad debt allowance                                                      (18,178)          --
      Changes in operating assets and liabilities:
         Accounts receivable                                                  131,660       (102,925)
         Loans receivable                                                     (24,032)       (25,048)
         Costs in excess of billings                                          (97,283)        (4,256)
         Prepaid interest                                                     (24,531)          --
         Inventory                                                             16,304        (59,275)
         Security deposits                                                    (26,999)          --
         Accounts payable and accrued liabilities                            (246,069)       324,992
         Deferred revenue                                                      33,671           --
         Billings in excess of costs                                          (84,053)        84,053
         Customer advances                                                    (30,362)        30,362
                                                                          -----------    -----------
Net cash provided/(used) in operating activities                           (1,804,294)       (29,370)
Cash flows from investing activities:
   Purchase of fixed assets                                                   (79,217)        (8,816)
                                                                          -----------    -----------
Net cash used by investing activities                                         (79,217)        (8,816)
Cash flows from financing activities:
   Proceeds from convertible notes payable                                    750,000           --
   Repayment of convertible notes                                            (350,000)          --
   Proceeds from notes payable                                                186,658         68,555
   Repayments of notes payable                                                 (3,903)          --
   Repayments of notes payable to related parties                             (18,623)       (33,316)
   Proceeds from issuance of preferred stock                                1,989,030           --
   Costs of issuance of preferred stock                                      (274,551)          --
                                                                          -----------    -----------
Net cash provided by financing activities                                   2,278,611         35,239
                                                                          -----------    -----------
Decrease in cash and cash equivalents                                         395,100         (2,947)
Cash and cash equivalents, beginning of period                                 11,958         14,905
                                                                          -----------    -----------
Cash and cash equivalents, end of period                                  $   407,058    $    11,958
                                                                          ===========    ===========
Supplemental disclosures of cash flow information:
   Cash paid for interest                                                 $    64,491    $    15,659
                                                                          ===========    ===========
   Cash paid for income taxes                                             $      --      $      --
                                                                          ===========    ===========
Supplemental disclosures of noncash investing and financing activities:
   Conversion of note to stock                                            $   200,000    $      --
                                                                          ===========    ===========


                       See notes to financial statements.


                              ADUROMED CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

1.    BUSINESS DESCRIPTION - ORGANIZATION

      On August 1, 2002,  ADUROMED  CORPORATION (the "Company") was incorporated under the laws of the State of  Delaware.  The  Company  is engaged in the
      selling  and  servicing   custom-built  autoclave  equipment  and  selling
      disposable products relating to that line of medical equipment.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NET LOSS PER COMMON SHARE

      The net loss per common share is computed by dividing the net loss for the period  by the  weighted  average  number of  shares  outstanding  for the period.  Outstanding  warrants and options for 2005 and 2004  amounting to
      8,955,650  and  8,103,681  shares  respectively  were not  included in the
      calculation   for  net  loss  per  common   share   because  it  would  be
      antidilutive.

      In 2005, the outstanding Preferred A class of stock of 3,489,527 shares and the common stock equivalents amounting to 3,489,527 shares associated with the conversion feature of the Preferred A class of stock was not included in the calculation for net loss per common share because it would be antidilutive.

      The numerator and denominator used in the basic and diluted LPS of common stock computations are presented in the following table:


                                                              2005            2004
                                                          ------------    ------------
NUMERATOR FOR BASIC AND DILUTED LPS
    Net loss per statement of operations                  $ (2,394,270)   $   (279,520)
   Dividend payable to preferred stockholders                  (39,781)           --
                                                                          ------------
      Net loss to common stockholders                     $ (2,434,051)   $   (279,520)
                                                          ============    ============
DENOMINATOR FOR BASIC AND DILUTED LPS
    Weighted average shares of common stock outstanding     10,031,900       9,151,000
                                                          ------------    ------------
LPS - Basic and diluted                                   $      (0.24)   $      (0.03)
                                                          ------------    ------------


      USE OF ESTIMATES

      The preparation of the accompanying financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

      CONTROL BY PRINCIPAL STOCKHOLDERS

      The directors, executive officers and their affiliates or related parties, own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

                              ADUROMED CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    (Continued)

      DEPENDENT ON PRINCIPAL CUSTOMER

      One principal customer, Aramark is projected to represent up to 60% of our revenues for the year 2006. In 2005 and 2004 this one customer accounted for approximately 40% and 0%, respectively, of our revenues. The loss of our principal customer whose contract may be terminated by either party on 30 days' notice would have a significant adverse impact on our business.

      ACCOUNTS RECEIVABLE

      The Company maintains an accounts receivable ledger to track amounts due from individual customers. The Company continuously monitors the creditworthiness of its customers and has established an allowance for amounts that may be uncollectible in the future based on current economic conditions, historical payments and specific customer related collection issues. The allowance for bad debts was $16,100 and $34,278 as of December 31, 2005 and 2004, respectively.

      PROPERTY, PLANT AND EQUIPMENT

      The Company has property, plant and equipment that consists of automobiles, computers and related accessories, and office furniture. The depreciation is calculated using the straight line method over the life of the property. All property currently held has a useful life of 3 to 5 years. The following table summarizes these assets for each year:


                                                            2005         2004
                                                         ----------   ----------
Vehicles                                                 $   41,338   $     --
Office Furniture                                             19,448        1,497
Computers and Accessories                                    32,955       13,027
                                                         ----------   ----------
                                                             93,741       14,524
Accumulated Depreciation                                     14,334        2,533
                                                         ----------   ----------
                                                         $   79,407   $   11,991
                                                         ==========   ==========


      INVENTORY

      The Company maintains an inventory, which consists primarily of component parts, spare parts and disposable goods. The inventory, using the average cost method, was $46,041 and $62,345 as of December 31, 2005 and 2004 respectively. Inventory has been accounted for at the lower of cost or market.

      BUSINESS COMBINATION

      DQA ONE Corporation was created on August 1, 2002, and its sole beneficial stockholder was Mr. Tanaka. On September 16, 2002, DQA ONE Corporation acquired the membership units of Automated Process, LLC held by Messrs. Augustyn and Bucci, giving it a 63.15% ownership in Automated Process, LLC. On September 20, 2002, Automated Process, LLC was merged with and into DQA One LLC, a Delaware limited liability company, which had been formed as a shell company in September 6, 2202. The members of the surviving entity DQA ONE, LLC were then: Mr. Tanaka with 30 units, Mr. Hertweck with 5 units and DQA One Corporation with 60 units.

      On October 11, 2002, DQA ONE LLC was merged into DQA ONE Corporation. By the terms of the merger the name of DQA ONE Corporation was changed to "Automated Process Corporation", and since DQA ONE, LLC had merged into DQA ONE Corporation, thereby creating one entity, the former 60 unit membership interest formerly held by DQA ONE Corporation in DQA ONE LLC was absorbed into DQA ONE Corporation and extinguished. In January 30, 2003, the surviving corporation changed its name again from "Automated Process Corporation" to the present "Aduromed Corporation.

                              ADUROMED CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    (Continued)

      The merger of Automated Process LLC into DQA ONE LLC took place because, by law at that time, a Connecticut LLC could not merge directly into a Delaware corporation but could merge into a Delaware LLC, which in turn under Delaware law could be merged in to a Delaware corporation.

      REVENUE RECOGNITION

      The Company recognizes revenues from fixed-price and modified fixed-price construction type contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. The Company typically bills 25% of the contract at signing, 50% upon delivery and installation of all components, and the final 25% upon completion of installation and start-up.

      Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

      The Company provides a one year warranty on the systems it installs. The Company also obtains a one year warranty on the system components from the component manufacturer, thereby mitigating potential warranty costs. Accordingly, the Company has accrued no reserve for warranty. After the warranty term expires the Company offers a maintenance agreement of one or more years to the customer. The Customer is billed for, and pays for the maintenance agreement in advance. Revenues from such maintenance agreements are recognized ratably over the lives of the maintenance agreements, with the excess of the amount collected over the amount recognized as deferred revenue. At December 31, 2005 and 2004 the Company had $33,671 and $0 in deferred revenue from maintenance agreements.

      Revenues from the sale of accessories, repairs and replacement parts are recognized when the goods are shipped to the customer in accordance with a valid order agreement. The order agreement specifies delivery terms and pricing, and is considered to reasonably assure collection from the customer.

      LOANS RECEIVABLE

      The Company has advanced money to employees. These loans have no set repayment schedule. The loans receivable totaled $51,847 and $27,815 as of December 31, 2005 and 2004, respectively.


                              ADUROMED CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    (Continued)

      CONSTRUCTION CONTRACTS

      The Company entered into construction type contracts to furnish and install its systems in hospitals. There was one outstanding contract at December 31, 2005 and four outstanding contracts at December 31, 2004. The following table summarizes these outstanding contracts:

                                                         Revenues in    Billings in
                                Revenue      Amounts      excess of       excess
      Contract Amount         Recognized     Billed       Billings     of Revenues
      ---------------         ----------   ----------   ------------   ------------
2005 Outstanding Contract
   1,327,930                     488,450      331,983        156,467           --
                                                        ============   ============
2004 Outstanding Contracts
   419,241                       234,455      279,991           --           45,536
   197,819                       176,519      150,614         25,905           --
   699,764                       588,706      627,223           --           38,517
   820,584                       786,650      753,371         33,279           --
                                                        ------------   ------------
                                                              59,184         84,053
                                                        ============   ============

      NOTES PAYABLE - SHORT-TERM

      The Company had notes payable to two individuals totaling $200,000. The notes bore interest at 1% per month and were convertible into 380,000 shares of the Company's common stock. The note holders exercised their conversion options on January 31, 2006.

      In connection with the acquisition of the interest in Automated Process, LLC, the 3% of sales that are due to Bucci and Augustyn on a quarterly basis through 2005 have been converted to notes payable. These notes bear no interest and have no maturity date. These notes payable were $129,300 and $88,972 on December 31, 2005 and 2004, respectively. The company intends on paying these notes in 2006.

      NOTES PAYABLE - LONG-TERM

      The Company has a note payable to a bank. The note is personally guaranteed by an officer of the Company, bears interest at the bank's prime interest rate adjusted quarterly (7.25% at December 31, 2005), and is due in 2012. The total amount borrowed as of December 31, 2005 is $100,000.

      The Company has a note payable on a capital lease due to a third party. The note bears interest at 11.8%, requires payments of $434 per month through September 2008 and is secured by equipment. The balance of the note at December 31, 2005 was $12,168.

      The Company has a note payable on a vehicle purchase due to a third party. The note bears interest at 5.85%, requires payments of $591 per month through November 2010 and is secured by a vehicle. The balance on the note at December 31, 2005 was $30,257.

                              ADUROMED CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    (Continued)

      Maturities of long-term debt are:


2006                                                                   $   9,448
2007                                                                      10,273
2008                                                                     109,867
2009                                                                       6,519
2010                                                                       6,319
Thereafter                                                                  --
                                                                       ---------
                                                                         142,426
Less current portion                                                       9,448
                                                                       ---------
Long-term debt                                                         $ 132,978
                                                                       =========


      NOTES PAYABLE TO RELATED PARTIES

      There is an outstanding note payable to a shareholder. The note bears a 12% interest rate and matured on December 15, 2003. Both parties have entered a verbal agreement to extend the maturity date on this note indefinitely. No accrued interest has been paid on this note to date. The following summarizes the balances due:


                                                            2005         2004
                                                         ----------   ----------
Principal                                                    97,500       97,500
Accrued Interest                                             70,347       58,647
                                                         ----------   ----------
Balance as of December 31                                   167,847      156,147
                                                         ==========   ==========


      There is an outstanding note payable of $50,000 to S&C Kristoff. Norman Kristoff, a former director of the Company, is the son of S&C Kristoff. The note bears a 12% interest rate and matured on December 24, 2003. The parties entered a verbal agreement to extend the maturity date on this note indefinitely. Interest has been paid on a monthly basis.

      INCOME TAXES

      Income tax expense (benefit) consists of the following:


                                                        Year ended December 31,
                                                           2005          2004
                                                        ---------     ---------
Current
   Federal                                              $    --       $    --
   State                                                     --            --
                                                        ---------     ---------
                                                             --            --
Deferred
   Federal                                               (820,397)      (71,974)
   State                                                 (140,606)      (12,320)
                                                        ---------     ---------
                                                         (961,003)      (84,294)
Current and deferred                                     (961,003)      (84,294)
   Valuation allowance                                   (961,003)       84,294
Total                                                   $    --       $    --
                                                        =========     =========

                              ADUROMED CORPORATION
                          NOTES TO FINANCIAL STATEMENTS



2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    (Continued)

      A reconciliation of income tax benefit to the amount computed using statutory federal rates is as follows:


                                                        Year ended December 31,
                                                           2005          2004
                                                        ---------     ---------
Tax at statutory rate of 35%                            $(837,995)    $ (97,832)
Non-deductible expenses                                    20,648        30,309
State income tax (benefit)                               (143,656)      (16,771)
Valuation allowance                                       961,003        84,294
                                                        ---------     ---------
                                                        $    --       $    --
                                                        =========     =========


      The Company has implemented SFAS No. 109 "Accounting for Income Taxes", which provides for a liability approach to accounting for income taxes. Total deferred tax assets and liabilities at December 31 are as follows:


                                                         2005           2004
                                                     -----------    -----------
Deferred tax assets - Tax NOL                        $(1,221,800)   $  (260,800)
Valuation allowance                                    1,221,800        260,800
                                                     -----------    -----------
                                                     $      --      $      --
                                                     ===========    ===========


      INCOME TAXES

      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

      The Company has available at December 31, 2005 unused federal and state net operating loss carryforwards totaling $2,980,000 that may be applied against future taxable income and that in the years 2007 through 2020. The tax benefit of these net operating loss carryforwards, based on an effective tax rate of 41% is approximately $1,221,800. Management believes it is more likely than not that all of the deferred tax asset will not be realized. A valuation allowance has been provided for the entire deferred tax benefit.

3.    LEASE COMMITMENTS

      The Company conducts its operations from facilities that are leased under a month-to-month agreement. The Company leases office equipment and vehicles under operating leases with terms ranging from 13 months to 42 months. The annual non-cancelable operating lease payments on equipment and vehicles are as follows:


2006                                                                  $   22,172
2007                                                                      17,640
2008                                                                      15,600
2009                                                                       3,213
2010                                                                        --
Thereafter                                                                  --
                                                                      ----------
                                                                      $   58,625
                                                                      ==========

                              ADUROMED CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

3.    LEASE COMMITMENTS    (Continued)

      Subsequent to the balance sheet date the Company entered into a lease agreement for 11,856 square feet of office and operations space in Bethel, Connecticut. Rent is expected to commence on May 1, 2006 and will initially be at a cost of $8,151 per month plus taxes and certain other fees. The straight line monthly expense in accordance with SFAS 13 is $9,045. The lease is for a ten year term with two subsequently renewable five year terms. The annual non-cancelable lease payments subject to this lease are:


2006                                                                  $   65,208
2007                                                                      97,812
2008                                                                      99,788
2009                                                                     102,752
2010                                                                     105,716
Thereafter                                                               614,141
                                                                      ----------
                                                                      $1,085,417
                                                                      ==========


4.     PREFERRED STOCK

      The Company has designated 3,489,527 shares of its 20,000,000 authorized $0.01 par value preferred stock as Series A Preferred Stock, and on October 5, 2005 issued those shares plus 7 year warrants to purchase 3,489,527 at $0.68 per share to investors for cash totaling $1,989,030 less $274,551 in costs related to issuance. The Series A stock requires dividends at 8% per annum, has a liquidation preference equal to $0.57 per share plus any accrued and unpaid dividends, and is convertible into common stock on a 1 for 1 basis subject to an anti-dilution calculation.

5.     COMMON STOCK

      On September 23, 2005 the Company is amended its articles of incorporation to increase its $0.01 par value authorized common stock from 20,000,000 shares to 50,000,000 shares. As of January 1, 2004, 9,151,000 shares were issued and outstanding.

      On April 8, 2005 the Company issued 350,000 shares of common stock conjunction with the issuance of a 6 month convertible note in the face amount of $350,000 bearing interest at the rate of 12% per annum. The shares were valued at $0.53 per share and the value of $185,500 was amortized to interest expense over the term of the note. On October 7, 2005, the principal of this note plus accrued interest of $17,616.67 was paid in cash and the remaining unamortized interest expense relating to the shares issued in connection with the note was expensed. Total interest expense resulting from the issuance of this note was $203,116.67.

      On August 1-2, 2005 the Company issued to each of 2 individuals 100,000 shares of common stock in conjunction with the issuance to each of a 6 month convertible note in the face amount of $100,000 bearing interest at the rate of 12% per annum. The shares were valued at $0.53 per share and the value of $106,000 was amortized to interest expense over the term of the note. On January 31, 2006, each of these notes was converted into 341,050 shares of GDI Common Stock while interest accrued in the amount of $6,000 on each note was paid in cash. Total interest expense resulting from the issuance of these notes was $118,000.

      On August 2, 2005 the Company issued 200,000 shares of common stock in conjunction with the issuance of a 6 month convertible note in the face amount of $200,000 bearing interest at the rate of 12% per annum. The shares were valued at $0.53 per share and the value of $106,000 was amortized to interest expense over the term of the note. On September 14, 2005 the note plus accrued interest was converted into 384,000 shares of common stock at the conversion price of $0.53 per share, of which 5,500 share represented accrued interest. Total interest expense resulting from the issuance of this note was $111,560.

                              ADUROMED CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


      On September 29, 2005 the Company issued 300,000 shares of common stock to its president as compensation for services, valued at $0.53 per share, or $158,280, based upon their perceived value then being negotiated with potential investors in Aduromed.

      Except as expressly set forth above none of the referenced notes were issued to related parties.

6.    STOCK OPTIONS AND WARRANTS

      The Company has issued detachable warrants along with convertible notes throughout the year to obtain bridge financing. The estimated value of the warrants has been added to paid-in-capital and amortized to interest expense over the lives of the loans.

      The Company has adopted SFAS 123(R) for the accounting of employee stock options issued during 2005. Therefore, the estimated value of the options issued is amortized to compensation expense over their requisite service periods.

      Stock option and warrant transactions are summarized as follows:


                                       Stock Options              Warrants
                                   ---------------------   ---------------------
                                      2005        2004        2005        2004
                                   ---------   ---------   ---------   ---------
Outstanding - beginning of year    3,005,000   3,005,000   2,318,450   2,318,450
Granted                            3,187,200        --     4,989,527        --
Exercised                               --          --          --          --
Forfeited                            405,000        --       700,000        --
                                   ---------   ---------   ---------   ---------
Outstanding - end of year          5,787,200   3,005,000   6,607,977   2,318,450
                                   =========   =========   =========   =========
Shares exercisable - end of year   2,571,667   2,085,000   6,607,977   2,318,450
                                   =========   =========   =========   =========


      The following table provides certain information with respect to the above-referenced stock options and warrants outstanding at December 31, 2005:


                                                  Weighted            Weighted
                Number          Exercise           Average             Average
             Outstanding      Price Range      Exercise Price      Life in Years
             -----------     -------------     --------------      -------------
Options       5,787,200      $0.10 - $0.57         $0.36                7.3
Warrants      6,607,977      $0.10 - $1.00         $0.72                5.0


      The following table provides certain information with respect to the above-referenced stock options and warrants exercisable at December 31, 2005:

                                                  Weighted            Weighted
                 Number         Exercise           Average             Average
             Exercisable      Price Range      Exercise Price      Life in Years
             -----------     -------------     --------------      -------------

Options       2,571,667      $0.10 - $0.25         $    0.15            5.5
Warrants      6,607,977      $0.10 - $1.00         $    0.72            5.0


      The estimated fair values at date of grant were $.15 to $.42 for the options granted above, using the Black-Scholes option valuation model with the following assumptions:


Expected life in years                                                  3 - 10
Interest rate                                                         4.75% - 6%
Volatility                                                            0.01% - 5%
Dividend yield                                                            0%


      In adopting early application of SFAS 123(R) for expense recognition purposes, the Company has chosen the modified prospective method of application rather than the retrospective restatement

Table of Contents

                              ADUROMED CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

6.    STOCK OPTIONS AND WARRANTS    (Continued)

       method. Accordingly, the expanded disclosures required under SFAS No. 148 for stock-based compensation granted in 2004 to employees follow.


                                                         2005           2004
                                                     -----------    -----------
Net loss, as reported                                $(2,394,270)   $  (279,520)
Deduct: total stock-based employee compensation
   determined under fair value based method for
   all awards, net of related tax effects                   --         (165,917)
   Dividends to preferred stockholders                   (39,781)          --
                                                                    -----------
Pro forma net loss to common shareholders             (2,434,051)      (445,437)
                                                     ===========    ===========
Basic and diluted LPS - as reported                  $     (0.24)   $      0.03
                                                     ===========    ===========
Basic and diluted LPS - pro forma                    $     (0.24)   $      0.05
                                                     ===========    ===========



7.     SUBSEQUENT EVENTS

      On January 23, 2006, the Company shareholders consummated an agreement with General Devices, Inc. ("GDI") in which the shareholders exchanged their ownership in the Company for shares of GDI at a ratio of 1.795 GDI shares for each share of the Company held. The exchange affected all classes of equity securities of the Company, with the Series A Preferred Stock retaining its relative rights, and option and warrant holders receiving options and warrants in GDI at the same 1.795:1 ratio. As a result, the Company became a wholly owned subsidiary of GDI. The transaction will be accounted for as a reverse merger with the Company being the accounting acquirer. These financial statements have not been restated to give retrospective effect to the acquisition transaction. The modification of these options did not result in any additional stock compensation expense under SFAS123(R).

                              GENERAL DEVICES, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2005

                              GENERAL DEVICES, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005

                                      INDEX


                                                                            Page
                                                                            ----
Report of Independent Registered Public Accounting Firm,
  Child Van Wagoner & Bradshaw, PLLC                                        F-34

    Report of Independent Registered Public Accounting Firm,
      Amper, Politziner & Mattia, P.C.                                      F-35

     Consolidated Balance Sheet as of December 31, 2005                     F-36

     Consolidated Statements of Operations for the years ended
       December 31, 2005 and 2004                                           F-37

     Consolidated Statements of Stockholders' Equity (Deficit) for
       The years ended December 31, 2005 and 2004                           F-38

     Consolidated Statements of Cash flows for the years ended
       December 31, 2005 and 2004                                           F-39

Notes to Consolidated Financial Statements                                  F-40

Child, Van Wagoner & Bradshaw, PLLC

A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

            5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107
                    PHONE: (801) 281-4700 FAX: (801) 281-4701




             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
 General Devices, Inc.
 Bethel, Connecticut

      We have audited the accompanying consolidated balance sheet of General Devices, Inc. as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of General Devices, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Child, Van Wagoner & Bradshaw, PLLC
 Salt Lake City, Utah
 April 17, 2006

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of General Devices, Inc.

      We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit), and cash flows of General Devices, Inc. and Subsidiary for the year ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of General Devices, Inc. and Subsidiary for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Amper, Politziner & Mattia, P.C.

March 16, 2005, except for the effects of a stock split described in Note 3, as to which the date is April 17, 2006
Edison, New Jersey

                              GENERAL DEVICES, INC.

                           CONSOLIDATED BALANCE SHEET


                                                                   December 31,
                                                                       2005
                                                                   ------------
                                     ASSETS
Current assets
   Cash                                                            $     22,999
Total current assets                                                     22,999
                                                                   ------------
Total assets                                                       $     22,999
                                                                   ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable and accrued liabilities                        $     22,999
                                                                   ------------
Total current liabilities                                                22,999
Stockholders' equity
   Preferred stock: $.0001 par value; 40,000,000 shares authorized;
     none issued and outstanding                                           --
   Common stock: $.0001 par value; 100,000,000 shares authorized;
     1,259,603 shares issued and outstanding                                126
   Additional paid in capital                                         3,452,320
   Accumulated deficit                                               (3,452,446)
                                                                   ------------
Total stockholders' equity                                                 --
                                                                   ------------
Total liabilities and stockholders' equity                         $     22,999
                                                                   ============




















                       See notes to financial statements.


                              GENERAL DEVICES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           Year ended
                                                                          December 31,
                                                                  --------------------------
                                                                      2005           2004
                                                                  -----------    -----------
Revenues
   Sales revenues                                                 $      --      $      --
   Cost of sales                                                         --             --
                                                                  -----------    -----------
Gross profit                                                             --             --
Operating expenses
   General and administrative expenses                              1,056,325         80,623
                                                                  -----------    -----------
Total operating expenses                                            1,056,325         80,623
                                                                  -----------    -----------
Loss from operations                                               (1,056,325)       (80,623)
Other income
   Interest income                                                       --               82
                                                                  -----------    -----------
Total other income                                                       --               82
                                                                  -----------    -----------
Net loss before income taxes                                       (1,056,325)       (80,541)
Provision for income taxes                                               --             --
                                                                  -----------    -----------
Net loss                                                          $(1,056,325)   $   (80,541)
                                                                  ===========    ===========
Basic and diluted net loss per share                              $     (1.35)   $     (0.17)
                                                                  ===========    ===========
Basic and diluted weighted average number of shares outstanding       781,266        469,823
                                                                  ===========    ===========


















                       See notes to financial statements.


                              GENERAL DEVICES, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                      Common Stock
                                                   $.0001 Par Value       Additional
                                              -------------------------     Paid In     Accumulated
                                                 Shares        Amount       Capital       Deficit         Total
                                              -----------   -----------   -----------   -----------    -----------

Balance at January 1, 2004                        469,823   $        47   $ 2,382,784   $(2,315,580)   $    67,251
   Net loss for the year                             --            --            --         (80,541)       (80,541)
                                              -----------   -----------   -----------   -----------    -----------
Balance at December 31, 2004                      469,823            47     2,382,784    (2,396,121)       (13,290)
   Common stock issued for cash @ $0.50           250,000            25       124,975                      125,000
   Common stock issued for services @ $1.75       539,780            54                     944,561       944,615
   Net loss for the year                             --            --            --      (1,056,325)    (1,056,325)
                                              -----------   -----------   -----------   -----------    -----------
Balance at December 31, 2005                    1,259,603   $       126   $ 3,452,320   $(3,452,446)   $      --
                                              ===========   ===========   ===========   ===========    ===========






















                       See notes to financial statements.


                              GENERAL DEVICES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW


                                                                                Year ended
                                                                               December 31,
                                                                       --------------------------
                                                                           2005           2004
                                                                       -----------    -----------
Cash flows from operating activities:
   Net loss                                                            $(1,056,325)   $   (80,541)
   Adjustments to reconcile net loss to net cash used in operations:
      Common stock issued for services                                     944,615           --
      Changes in operating assets and liabilities:
         Prepaids and other assets                                           1,056              1
         Accounts payable and accrued liabilities                            8,001            464
                                                                       -----------    -----------
Net cash used in operations                                               (102,653)       (80,076)
Cash flows from financing activities:
   Issuance of common stock                                                125,000           --
                                                                       -----------    -----------
Net cash provided by financing activities                                  125,000           --
                                                                       -----------    -----------
   Increase (decrease) in cash and cash equivalents                         22,347        (80,076)
   Cash and cash equivalents, beginning of year                                652         80,728
                                                                       -----------    -----------
   Cash and cash equivalents, end of year                              $    22,999    $       652
                                                                       -----------    -----------
Supplemental disclosures of cash flow information:
   Cash paid for interest                                              $      --      $      --
                                                                       -----------    -----------
   Cash paid for income taxes                                          $       525    $       575
                                                                       -----------    -----------

                              GENERAL DEVICES, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      DESCRIPTION OF BUSINESS

      General Devices, Inc. (the "Company" or "GDI") had been engaged in the business of providing contract technical services. On June 1, 1990, the Company sold its 100% owned British subsidiary, GDI Euroforce Ltd., to TAD Technical Services Corporation. The Company continued to operate in the technical services business from its King of Prussia, Pennsylvania location on a much smaller scale. Since 1993 the Company has been inactive. A Petition of Reorganization under Chapter 11 of the Federal
      Bankruptcy Code was filed on August 23, 1996. The Court confirmed the Company's Chapter 11 reorganization plan on December 22, 1997, and issued a final decree on September 15, 1998. In September 2000, the Company was redomiciled to the State of Delaware. In 2001, the Company established GD MergerSub, Inc. in contemplation of a possible acquisition that was not completed. The primary business of the Company has been the pursuit of an acquisition candidate.

      PRINCIPLES OF CONSOLIDATION

      The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, GD MergerSub, Inc. Intercompany transactions and balances have been eliminated in consolidation.

      ESTIMATES AND ASSUMPTIONS

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid debt investments with original maturities of three months or less as cash equivalents.

      LOSS PER SHARE

      Basic loss per common share ("LPS") is calculated by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted loss per common share is calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive equity securities. At December 31, 2005 the Company had no potentially dilutive equity securities outstanding.


                              GENERAL DEVICES, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    (Continued)

      The numerator and denominator used in the basic and diluted LPS of common stock computations are presented in the following table:


                                                           Year ended December 31,
                                                         --------------------------
                                                             2005           2004
                                                         -----------    -----------
NUMERATOR FOR BASIC AND DILUTED LPS
   Net loss to common stockholders                       $(1,056,325)   $   (80,541)
                                                         ===========    ===========
DENOMINATOR FOR BASIC AND DILUTED LPS
   Weighted average shares of common stock outstanding       781,266        469,823
                                                         ===========    ===========
LPS - Basic and diluted                                  $     (1.35)   $     (0.17)
                                                         ===========    ===========


      FISCAL YEAR

      The Company has adopted December 31 as its fiscal year end.

      CONTROL BY PRINCIPAL STOCKHOLDERS

      The directors, executive officers and their affiliates or related parties, own beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

      INCOME TAXES

      Income tax expense (benefit) consists of the following:


                                                                    Year ended
                                                                   December 31,
                                                                       2005
                                                                   ------------
Current
   Federal                                                         $       --
   State                                                                   --
                                                                   ------------
                                                                           --
Deferred
   Federal                                                             (359,151)
   State                                                                (95,069)
                                                                   ------------
                                                                       (454,220)
                                                                   ------------
Current and deferred                                                   (454,220)
   Valuation allowance                                                  454,220
                                                                   ------------
Total                                                              $       --
                                                                   ============

                              GENERAL DEVICES, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    (Continued)

      A reconciliation of income tax benefit to the amount computed using statutory federal rates is as follows:


                                                                    Year ended
                                                                   December 31,
                                                                       2005
                                                                   ------------
Tax at statutory rate of 34%                                       $   (359,151)
State income tax (benefit)                                              (95,069)
Valuation allowance                                                     454,220
                                                                   ------------
                                                                   $       --
                                                                   ============


      The Company has implemented SFAS No. 109 "Accounting for Income Taxes", which provides for a liability approach to accounting for income taxes. Total deferred tax assets and liabilities at December 31 are as follows:


                                                             2005        2004
                                                          ---------   ---------
Deferred tax assets - Tax NOL                             $    --     $(497,000)
Valuation allowance                                            --       497,000
                                                          ---------   ---------
                                                          $    --     $    --
                                                          =========   =========


      Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

      At December 31, 2005, the Company had approximately $2,212,000 of net operating loss carryforwards ("NOLS") to offset future income tax subject to federal and state limitations. The NOLS were subject to examination by the tax authorities and were to expire in various years from 2007 through 2025. However, the Tax Reform Act of 1986 contains provisions that limit the NOLS available to be used in any given year upon the occurrence of certain events, including significant changes in ownership of a company of greater than 50% within a three-year period. Subsequent to the balance sheet date the Company entered into a business combination that eliminated all future benefits of the NOLS. The effects of this subsequent event are reflected in the preceding table.

2.    RELATED PARTY TRANSACTIONS

      The Company accrued management fees of $4,000 per month to a shareholder for management services performed for the Company through September, 2005. The total expense recognized under this arrangement totaled $36,000 and $48,000 for the years ended December 31, 2005 and 2004, respectively. On September 26, 2005 the shareholder sold all of its shares in a private transaction.

3.    ISSUANCE OF COMMON STOCK

      On February 11, 2005, the Company issued 250,000 (1,250,000 pre-split) shares of its common stock at a price of $0.50 ($0.10 pre-split) per share for total proceeds of $125,000 to its then principal stockholders in a private placement transaction.

                              GENERAL DEVICES, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    ISSUANCE OF COMMON STOCK    (Continued)

      On December 12, 2005, the Company effected a 1:5 reverse stock split. Immediately prior to the split 3,597,922 common shares were outstanding and immediately following the split 719,823 common shares were outstanding. These financial statements have been retroactively restated to give effect to the reverse stock split as if it had occurred at the beginning of the first period presented.

      On December 12, 2005, the Company amended its articles of incorporation to increase its authorized common stock to 100,000,000 shares and its authorized preferred stock to 40,000,000 shares and to change the par value of its common and preferred stock from $.01 per share to $.0001 per share.

      On December 12, 2005, the Company issued 539,780 shares of its common stock to its principal stockholder for services. The transaction was valued at $1.75 per share based on the closing price of the Company's common stock on that date for an aggregate amount of $944,615.

4.    NEW ACCOUNTING PRONOUNCEMENTS

      In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment". SFAS 123(R) is a revision of SFAS No., 123, "Accounting for Stock Based Compensation," and supersedes Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Among other items SFAS 123(R) eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The effective date of SFAS 123(R) is the first annual reporting period beginning after June 15, 2005. The adoption of SFAS 123(R) is not expected to have a material impact on the Company's consolidated financial statements.

      In March 2005, the SEC staff issued additional guidance on SFAS 123(R) in the form of Staff Accounting Bulletin ("SAB") No. 107. SAB 107 was issued to assist preparers by simplifying some of the implementation challenges of FAS 123 (R) while enhancing the information that investors receive. SAB 107 creates a framework that is premised on two themes: (a) considerable judgment will be required by preparers to successfully implement FAS
      123(R), specifically when valuing employee stock options; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee share options. Key topics covered by SAB 107 include: (a) valuation models - SAB 107 reinforces the flexibility allowed by FAS 123(R) to choose an option-pricing model that meets the standard's fair value measurement objective; (b) expected volatility - the SAB provides guidance on when it would be appropriate to rely exclusively on either historical or implied volatility in estimating expected volatility; and (c) expected term - the new guidance includes examples and some simplified approaches to determining the expected term under certain circumstances. The Company will apply the principles of SAB 107 in conjunction with its adoption of SFAS 123(R) but does not believe its adoption will have a material impact on the Company's consolidated financial statements or results of operations.

      In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption of SFAS No. 153 will not have a material impact on the Company's consolidated financial statements or results of operations.

                              GENERAL DEVICES, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    NEW ACCOUNTING PRONOUNCEMENTS    (Continued)

      In March 2005, FASB issued FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations." FIN 47 clarifies that the term "Conditional Asset Retirement Obligation" as used in FASB Statement No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a Conditional Asset Retirement Obligation if the fair value of the liability can be reasonably estimated. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management does not believe the adoption of FIN No. 47 will have a material affect on the Company's consolidated financial position, results of operations or cash flows.

      In May 2005, the Financial Accounting Standards Board ("FASB") issued SFAS No. 154, Accounting Changes and Error Corrections ("SFAS No. 154"), which replaced Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods' financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact on the Company's operations will depend on future accounting errors, pronouncements or changes in accounting principles.

5.    SUBSEQUENT EVENTS

      On January 23, 2006, GDI Acquired Aduromed in a reverse Merger transaction whereby Aduromed became a wholly owned subsidiary of GDI and the shareholders of Aduromed became shareholders of GDI. Aduromed, the operating unit of GDI following the merger, is in the business of design, fabrication and installation of systems for treatment and disposal, in situ, of regulated medical waste (RMW). Its principal product is the Aduromed MedClean series system. In addition to acquiring all of the assets and liabilities of Aduromed, GDI issued 15,780,160 shares of Series B Preferred stock for $5,010,970 in cash.

      Upon the effective date of the Merger, January 23, 2006, pursuant to the Merger Agreement, the Securities Purchase Agreement and the Placement Agent's Agreement, the holdings of the Company's equity changed in the following manner:

            (i) the former holders of Aduromed's 10,965,600 outstanding shares of common stock (par value $0.01 per share) became the holders of 19,683,254 shares of common stock of the 20,683,239 outstanding shares of the Company's common stock;

            (ii) the former holders of 3,489,527 shares of Aduromed's series A preferred stock of (par value $0.01 per share), purchased by the Investor Group on October 5, 2005 became holders of all 6,263,702 shares of the Company's newly-designated Series A Preferred Stock plus warrants to purchase 6,263,702 shares of the Company's common stock;

            (iii) the outstanding warrants of Aduromed were converted into warrants of the Company; and

            (iv) immediately after consummation of the Merger, (A) the Investor Group acquired 15,780,160 shares of the Company's newly-designated Series B Preferred Stock, plus Series B Preferred Warrants to purchase an aggregate of 15,780,160 shares of the Company's common stock, and (B) the Placement Agent acquired warrants for the issuance of 2,204,386 shares of the Company's common stock.

                              GENERAL DEVICES, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.    SUBSEQUENT EVENTS    (Continued)

      Series A and Series B Preferred Stock. Each share of the Company's Series A Preferred Stock and the Series B Preferred Stock entitles the holder to the same voting rights afforded the holder of a share of common stock, plus liquidation preferences over holders of the Company's common stock, cumulative dividend rights, anti-dilution rights and preemptive rights. Such preferred shares may be converted into shares of common stock on a one-for-one basis at the sole option of the shareholder.

      Series A and Series B Preferred Warrants. As part of the consideration for the investments by the Investor Group, in addition to the issuance to them of the Series A Preferred Stock and the Series B Preferred Stock, the Company has also issued warrants to the Investor Group covering shares of the Company's common stock approximately equal to the number of Series A and B Preferred shares issued and exercisable at a price of $0.37883 per share. On January 23, 2006, the Company issued the Series A Preferred Warrants at the effective time of the Merger, and the Series B Preferred Warrants immediately following the Merger.

      The Series A Preferred Warrants expire on September 29, 2010, and the Series B Preferred Warrants expire on January 21, 2011.

      Each holder of shares of Series A or Series B Preferred Stock or the Series A or Series B Warrants is entitled to certain rights of registration of such securities under the Securities Act of 1933, as amended (the "Securities Act").

      The purchase of the Series A Preferred Stock and Series A Preferred Warrants were initially effected in consideration for an investment by the Investor Group of $1,989,030 in Aduromed on October 5, 2005; and the purchase of the Series B Preferred Stock and the Series B Preferred Warrants were effected in consideration for an investment by the Investor Group of $5,010,970 in the Company on January 23, 2006.

      The issuances of the Series A Preferred shares, the series B Preferred shares and the related warrants were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising. The members of the Investor Group are sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were acquired for investment only. The issuance of common stock to Aduromed shareholders and warrants of the Company to Aduromed warrant holders upon conversion of their shares of common stock and warrants of Aduromed as a consequence of the Merger was also made in reliance on Section 4(2) of the Securities Act. Such Aduromed shareholders have certain appraisal rights, under Section 262 of the General Corporation Law of the State of Delaware.

      Placement Agent's Warrants. As part of the consideration paid as a fee to the placement agent, Kuhns Brothers Securities Corporation (the "Placement Agent"), in connection with the investment by the Investors Group pursuant to the Securities Purchase Agreement, Aduromed and the Company agreed to cause the Company to issue warrants (the "Placement Agent Warrants") covering 2,204,386 shares of the shares of the Common Stock of the Company. The terms of the Placement Agent B Warrants are identical to those of the Series B Preferred Warrants in all respects.

      In addition, pursuant to agreement with the Placement Agent, Aduromed had previously issued its warrants covering 348,953 shares of Aduromed common stock, which at the effective time of the Merger were converted into the Company's warrants (the "Placement Agent A Warrants") to purchase 626,371 shares of Common Stock. The terms of the Placement Agent A Warrants are identical to those of the Series A Preferred Warrants.

                              GENERAL DEVICES, INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.    SUBSEQUENT EVENTS    (Continued)

      The issuances of the Placement  Agent  Warrants were made in reliance upon
      Section 4(2) of the Securities Act of 1933.

      Warrants Issued to Former Holders of Warrants of Aduromed. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger on January 23, 2006, all outstanding Aduromed warrants ("Aduromed Warrants") to purchase shares of Aduromed's common stock were converted into warrants of the Company to purchase its common stock ("GDI Warrants"). Each right under the Aduromed Warrants to purchase a share of Aduromed common stock was converted into the right to purchase 1.795 shares of Common Stock, and the exercise price was reduced by a factor of 1.795.

      The foregoing-described GDI warrants are immediately exercisable and were issued in reliance upon Section 4(2) of the Securities Act of 1933.

6.    CONTINGENCIES

      GDI has an obligation to file a Registration Statement to register the following securities: the shares of Common Stock into which the Series A and Series B shares may be converted; the Series A and Series B Preferred Warrants; and the shares of common stock which would be issued by the exercise of these warrants. These securities are held by the Investor Group in consequence of the Merger on January 23, 2006. If GDI is unable to cause this Registration Statement to become effective by May 24, 2006, it is required to pay the Investor Group liquidated damages of 1-1/2% per month of the funds it received for the purchase of the Series A Preferred Stock and the Series B Preferred Stock until the Registration Statement is effective. This could cost the Company approximately $105,000 per month each month until such Registration Statement is declared effective.

                              GENERAL DEVICES, INC.

                              ADUROMED CORPORATION

                   PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2005

                                   (UNAUDITED)

                              GENERAL DEVICES, INC.

                              ADUROMED CORPORATION

                   PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
                                   (UNAUDITED)

                                      INDEX


                                                                            Page
                                                                            ----

   Pro-Forma Consolidated Balance Sheet as of December 31, 2005 (Unaudited) F-49

   Pro-Forma Consolidated Statement of Operations for year ended
     December 31, 2005 (Unaudited)                                          F-50

Notes to Unaudited Pro-Forma Consolidated Financial Statements (Unaudited)  F-51


                              GENERAL DEVICES, INC.

                PRO-FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 2005

                                                                                 Sale of
                                                                                 Series B
                                               General          Aduromed        Preferred        Pro-Forma        Pro-forma
                                            Devices, Inc.     Corporation         Stock         Adjustments      Consolidated
                                            -------------    -------------    -------------    -------------    -------------
                   Assets
Current assets
   Cash                                     $      22,999    $     407,058    $   5,010,970    $    (600,000)   $   4,841,027
   Accounts receivable                               --             82,949             --               --             82,949
   Loans receivable                                  --             51,847             --               --             51,847
   Costs in excess of billings                       --            156,467             --               --            156,467
   Prepaid interest                                  --             24,531             --               --             24,531
   Inventories                                       --             46,041             --               --             46,041
   Other current assets                              --               --               --               --               --
                                            -------------    -------------    -------------    -------------    -------------
Total current assets                               22,999          768,893        5,010,970         (600,000)       5,202,862
Property, plant and equipment                        --             79,407             --               --             79,407
Other assets
   Security deposits                                 --             31,113             --               --             31,113
Total other assets                                   --             31,113             --               --             31,113
                                            -------------    -------------    -------------    -------------    -------------
Total assets                                $      22,999    $     879,413    $   5,010,970    $    (600,000)   $   5,313,382
                                            =============    =============    =============    =============    =============
   Liabilities and stockholders' equity
                  (deficit)
Current liabilities
   Accounts payable and accrued             $      22,999    $     272,974    $        --      $        --      $     295,973
      liabilities
   Deferred revenue                                  --             33,671             --               --             33,671
   Convertible notes payable - short term            --            200,000             --               --            200,000
   Short-term notes payable                          --            129,300             --               --            129,300
   Current portion of long-term debt                 --              9,448             --               --              9,448
                                            -------------    -------------    -------------    -------------    -------------
Total current liabilities                          22,999          645,393             --               --            668,392
Other liabilities
   Notes payable, less current portion               --            132,978             --               --            132,978
   Notes payable to related parties                  --            217,847             --               --            217,847
                                            -------------    -------------    -------------    -------------    -------------
Total other liabilities                              --            350,825             --               --            350,825
                                            -------------    -------------    -------------    -------------    -------------
Total liabilities                                  22,999          996,218             --               --          1,019,217
Stockholders' equity (deficit)
   Preferred stock Series A                          --             34,895             --            (34,269)             626
   Preferred stock Series B                          --               --              1,578             --              1,578
   Common stock                                       126          105,856             --           (103,982)           2,000
   Treasury stock at cost                            --               --               --           (600,000)        (600,000)
   Additional paid in capital                   3,452,320        3,161,875        5,009,392       (3,314,221)       8,309,366
   Accumulated deficit                         (3,452,446)      (3,419,431)            --          3,452,446       (3,419,431)
                                            -------------    -------------    -------------    -------------    -------------
Total stockholders' equity (deficit)                 --           (116,805)       5,010,970         (600,000)       4,294,165
                                            -------------    -------------    -------------    -------------    -------------
Total liabilities and stockholders'
   equity (deficit)                         $      22,999    $     879,413    $   5,010,970    $    (600,000)   $   5,313,382
                                            =============    =============    =============    =============    =============


                              GENERAL DEVICES, INC.

                  PRO-FORMA STATEMENT OF OPERATIONS (UNAUDITED)

                      FOR THE YEAR ENDED DECEMBER 31, 2005


                                                 General          Aduromed        Pro-Forma        Pro-Forma
                                              Devices, Inc.      Corporation     Adjustments      Consolidated
                                              -------------    -------------    -------------    -------------
Sales revenues                                $        --      $   1,989,285    $        --      $   1,989,285
Cost of goods sold                                     --          1,825,062             --          1,825,062
                                              -------------    -------------    -------------    -------------
Gross profit                                           --            164,223             --            164,223
Operating expenses
   Operating expenses                                  --          1,238,238             --          1,238,238
   General and administrative                     1,056,325          785,912         (944,615)         897,622
                                              -------------    -------------    -------------    -------------
Total operating expenses                          1,056,325        2,024,150         (944,615)       2,135,860
                                              -------------    -------------    -------------    -------------
Net operating loss                               (1,056,325)      (1,859,927)         944,615       (1,971,637)
Other income (expense)
   Interest income                                     --              2,723             --              2,723
   Interest expense                                    --           (537,069)            --           (537,069)
Other                                                  --                  3             --                  3
                                              -------------    -------------    -------------    -------------
Total other income (expense)                           --           (534,343)            --           (534,343)
                                              -------------    -------------    -------------    -------------
Net loss before taxes                            (1,056,325)      (2,394,270)         944,615       (2,505,980)
Provision for income tax benefit                       --               --               --               --
                                              -------------    -------------    -------------    -------------
Net loss before preferred share dividend      $  (1,056,325)   $  (2,394,270)   $     944,615    $  (2,505,980)
                                              =============    =============    =============    =============
Basic and diluted net loss per share          $       (1.35)
Basic and diluted weighted average
   number of shares outstanding                     781,266
Pro-forma basic earnings per common share                                                        $       (0.15)
Pro-forma diluted earnings per common share                                                      $       (0.15)
Pro-forma basic common shares outstanding                                                           20,001,139
Pro-forma diluted common shares outstanding                                                         20,001,139

                              GENERAL DEVICES, INC.


                  PRO-FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2005

1.    BASIS OF PRESENTATION

      The unaudited  pro-forma  consolidated  financial  statements  include the accounts of General Devices, Inc. (GDI) and Aduromed Corporation (Aduromed). GDI acquired Aduromed in a statutory merger transaction on January 23, 2006. The merger transaction is treated as a reverse merger, in which Aduromed is treated as the accounting acquirer. Thus, the financial statements going forward will be primarily those of Aduromed with the adopted capital structure of GDI.

      GDI is the registrant, a Delaware company incorporated on June 6, 2000. GDI has a fiscal year end of December 31, and currently has no operations other than the acquisition of Aduromed on January 23, 2006. The balance sheet of GDI as of December 31, 2005, is derived from the audited financial statements of the Company which is included elsewhere herein. The statement of operations of GDI for the year ended December 31, 2005, is derived from the audited financial statements of the Company which is included elsewhere herein. GDI incurred only administrative expenses primarily for the issuance of stock to member of the Company.

      Aduromed was incorporated in Delaware on August 1, 2002. The balance sheet of Aduromed is derived from the audited financial statements of Aduromed which is included elsewhere herein is presented in the pro-forma consolidated balance sheet as of December 31, 2005. The statement of operations of Aduromed is derived from the audited financial statements of the Company which is included elsewhere herein and filed with Form 10-KSB, is presented in the pro-forma consolidated statement of operations for the year then ended.

2.    PRO-FORMA ADJUSTMENTS

      The pro-forma adjustments on the pro-forma consolidated balance sheet are to agree retained earnings to those of Aduromed, and to adjust cash, preferred stock, common stock and additional paid in capital accounts to give affect to the reverse merger and the concurrent purchase of $600,000 in treasury stock as if it happened at December 31, 2005.

      The pro-forma adjustment on the pro-forma consolidated statements of operations is to eliminate a non-recurring charge for the issuance of common stock to its' principal shareholder for services connected with the merger in the amount of $944,615.

3.    SALE OF PREFERRED STOCK

      On January 23,  2006,  pursuant to the Merger  Agreement,  the  Securities
      Purchase Agreement and the Placement Agent's Agreement, the holdings of the Company's equity changed in the following manner:

            (i) the former holders of Aduromed's 10,965,597 outstanding shares of common stock (par value $0.01 per share) became the holders of 19,683,248 shares of common stock of the 20,683,239 outstanding shares of the Company's Common Stock (par value $0.0001);

            (ii) the former holders of 3,489,527 shares of Aduromed's series A preferred stock of (par value $0.01 per share), purchased by the Investor Group on October 5, 2005, became holders of all 6,263,702 (par value $0.0001) shares of the Company's newly-designated Series A Preferred Stock plus Series A Preferred Warrants to purchase 6,263,700.97 shares of the Company's Common Stock;

            (iii) the outstanding warrants of Aduromed were converted into warrants of the Company; and

            (iv) immediately after consummation of the Merger, (A) the Investor Group acquired 15,780,160 shares of the Company's newly-designated Series B Preferred Stock (par value $0.0001), plus Series B Preferred Warrants to




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


Table of Contents

                              GENERAL DEVICES, INC.


                  PRO-FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2005

3.    SALE OF PREFERRED STOCK    (Continued)

      purchase an aggregate of 15,780,160 shares of the Company's Common Stock, and (B) the Placement Agent acquired warrants covering 2,204,386 shares of the Company's Common Stock.

      Each share of the Company's Series A Preferred Stock and the Series B Preferred Stock entitles the holder to the same voting rights afforded the holder of a share of Common Stock, plus liquidation preferences over holders of the Company's Common Stock, cumulative dividend rights, anti-dilution rights and preemptive rights. Such preferred shares may be converted into shares of Common Stock on a one-for-one basis.

      As part of the consideration for the investments by the Investor Group, in addition to the issuance to them of the Series A Preferred Stock and the Series B Preferred Stock, the Company has also issued warrants to the Investor Group covering shares of the Company's Common Stock approximately equal to the number of Series A and B Preferred shares issued and exercisable at a price of $0.37883 per share. On January 23, 2006, the Company issued the Series A Preferred Warrants at the effective time of the Merger, and the Series B Preferred Warrants immediately following the Merger.

      The Series A Preferred Warrants expire on September 29, 2010, and the Series B Preferred Warrants expire on January 21, 2011.

      Each holder of shares of Series A or Series B Preferred Stock or the Series A or Series B Warrants is entitled to certain rights of registration of such securities under the Securities Act of 1933, as amended (the "Securities Act").

      The purchase of the Series A Preferred Stock and Series A Preferred Warrants were initially effected in consideration for an investment by the Investor Group of $1,989,030 in Aduromed on October 5, 2005; and the purchase of the Series B Preferred Stock and the Series B Preferred Warrants were effected in consideration for an investment by the Investor Group of $5,010,970 in the Company on January 23, 2006. Gross proceeds from the sale totaled $5,010,970 and costs of issuance totaled $498,827, resulting in net proceeds to the Company of $4,512,143.

      The issuances of the Series A Preferred shares, the Series B Preferred shares and the related warrants were made in reliance on Section 4(2) of the Securities Act, and were made without general solicitation or advertising. The members of the Investor Group are sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to the Company that the shares were acquired for investment only. The issuance of Common Stock to Aduromed shareholders and warrants of the Company to Aduromed warrant holders upon conversion of their shares of common stock and warrants of Aduromed as a consequence of the Merger was also made in reliance on Section 4(2) of the Securities Act. Such Aduromed shareholders have certain appraisal rights, under Section 262 of the General Corporation Law of the State of Delaware.

      As part of the consideration paid as a fee to the placement agent, Kuhns Brothers Securities Corporation (the "Placement Agent"), in connection with the investment by the Investors Group pursuant to the Securities Purchase Agreement, Aduromed and the Company agreed to cause the Company to issue warrants (the "Placement Agent Warrants") covering 2,204,386 shares of the shares of the Common Stock of the Company. The terms of the Placement Agent B Warrants are identical to those of the Series B Preferred Warrants in all respects.

      The issuance of the  Placement  Agent  Warrants was made in reliance  upon
      Section 4(2) of the Securities Act of 1933.

      Pursuant to the terms of the Merger Agreement, at the effective time of the Merger on January 23, 2006, all outstanding Aduromed warrants ("Aduromed Warrants") to purchase shares of Aduromed's common stock were

                              GENERAL DEVICES, INC.


                  PRO-FORMA STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2005

3.    SALE OF PREFERRED STOCK    (Continued)

      converted into warrants of the Company to purchase its Common Stock ("GDI Warrants"). Each right under the Aduromed Warrants to purchase a share of Aduromed common stock was converted into the right to purchase 1.795 shares of Common Stock, and the exercise price was reduced by a factor of
      1.795. See "Description of Securities". The foregoing-described GDI warrants are immediately exercisable and were issued in reliance upon
      Section 4(2) of the Securities Act of 1933.

4.    EARNINGS PER SHARE

      According to the dividend feature of the Series A Preferred Stock, dividends are not to be paid to common shareholders until there shall have been paid or declared and set apart during that fiscal year for the holders of the Series A Preferred a dividend in an amount per share that the holders would have got for the shares of common stock issuable upon conversion of their shares of Series A Preferred. Consequently, the outstanding conversion rights of the preferred shares have been added to the denominator in calculating basic earnings per share. A reconciliation of the numerators and denominators used in calculating pre-split and post-split basic and diluted earnings per share is contained in the following table.

      The preferred dividends are calculated at 6% on $7 million for the full year.


                                                                        2005
                                                                   ------------
NUMERATOR FOR BASIC AND DILUTED EPS
   Net loss                                                        $ (2,505,980)
   Pro-forma preferred dividends                                       (420,000)
                                                                   ------------
   Net loss to common shareholders                                 $ (2,925,980)
                                                                   ============
DENOMINATORS FOR BASIC AND DILUTED EPS
   Common stock outstanding at recapitalization                      20,001,139
   Add: Series A Preferred conversion rights                               --
                                                                   ------------
      DENOMINATOR FOR BASIC EPS                                      20,001,139
                                                                   ============
   Add: Outstanding stock warrants                                         --
                                                                   ------------
      DENOMINATOR FOR DILUTED EPS                                    20,001,139
                                                                   ============
EPS - Basic                                                        $      (0.15)
                                                                   ------------
EPS - Diluted                                                      $      (0.15)
                                                                   ------------


                                      F-53